SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Broadcom Corporation

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BROADCOM CORPORATION
5300 California Avenue
Irvine, California 92617-3038

April 29, 2008

Dear Fellow Shareholder:

We cordially invite you to attend our 2008 Annual Meeting of Shareholders, which will be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, Thursday, June 19, 2008. The formal meeting notice and proxy statement are attached.

At this year’s Annual Meeting, shareholders will be asked to elect seven directors to serve for the coming year, approve an amendment and restatement of our 1998 Stock Incentive Plan, approve an amendment and restatement of our 1998 Employee Stock Purchase Plan, and ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008.

After almost 14 years of service as a member of our Board of Directors, Werner F. Wolfen is retiring and will not be standing for re-election at the Annual Meeting. We would like to express our great appreciation for the significant and valuable contributions Werner has made to Broadcom as our longest-serving independent director. Maureen E. Girkins has also decided not to stand for re-election in light of her recent appointment as President and Chief Executive Officer of another company. We thank Moe for her service and valuable contributions as an independent director since November 2005.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. We urge you to vote promptly by mailing a completed proxy card in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone. If your shares are held in the name of a brokerage firm or bank, you will receive a voting instruction form in lieu of a proxy card and may also be eligible to vote electronically. Timely voting by any of these methods will ensure your representation at the Annual Meeting.

We look forward to seeing you on June 19th.

Sincerely,

Henry Samueli, Ph.D.	Scott A. McGregor
Chairman of the Board and Chief Technical Officer	President and Chief Executive Officer

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BROADCOM CORPORATION
NOTICE OF THE 2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2008

TO OUR SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Broadcom Corporation, a California corporation, will be held at our corporate headquarters, 5300 California Avenue, Irvine, California, at 10:00 a.m. local time, June 19, 2008, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect the following persons to serve on our Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified: George L. Farinsky, Nancy H. Handel, John E. Major, Scott A. McGregor, Alan E. Ross, Henry Samueli, Ph.D. and Robert E. Switz.

2.	To approve an amendment and restatement of Broadcom’s 1998 Stock Incentive Plan, as previously amended and restated, that would (i) revise the automatic equity grant program for new and continuing non-employee directors, (ii) extend the term of the plan through March 12, 2018, (iii) revise the adjustments that may be made to certain performance criteria that may serve as the vesting conditions for performance-based awards made under the plan, and (iv) effect various technical revisions and improvements.

3.	To approve an amendment and restatement of Broadcom’s 1998 Employee Stock Purchase Plan, as previously amended and restated, that would (i) extend the term of the plan through April 30, 2018, (ii) revise the automatic share increase provision of the plan so that the number of shares of Class A common stock that will be automatically added to the share reserve on the first trading day of January each calendar year will increase from 1.00% to 1.25% of the total number of shares of Class A and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, and (iii) effect various technical revisions and improvements.

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008.

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All shareholders of record at the close of business April 21, 2008 are entitled to notice of and to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card or by voting electronically over the Internet or by telephone. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail, and you may also be eligible to vote your shares electronically. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. Shareholders who elected to access our 2008 proxy statement and 2007 annual report to shareholders over the Internet will receive an email with information on how to access the shareholder information and voting instructions. For information regarding voting in person at the Annual Meeting, please see “How do I vote?” on page 2 of the proxy statement.

For admission to the Annual Meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our common stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dull
Irvine, California April 29, 2008	Senior Vice President, Business Affairs, General Counsel and Secretary

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO BE ABLE TO VOTE YOUR SHARES ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE. FOR THAT PURPOSE, PLEASE REVIEW THE VOTING INSTRUCTIONS INCLUDED WITH THIS MAILING OR ELECTRONIC DISTRIBUTION.

Broadcom®, the pulse logo, Connecting everything® and the Connecting everything logo are among the trademarks of Broadcom Corporation in the United States, certain other countries and/or the EU. The Nasdaq Stock Market® is a trademark and Nasdaq Global Select Marketsm is a service mark of The Nasdaq Stock Market, Inc. Any other trademarks or trade names mentioned are the property of their respective owners.

©2008 Broadcom Corporation. All rights reserved.	This proxy statement is printed on recycled paper.

BROADCOM CORPORATION

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
JUNE 19, 2008

*	These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission (SEC).

†	Appendices A and B have been filed with the SEC but are not printed as part of the proxy solicitation materials. Any shareholder who wishes to obtain a copy of an appendix may do so free of charge from the SEC’S website at www.sec.gov or from our website at www.broadcom.com/investors or by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013.

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
JUNE 19, 2008

The enclosed proxy is solicited on behalf of the Board of Directors of Broadcom Corporation, a California corporation, for use at our 2008 Annual Meeting of Shareholders to be held June 19, 2008 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. local time at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California. Directions to attend the meeting can be found on our website at www.broadcom.com. We anticipate that the proxy solicitation materials will be mailed (or made available electronically, for shareholders who elected to access these materials over the Internet) on or about May 9, 2008 to all shareholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the Annual Meeting?

At this year’s Annual Meeting, shareholders will be asked to elect seven directors, approve an amendment and restatement of our 1998 Stock Incentive Plan, approve an amendment and restatement of our 1998 Employee Stock Purchase Plan, ratify the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008, and transact any other business that may properly come before the meeting. The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the preceding notice and are described in more detail in this proxy statement.

Who is entitled to vote?

To be able to vote, you must have been a shareholder on April 21, 2008, the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, 446,400,396 shares of our Class A common stock, par value $0.0001 per share, and 67,691,798 shares of our Class B common stock, par value $0.0001 per share, were issued and outstanding. No shares of our preferred stock, par value $0.0001 per share, were outstanding on the record date. The Class A common stock and the Class B common stock are collectively referred to in this proxy statement as the common stock.

Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

How many votes do I have?

Holders of common stock will vote at the Annual Meeting as a single class on all matters. Each holder of Class A common stock is entitled to one vote per share held, and each holder of Class B common stock is entitled to ten votes per share held. As a result, a total of 1,123,318,376 votes may be cast on each matter at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

The term broker non-vote refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal. Brokers and nominees do not have discretionary voting authority on certain non-routine matters set forth in New York Stock Exchange Rule 402.08(b) and accordingly may not vote on such matters absent instructions from the beneficial holder.

What vote is required for each item?

For Proposal One, the seven nominees receiving the highest number of affirmative votes of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to vote, will be elected as directors to serve until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. Abstentions will have no effect on the outcome of the election of candidates for director. Additionally, the election of directors is a matter on which a broker or other nominee is generally empowered to vote, and therefore no broker non-votes are expected to exist in connection with Proposal One. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted for such other person(s) as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

Approval of Proposals Two, Three and Four requires a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum. For purposes of these proposals, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum. Since proposals concerning modifications to stock incentive plans are not matters on which brokers are empowered to vote without instructions, there may be broker non-votes on Proposals Two and Three. In contrast, the ratification of the appointment of the independent registered public accounting firm for 2008 is a matter on which a broker or other nominee is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Four.

How do I vote?

You may vote in one of three ways: (i) electronically over the Internet or by telephone, (ii) by mail or (iii) by ballot in person at the meeting.

If you are a “registered holder,” that is your shares are registered in your own name through our transfer agent, you may vote by returning a completed proxy card in the enclosed postage-paid envelope. Instructions for voting over the Internet or by telephone are set forth on the proxy card. If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms participate in the Broadridge Investor Communication Solutions online program, which provides eligible shareholders the opportunity to vote over the Internet or by telephone. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Wednesday, June 18, 2008.

If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

Shareholders who elected to access our 2008 proxy statement and 2007 annual report to shareholders electronically over the Internet will receive an email, referred to in this proxy statement as an email notice, with information on how to access the shareholder information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned or timely voted electronically will be counted in the quorum and voted.

Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If you are a registered holder, you may also vote your shares in person at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. You may also be able to vote electronically over the Internet or by telephone. Only proxy cards and voting instruction forms that have been signed, dated and timely returned or timely voted electronically will be counted in the quorum and voted.

If you registered more than one account for online access of shareholder communications, you will receive more than one email notice with voting instructions. Please follow the electronic voting instructions for each email notice you receive to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If the enclosed proxy card or voting instruction form is properly signed, dated and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions. If you are a registered holder and you do not specify how the shares represented thereby are to be voted, your shares will be voted FOR the election of each of the seven nominees to our Board of Directors listed in the proxy card and FOR the approval of Proposals Two, Three and Four. If your shares are held in street name and you do not specify how the shares represented thereby are to be voted, your broker may exercise its discretionary authority to vote on Proposals One and Four but will not be able to exercise its discretionary authority to vote on Proposals Two and Three, as modifications to stock incentive plans are not matters on which brokers are empowered to vote without instructions. In that event, your shares will be considered broker non-votes for purposes of Proposals Two and Three.

The enclosed proxy card or voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting, as well as any procedural matters.

Can I change my vote after I have voted?

If your shares are registered in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. If you attend the Annual Meeting and vote by ballot, any proxy card that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting; please note that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy card issued in your name from the record holder.

How and when may I submit a shareholder proposal for the 2009 Annual Meeting of Shareholders?

In the event that a shareholder desires to have a proposal considered for presentation at the 2009 Annual Meeting of Shareholders, and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Secretary so that it is received no later than January 9, 2009. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

Broadcom’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice in writing to our Secretary not less than sixty days and not more than ninety days prior to the first anniversary of the date on which the notice of the prior year’s annual meeting of shareholders was first mailed. To be timely for the 2009 Annual Meeting of Shareholders, a shareholder’s notice must be received by our Secretary between February 8, 2009 and March 10, 2009.

The proxy solicited by our Board of Directors for the 2009 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at the meeting for which Broadcom has not been properly provided with notice between February 8, 2009 and March 10, 2009, and (ii) any proposal made in accordance with our bylaw provisions, if the 2009 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, provided that the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act.

Please address any shareholder proposals or notices of proposals to the Secretary at Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

How can I sign up to access future shareholder communications electronically?

Shareholders who have email accounts may be able to elect to access our annual reports and proxy materials online through our online delivery service. By using this service, you will help us reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which you can access these materials.

To enroll in the online delivery program, please follow the instructions at www.icsdelivery.com/broadcom.

Who should I contact for additional information regarding the online delivery service or electronic voting?

Please call our Investor Relations Department at +1.949.926.5663 or contact us by email at investorinfo@broadcom.com.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and distribution of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

IMPORTANT INFORMATION REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 19, 2008.

Copies of this proxy statement and our 2007 annual report to shareholders are also available online at www.broadcom.com/investors. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our Board of Directors, referred to in this proxy statement as the Board, currently consists of nine members: George L. Farinsky, Maureen E. Girkins, Nancy H. Handel, John E. Major, Scott A. McGregor, Alan E. Ross, Henry Samueli, Ph.D., Robert E. Switz, and Werner F. Wolfen. The Board believes that good corporate governance is paramount to ensure that Broadcom is managed for the long-term benefit of our shareholders. The Board and management have undertaken a comprehensive and continuous effort to regularly review and enhance our governance policies and practices. In conducting this review, they look to suggestions by various authorities on corporate governance, the practices of other public companies, the provisions of the Sarbanes-Oxley Act of 2002, various new and proposed rules of the Securities and Exchange Commission, referred to in this proxy statement as the SEC, and the listing standards of The Nasdaq Stock Market®, referred to in this proxy statement as Nasdaq.

Our Board has Corporate Governance Guidelines that guide its actions with respect to, among other things, the composition of the Board and its decision-making processes, Board meetings and the involvement of management, the Board’s standing committees and procedures for appointing members of the committees, and its performance evaluation for our Chief Executive Officer. In addition, the Board has adopted a Code of Ethics and Corporate Conduct, referred to in this proxy statement as the Code of Ethics, that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Ethics, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. You may view our Code of Ethics and our Corporate Governance Guidelines on our website at www.broadcom.com/investors or request copies of these documents, which will be provided free of charge, by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of the Audit, Compensation and Nominating & Corporate Governance Committees of the Board will be independent. On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire that requires disclosure of any transactions with Broadcom in which a director or executive officer, or any member of his or her immediate family, has a direct or indirect interest. Following completion of these questionnaires, the Board, with the assistance of the Nominating & Corporate Governance Committee, makes an annual determination as to the independence of each director using the current standards for “independence” established by Nasdaq, additional criteria set forth in our Corporate Governance Guidelines, and consideration of any other material relationship a director may have with Broadcom.

In March 2008 the Board determined that all of its directors and nominees for election at the Annual Meeting are independent under these standards, except for Mr. McGregor, who serves full-time as our President and Chief Executive Officer, and Dr. Samueli, who serves full-time as our Chief Technical Officer. In making its independence determinations, the board considered Mr. Ross’ former role as our Chief Operating Officer from November 2002 until January 2003 and as President and Chief Executive Officer from January 2003 until January 2005. Under applicable Nasdaq rules and in the Board’s subjective determination, Mr. Ross, who previously served as an independent director until November 2002, became independent once again on January 3, 2008.

Shareholder Communications with the Board

The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board or any individual Board member. The Lead Independent Director, with the assistance of our internal Legal Department, is primarily responsible for monitoring communications from shareholders and providing copies of such communications to the other directors as the Lead Independent Director considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Lead Independent Director considers important for the directors to consider. Shareholders who wish to communicate with the Board may write to Lead Independent Director, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005.

Board Committees and Meetings

The Board held 15 meetings during 2007. Each director attended 75% or more of the aggregate number of (i) meetings of the Board and (ii) meetings of those committees of the Board on which he or she served during 2007. Members of the Board and its committees also consulted informally with management from time to time and acted at various times by written consent without a meeting during 2007. Additionally, the independent directors met in executive session regularly without the presence of management. The Lead Independent Director, currently Mr. Wolfen, presides over executive sessions of the independent directors. Mr. Wolfen will conclude his service on the Board at the Annual Meeting, and Mr. Major will then assume the role of Lead Independent Director, provided that he is re-elected to the Board at the Annual Meeting.

We typically schedule a Board meeting in conjunction with our annual meeting of shareholders and expect that all of our directors will attend the annual meeting, absent a valid reason. All nine individuals then serving as directors attended our 2007 Annual Meeting of Shareholders. Ms. Girkins and Mr. Wolfen attended the meeting by telephone.

The Board has established four principal committees: the Audit Committee, the Compensation Committee, the Equity Award Committee, and the Nominating & Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s current charter is available on our website at www.broadcom.com/investors. The current chairs and members of the committees are identified in the following table:

(1)	Mr. Wolfen also served as a member of the Audit Committee through May 2, 2007.

The Board and its committees will be reconstituted following the Annual Meeting, and the composition and/or chairs of one or more committees will change at that time.

Audit Committee.  The Board has determined that each member of the Audit Committee is “independent” under the current Nasdaq listing standards and satisfies the other requirements under Nasdaq listing standards and SEC rules regarding audit committee membership. The Board has also determined that each member of the Audit Committee (i) qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee and (ii) satisfies the “financial sophistication” requirements of the Nasdaq listing standards. The committee held 14 meetings during 2007.

The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to shareholders and others; (ii) the functioning of our systems of internal accounting and financial controls; (iii) the engagement, compensation, performance, qualifications and independence of our independent registered public accounting firm; and (iv) the portions of our Code of Ethics that relate to the integrity of accounting and financial reporting. The committee’s procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting and financial controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing practices, may be found on our website at www.broadcom.com/investors.

The Audit Committee meets privately with our independent registered public accounting firm, and the independent registered public accounting firm has unrestricted access and reports directly to the committee. The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008, and the Board is recommending that the shareholders ratify that appointment at the Annual Meeting.

Compensation Committee.  The Board has determined that each member of the Compensation Committee is “independent” under the current Nasdaq listing standards. The Compensation Committee held 21 meetings during 2007.

Scope and Authority of Compensation Committee.  Among other responsibilities set forth in its charter, the Compensation Committee determines our overall policies on compensation and the compensation to be provided to our executive officers, including, among other things, annual salaries and bonuses, stock options, restricted stock unit awards, referred to in this proxy statement as RSUs, other stock-based awards, and other incentive compensation arrangements. In addition, the Compensation Committee reviews the philosophy and policies behind the salary, bonus and equity compensation arrangements for all other employees. The Compensation Committee has the exclusive authority to administer and grant stock options, RSUs and stock appreciation rights, and to make direct stock issuances and other stock-based awards under the Discretionary Grant and Stock Issuance Programs of our 1998 Stock Incentive Plan, as amended and restated, referred to in this proxy statement as our 1998 Incentive Plan, with respect to executive officers. The Compensation Committee also has authority to grant equity awards to all other individuals.

Role of Officers and Compensation Consultants in Recommending Compensation.  The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Human Resources and Legal Departments. Compensation Committee meetings are regularly attended by our Chief Executive Officer, our Chief Financial Officer, our General Counsel, our Senior Vice President, Global Human Resources, and other employees with functional responsibilities related to the committee’s work. Under its charter, the Compensation Committee, with the concurrence of our Lead Independent Director, has the authority to retain outside counsel or other advisors. Pursuant to that authority, the Compensation Committee retained Frederic W. Cook & Co., Inc. as its independent compensation consultant in 2007. During 2007 Broadcom did not engage Frederic W. Cook & Co. for any additional services beyond its work performed for the Compensation and Nominating & Corporate Governance Committees.

The Senior Vice President, Global Human Resources supports the Compensation Committee in its duties and, together with the Chief Executive Officer, may be given authority to carry out certain administrative duties regarding our compensation programs. Frederic W. Cook & Co. works with our Human Resources Department (at the request of the Compensation Committee) to compile and acquire compensation surveys for review by the Compensation Committee and to compare compensation paid to our executive officers with compensation paid for comparable positions at companies included in the surveys. Our Human Resources Department also compiles annual compensation data for each executive officer. In addition, our Chief Executive Officer annually reviews the compensation of each of our other executive officers, measuring their compensation levels against individual performance objectives developed annually by him and the respective executive officer. The conclusions reached and recommendations based on this review, including with respect to salary adjustments and annual equity awards, are presented by our Chief Executive Officer to the Compensation Committee. The Compensation Committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer. The Compensation Committee members typically meet in executive session to consider compensation awards for executives and in other appropriate circumstances.

Timing of Equity Awards.  Equity awards, cash bonuses and salary increases to continuing employees are typically made on an annual basis after an extensive review of the prior year’s performance of each employee. Such equity awards are made subject to guidelines that have been approved by the Compensation Committee in advance. In November 2007 the Compensation Committee adopted a policy on timing of equity awards to officers and other employees. Under the policy as amended, stock option grants made to employees in connection with the annual review process will normally be granted two business days following the public release of Broadcom’s financial results for a completed fiscal period. Prior to the adoption of the policy, these grants were generally made during an open trading window, but not necessarily within two business days following the release of financial results. Awards of RSUs to employees in connection with the annual review process will be made at the next regularly scheduled quarterly date for the grant of RSUs following the completion of management recommendations to the applicable committee with respect to changes in equity compensation to be made as part of the annual employee review process. Additional information concerning the compensation policies and objectives established by the Compensation Committee for each of the executive officers named in the Summary Compensation Table on page 64, referred to in this proxy statement as our named executive officers, is included under the heading “Executive Compensation and Other Information — Compensation Discussion and Analysis.” The Compensation Committee Report for 2007 may be found on page 63 of this proxy statement.

Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee (Ms. Girkins, Mr. Major and Mr. Wolfen) was an officer or employee of Broadcom at any time during 2007 or at any other time. During 2007 none of our current executive officers served as a member of the board of directors or compensation committee of any other entity whose executive officer(s) served on our Board or Compensation Committee.

Equity Award Committee.  The Equity Award Committee is responsible for administering the Discretionary Grant and Stock Issuance Programs under our 1998 Incentive Plan with respect to eligible individuals other than our officers and directors. In 2007, the committee held 12 meetings.

Revised Equity Award Processes and Procedures.  In August 2006 the Compensation and the Equity Award Committees adopted new equity award processes and procedures as follows:

•	Both committees generally meet monthly on the fifth day of the month, or on the next earlier business day if the fifth day falls on a weekend or holiday, to consider proposed equity awards. Both committees refrain from using unanimous written consents to approve equity awards.

•	Before each meeting, each committee receives a report detailing proposed new hire, patent incentive and other equity awards. The report lists (i) the proposed grants by employee name and position, (ii) the number of options and/or RSUs proposed to be granted, (iii) proposed vesting schedules, and (iv) whether the grant is within the equity award guidelines set by the Compensation Committee. The reports are delivered to the members of each committee before the meeting.

•	Each meeting convenes after the close of regular trading hours on the Nasdaq Global Select MarketSM and is attended by an in-house attorney who records minutes of the meeting.

•	Each committee reviews the pre-circulated list of proposed grants presented to it and considers and acts upon the proposals. If the equity awards are approved, the employees are notified promptly of the awards granted to them.

•	Annual equity awards made to continuing employees are made in connection with our annual employee reviews as described above.

Nominating & Corporate Governance Committee.  The Board has determined that each member of the Nominating & Corporate Governance Committee is “independent” under the current Nasdaq listing standards. The committee held seven meetings during 2007.

The Nominating & Corporate Governance Committee assists the Board in overseeing the implementation and monitoring the effectiveness of our Corporate Governance Guidelines, Code of Ethics and Conflicts of Interest Policy and in developing and recommending to the Board modifications and/or additions to those and other corporate policies. The committee reviews our overall corporate governance as well as Board policies and procedures and recommends improvements as needed. The committee is also responsible for recommending director nominees for election at each annual meeting of shareholders and for the review and approval of related party transactions.

Additionally, the committee periodically reviews the compensation payable to non-employee directors and administers the selection process for nominees for appointment or election to the Board. The committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time candidates are considered and recommends candidates to be nominated for appointment or election to the Board.

Criteria for Director Nominees.  The Board believes that it should be composed of directors with varied, complementary backgrounds, and that directors should, at a minimum, exhibit proven leadership capabilities and experience at a high level of responsibility within their chosen fields and have the ability to quickly grasp complex principles of business, finance, and wired and wireless communications technologies. Directors should possess the highest personal and professional ethics, integrity and values and should be committed to representing the long-term interests of our shareholders.

When considering a candidate for director, the committee takes into account a number of factors, including the following:

•	Independence from management;

•	Depth of understanding of technology, manufacturing, sales and marketing, finance and/or other elements directly relevant to our business;

•	Education and professional background;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses as a director, executive or owner;

•	Personal conflicts of interest, if any; and

•	The size and composition of our existing Board.

In general, candidates who hold or who have held an established executive-level position in a high technology company are preferred.

Prior to nominating a sitting director for re-election at an annual meeting of shareholders, the committee will consider the director’s past attendance at, and participation in, meetings of the Board and its committees and the director’s formal and informal contributions to the work of the Board and its committees.

When seeking candidates for director, the committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the committee has in the past used and may continue to use the services of third party search firms to assist in the identification of appropriate candidates. After conducting an initial evaluation of a prospective candidate, the committee will interview that candidate if it believes the candidate might be suitable. The committee may also ask the candidate to meet with other members of the Board and with management. If the committee believes a candidate would be a valuable addition to the Board, it may recommend to the Board that candidate’s appointment or election.

Shareholder Recommendations for Nominations to the Board of Directors.  The Nominating & Corporate Governance Committee will consider candidates for director recommended by any shareholder that is the beneficial owner of shares representing more than one percent (1%) of the then outstanding shares of common stock of Broadcom and that has beneficially owned those shares for at least one year. The committee will evaluate such recommendations applying its regular nominee criteria and considering the additional information set forth below. Eligible shareholders wishing to recommend a candidate for nomination as a director are requested to send the recommendation in writing to the Chair, Nominating & Corporate Governance Committee, Broadcom Corporation, P.O. Box 55005, Irvine, California 92619-5005. Prior to making such a recommendation, shareholders are requested to contact the Chair of the Nominating & Corporate Governance Committee to obtain a list of backgrounds that the committee would consider for potential director nominees, given the Board’s then current composition. A shareholder recommendation must contain the following information:

•	Documentation supporting that the writer is a shareholder of Broadcom and has been a beneficial owner of shares representing more than one percent (1%) of our then outstanding shares of common stock for at least one year, and a statement that the writer is recommending a candidate for nomination as a director;

•	A resume of the candidate’s business experience and educational background that also includes the candidate’s name, business and residence addresses, and principal occupation or employment and an explanation of how the candidate’s background and qualifications are directly relevant to our business;

•	The number of shares of our common stock beneficially owned by the candidate;

•	A statement detailing any relationship, arrangement or understanding, formal or informal, between or among the candidate, any affiliate of the candidate, and any customer, supplier or competitor of Broadcom, or any other relationship, arrangement or understanding that might affect the independence of the candidate as a member of the Board or jeopardize the independent standing of our independent registered public accounting firm;

•	Detailed information describing any relationship, arrangement or understanding, formal or informal, between or among the proposing shareholder, the candidate, and any affiliate of the proposing shareholder and the candidate;

•	Any other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such candidate as a director; and

•	A signed consent of the candidate to serve as a director, if nominated and elected.

In connection with its evaluation of director candidates, the Nominating & Corporate Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The committee has discretion to decide which individuals, if any, to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating & Corporate Governance Committee by any shareholder in connection with the election of directors at the Annual Meeting. Any shareholder that desires to recommend a candidate for nomination to the Board to be considered for election at our 2009 Annual Meeting of Shareholders is strongly encouraged to do so no later than January 9, 2009, the date that annual meeting proposals meeting the requirements of Rule 14a-8 promulgated under the Exchange Act are due. See “Information about the Annual Meeting and Voting.”

Special Litigation Committee.  The Special Litigation Committee is a temporary committee of the Board, composed of disinterested independent directors, formed in 2007 to evaluate the claims made in certain shareholder derivative actions, to assess whether the continuation of those actions or pursuit of those claims by or on behalf of Broadcom is in our best interests, and, to the extent the Special Litigation Committee decides that pursuing any of those claims is in our best interests, to make any and all decisions on behalf of Broadcom regarding the litigation, settlement, or other disposition of such claims. Ms. Handel and Messrs. Major and Switz serve on the Special Litigation Committee. Ms. Handel serves as Chair. The Special Litigation Committee held 23 meetings in 2007.

Compensation of Non-Employee Directors

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting the compensation of non-employee directors, we consider the significant amount of time that the Board members expend in fulfilling their duties to Broadcom as well as the experience level we require to serve on the Board. The Board, through its Nominating & Corporate Governance Committee, annually reviews the compensation arrangements and compensation policies for non-employee Board members. Pursuant to our Corporate Governance Guidelines, in recommending non-employee director compensation the Nominating & Corporate Governance Committee is guided by three goals: (i) compensation should fairly pay directors for work required in a company of our size and scope; (ii) compensation should align directors’ interests with the long-term interests of our shareholders; and (iii) the structure of the compensation should be clearly disclosed to our shareholders.

Cash Compensation

Each non-employee director receives an annual cash retainer fee of $75,000. The Chair of the Audit Committee receives an additional $25,000 annual cash retainer fee, and the Chairs of the Compensation and Nominating & Corporate Governance Committees and the Lead Independent Director each receive an additional $10,000 annual cash retainer fee. The retainer fees are paid in quarterly installments in arrears, and are prorated as appropriate based upon the capacities in which each individual non-employee director serves from time to time.

In February 2008 the Board approved a cash compensation arrangement for the members of its Special Litigation Committee. The arrangement is described in Footnote 1 to the Non-Employee Director Compensation Table below.

There are no other cash fees payable for attendance at Board or Board committee meetings.

Equity Compensation

2007 Program.  Under the Director Automatic Grant Program that was in effect during 2007, our non-employee directors were entitled to annual automatic equity grants over their period of continued Board service. Grants under that program were made as follows:

•	Annual Award. On the date of each annual meeting of shareholders, each individual who was to continue to serve as a non-employee director after the annual meeting would automatically be granted an option to purchase 10,000 shares of Class A common stock and an award of RSUs covering 5,000 shares of Class A common stock.

•	Initial Grant. Each individual first elected or appointed as a non-employee director on or after February 24, 2006, other than at an annual meeting of shareholders, would, on the date he or she commenced service as a non-employee director, automatically be granted a prorated award based on the annual stock option grant and RSU award described above. The proration would be based on the number of months that would elapse between the date he or she commenced service as a non-employee director and the next May 5th. None of our directors received an initial grant during 2007.

Each option grant under the program has an exercise price per share equal to the fair market value per share of Class A common stock on the grant date and has a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service on the Board. Each option is immediately exercisable for all of the shares underlying the option; however, any unvested shares purchased under such option are subject to repurchase at the original exercise price paid per share, should the optionee cease service on the Board prior to vesting in those shares. The option and RSU shares vest in a series of one or more successive equal quarterly installments over the period measured from the grant date of the equity awards and ending no later than the date of the next scheduled annual meeting of shareholders. The quarterly vesting dates occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for the option and RSUs in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional option or RSU shares following the date of his or her cessation of Board service, unless such cessation of Board service should occur because of his or her death or disability, in which case all outstanding unvested option and RSU shares will immediately vest. The option and RSU shares will also vest in full on an accelerated basis upon certain changes in control during the period of his or her Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions other than restrictions under any applicable securities laws. However, the Compensation Committee may allow one or more non-employee directors to defer, in accordance with the applicable deferral election requirements of the federal tax laws, the issuance of the shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event.

Revised Program.  In February 2008 the Nominating & Corporate Governance Committee recommended, and the Board approved, an amendment to the Director Automatic Grant Program in effect under our 1998 Incentive Plan. Under the amended program, new and continuing non-employee directors will no longer receive a combination of stock option grants and RSUs over their period of Board service, but instead will receive awards of RSUs only. The RSUs will cover shares of our Class A common stock with an aggregate fair market value on the award date of $300,000 (based on the closing selling price of our common stock on the award date), prorated as appropriate for new non-employee directors who are first elected or appointed other than at an annual meeting of shareholders. The amendment is subject to shareholder approval at the Annual Meeting. If it is approved, all new equity awards to non-employee directors for 2008 will be made under the amended program. Additional information regarding the revised Director Automatic Grant Program is included in this proxy statement under the heading “Proposal Two: Approval of Amendment and Restatement of the 1998 Stock Incentive Plan — Director Automatic Grant Program.”

Compensation of Employee Directors

Mr. McGregor and Dr. Samueli were each compensated as a full-time employee and officer but received no additional compensation for service as a Board member during 2007. Information regarding the compensation awarded to each of Mr. McGregor and Dr. Samueli is included in the Summary Compensation Table on page 64 of this proxy statement.

Non-Employee Director Compensation Table

The following table summarizes the compensation of our non-employee directors for the year ended December 31, 2007:

	Fees Earned or	Stock	Option
Director	Paid in Cash(1)	Awards(2)(4)	Awards(3)(4)	Total

George L. Farinsky	$100,000	$178,466	$112,643	$391,109
Maureen E. Girkins	75,000	366,903	278,527	720,430
Nancy H. Handel	115,000	374,705	285,284	774,989
John E. Major	115,000	178,466	126,697	420,163
Alan E. Ross	75,000	178,466	112,643	366,109
Robert E. Switz	115,000	178,466	239,149	532,615
Werner F. Wolfen	85,000	178,466	112,643	376,109

(1)	For a description of annual non-employee director retainer fees and retainer fees for chair positions and for service as Lead Independent Director, see the disclosure above under “Cash Compensation.”

On February 7, 2008 the Board approved a compensation arrangement for the members of its Special Litigation Committee. Each Committee member will receive $15,000 in cash compensation per quarter, and the Chair of the Committee will receive an additional $5,000 in cash compensation per quarter, in each case commencing with the quarter ended March 31, 2008. The compensation arrangement was approved in recognition of the substantial amount of time each individual is dedicating to activities of the committee. Special one time payments at the above rates were made in February 2008 to compensate committee members for two quarters measured from July 1, 2007 through December 31, 2007. The following table sets forth the amount of the special payment received by each of the affected directors. Payments for periods after December 31, 2007 will be made quarterly in arrears, and prorated as appropriate based upon service for partial quarters.

Amount of
Special Litigation Committee Member	Payment

Nancy H. Handel, Chair	$40,000
John E. Major	30,000
Robert E. Switz	30,000

(2)	The amounts shown are the compensation costs recognized in our financial statements for 2007 related to RSUs awarded to each non-employee director in 2007 and prior years, to the extent we recognized compensation cost in 2007 for such awards in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, referred to in this proxy statement as SFAS 123R. The fair values of the RSUs awarded were calculated based on the fair market value of the underlying shares of Class A common stock on the respective award dates and were not adjusted to take into account any estimated forfeitures. The following table shows the portion of the overall amount of the compensation cost in 2007 attributable to each RSU award:

		Number of Shares of
		Stock Underlying
		RSUs Associated
		with Compensation	Compensation
Director	RSU Award Date	Cost in 2007	Cost in 2007

George L. Farinsky	April 27, 2006	1,739	$71,734
	May 2, 2007	3,261	106,732
Maureen E. Girkins	November 15, 2005	6,136	188,437
	April 27, 2006	1,739	71,734
	May 2, 2007	3,261	106,732
Nancy H. Handel	November 22, 2005	6,144	196,239
	April 27, 2006	1,739	71,734
	May 2, 2007	3,261	106,732
John E. Major	April 27, 2006	1,739	71,734
	May 2, 2007	3,261	106,732
Alan E. Ross	April 27, 2006	1,739	71,734
	May 2, 2007	3,261	106,732
Robert E. Switz	April 27, 2006	1,739	71,734
	May 2, 2007	3,261	106,732
Werner F. Wolfen	April 27, 2006	1,739	71,734
	May 2, 2007	3,261	106,732

The RSUs shown in the above table were issued under our 1998 Incentive Plan. Each RSU entitles the director to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other cash consideration. The actual value that a director will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by a director will be at or near the grant date fair value of the RSUs awarded.

Non-Employee Director Compensation Table — Footnotes (continued)

On May 2, 2007, the date of our 2007 Annual Meeting of Shareholders, each of our non-employee directors received, upon his or her re-election to the Board, RSUs covering 5,000 shares of Class A common stock, pursuant to the Director Automatic Grant Program then in effect under our 1998 Incentive Plan. The grant date fair value of the RSUs was $32.73 per share, for a total grant date fair value of $163,650. For the vesting schedule in effect for such RSUs, please see “Compensation of Non-Employee Directors — Equity Compensation” above.

(3)	The amounts shown are the compensation costs recognized in our financial statements for 2007 related to grants of stock options to each non-employee director in 2007 and prior years, to the extent we recognized compensation cost in 2007 for such awards in accordance with the provisions of SFAS 123R. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended December 31, 2007, referred to in this proxy statement as our 2007 Form 10-K. The grant date fair values of the options used to calculate such compensation costs were not adjusted to take into account any estimated forfeitures. The following table shows the portion of the overall amount of the compensation cost in 2007 attributable to each award:

			Number of Shares of
			Stock Underlying
			Options Associated
			with Compensation	Compensation
Director	Option Grant Date	Exercise Price	Cost in 2007	Cost in 2007

George L. Farinsky	April 27, 2006	$41.2500	3,478	$44,032
	May 2, 2007	32.7300	6,522	68,611
Maureen E. Girkins	November 15, 2005	30.7133	18,744	165,884
	April 27, 2006	41.2500	3,478	44,032
	May 2, 2007	32.7300	6,522	68,611
Nancy H. Handel	November 22, 2005	31.9467	18,745	172,641
	April 27, 2006	41.2500	3,478	44,032
	May 2, 2007	32.7300	6,522	68,611
John E. Major	January 30, 2003	8.4200	3,082	14,054
	April 27, 2006	41.2500	3,478	44,032
	May 2, 2007	32.7300	6,522	68,611
Alan E. Ross	April 27, 2006	41.2500	3,478	44,032
	May 2, 2007	32.7300	6,522	68,611
Robert E. Switz	May 28, 2003	15.3500	15,205	126,506
	April 27, 2006	41.2500	3,478	44,032
	May 2, 2007	32.7300	6,522	68,611
Werner F. Wolfen	April 27, 2006	41.2500	3,478	44,032
	May 2, 2007	32.7300	6,522	68,611

The options shown in the above table were issued under our 1998 Incentive Plan.

On the May 2, 2007 date of our 2007 Annual Meeting of Shareholders, each of our re-elected non-employee directors received an option to purchase 10,000 shares of our Class A common stock pursuant to the provisions of the Director Automatic Grant Program in effect at that time. Each option has an exercise price of $32.73 per share, the fair market value of the Class A common stock on the grant date. The grant date fair value of each such option under SFAS 123R was $10.52 per option share, for a total grant date fair value of $105,200, based on the Black-Scholes option pricing model, with no adjustment for estimated forfeitures.

The actual value, if any, that a director may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the value estimated by the Black-Scholes model. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2007 Form 10-K. For the vesting schedule in effect for such options, please see “Compensation of Non-Employee Directors — Equity Compensation” above.

For a description of the Director Automatic Grant Program as in effect in January 2003, May 2003, November 2005 and April 2006, including information with respect to the vesting schedules of options granted pursuant to such program, please see the Director Compensation section of our proxy statements filed with the SEC on March 25, 2002, April 17, 2003, March 28, 2005 and March 27, 2006, respectively.

(4)	The following table shows the total number of shares of our Class A common stock subject to RSUs and option awards (vested and unvested) outstanding for each non-employee director as of December 31, 2007:

	Total RSU Awards	Total Option Awards
Director	Outstanding	Outstanding

George L. Farinsky	2,500	166,250
Maureen E. Girkins	21,252	95,000
Nancy H. Handel	21,252	95,000
John E. Major	2,500	76,250
Alan E. Ross	2,500	20,000
Robert E. Switz	2,500	128,750
Werner F. Wolfen	2,500	196,250

Director Share Ownership Policy.  In April 2005 the Board established a share ownership policy for members of the Board. The policy was amended in August 2006 to increase the share ownership requirements. Pursuant to the amended policy, directors who held office October 31, 2005 must accumulate and continue to hold beneficial ownership of the following minimum numbers of shares of our common stock as of each respective date indicated:

December 31, 2005	1,000 shares
December 31, 2006	2,000 shares
December 31, 2007	3,000 shares
December 31, 2008	4,000 shares
December 31, 2009	5,000 shares

Only shares actually owned (as shares or as shares underlying deferred vested RSUs) will count towards the share ownership requirement. An individual who first becomes a director after October 31, 2005 will be expected to hold 1,000 shares by the first anniversary of the date he or she commences service as a director. The required level of ownership will thereafter increase in annual increments of 1,000 shares as of each ensuing anniversary date, to a minimum ownership requirement of 5,000 shares after five years of Board service. All of our current directors are in compliance with this policy.

In March 2008 the Board approved an amendment to the share ownership policy, effective December 31, 2011. Under the revised policy, directors will be required to own shares of Broadcom stock equal in value to at least four times the annual cash retainer paid to non-employee directors.(1) A director who joins the Board following December 31, 2011 will have until the end of the second full calendar year following his or her election to the Board to become compliant with the policy. Until December 31, 2011 the applicable share ownership policy will be as described in the preceding paragraphs.

Litigation involving Directors, Officers and Affiliates

All current members of the Board, our General Counsel, our Senior Vice President of Global Manufacturing Operations, Dr. Henry T. Nicholas III (our former President and Chief Executive Officer and former Co-Chairman of the Board), and certain other former officers and/or directors each were named as defendants in some or all of a series of shareholder derivative actions, purportedly brought on Broadcom’s behalf, and consolidated as In re Broadcom Corp. Derivative Litigation, Case No. CV06-3252 R (CWx), in United States District Court for the Central District of California and In Re Broadcom Corporation Derivative Litigation, Case No. 06-CC-00124, in Orange County Superior Court. The plaintiffs in those actions contend, among other things, that the defendants improperly dated or received certain Broadcom employee stock option grants and that the defendants’ conduct violated United States and California securities laws, breached defendants’ fiduciary duties, wasted corporate assets, unjustly enriched the defendants, and caused errors in our financial statements. The plaintiffs seek, among other things, unspecified damages and disgorgement of profits from the alleged conduct, to be paid to Broadcom. In January 2007 the Superior Court granted defendants’ motion to stay the state derivative action pending resolution of the federal derivative action. In March 2007 the court denied defendants’ motion to dismiss the federal derivative action, which argued that the shareholder plaintiffs lack standing to assert claims on behalf of Broadcom. In May 2007 the Board established a Special Litigation Committee to decide what course of action Broadcom should pursue in respect of the claims asserted in these cases. The Special Litigation Committee is currently engaged in its review.

Broadcom, our Chief Technical Officer, our Chief Executive Officer, Bruce E. Kiddoo (our former Corporate Controller) and William J. Ruehle (our former Chief Financial Officer) were named as defendants in a purported consolidated shareholder class action, In re Broadcom Corp. Securities Litigation, Case No. CV06-5036 R (CWx), in United States District Court for the Central District of California, alleging violations of the Exchange Act. The essence of the plaintiffs’ allegations is that Broadcom improperly backdated stock options, resulting in false or misleading disclosures concerning, among other things, Broadcom’s business and financial condition. Plaintiffs also allege that Broadcom failed to account for and pay taxes on stock options properly, that the individual defendants sold Broadcom stock while in possession of material nonpublic information, and that the defendants’ conduct caused artificial inflation in Broadcom’s stock price and damages to the putative plaintiff class. In October 2007 a federal appeals court resolved a dispute regarding the appointment of lead class counsel. In March 2008 the district court judge entered a revised order appointing lead counsel. The lead plaintiff filed an amended consolidated class action complaint in late April 2008,

(1) The annual cash retainer paid to non-employee Board members does not include additional cash retainers paid to the Chairs of the Board’s committees or to the Lead Independent Director.

naming additional defendants, including our General Counsel, three current members of our Board and certain other parties, and removing our Chief Executive Officer and Mr. Kiddoo as defendants. We intend to defend this action vigorously.

We have indemnification agreements with each of our present and former directors and officers, under which we are generally required to indemnify each such director or officer against expenses, including attorney’s fees, judgments, fines and settlements, arising from the securities litigation described above and the pending SEC and U.S. Attorney’s Office investigations described below (subject to certain exceptions, including liabilities arising from willful misconduct, from conduct knowingly contrary to the best interests of the Company or conduct that is knowingly fraudulent or deliberately dishonest or results in improper personal benefit).

In June 2006 we received an informal request for information from the staff of the Los Angeles regional office of the SEC regarding our historical option granting practices. In December 2006 the SEC issued a formal order of investigation and a subpoena for the production of documents. In July 2007 we received a “Wells Notice” from the SEC in connection with this investigation. Our Chairman of the Board and Chief Technical Officer, Dr. Henry Samueli, also received a Wells Notice at that time. In August 2007 our Senior Vice President, Business Affairs and General Counsel, David A. Dull, also received a Wells Notice. The Wells Notices provide notification that the staff of the SEC intends to recommend to the Commission that it bring a civil action against the recipients for possible violations of the securities laws. Under the process established by the SEC, recipients have the opportunity to respond in writing to a Wells Notice before the SEC staff makes any formal recommendation to the Commission regarding what action, if any, should be brought by the SEC. In April 2008 the SEC brought a complaint against Broadcom alleging violations of the federal securities laws, and we entered into a settlement with the SEC. Without admitting or denying the SEC’s allegations, we agreed to pay a civil penalty of $12.0 million and stipulated to an injunction against future violations of certain provisions of the federal securities laws. The settlement is subject to approval by the United States District Court for the Central District of California. If court approval is obtained, the settlement will conclude the SEC’s investigation of this matter with respect to Broadcom. We do not know when the investigation will be resolved with respect to Dr. Samueli and/or Mr. Dull or what actions, if any, the Commission may require either to take in resolution of the investigation against him personally.

In August 2006 we were informally contacted by the U.S. Attorney’s Office for the Central District of California, an arm of the United States Department of Justice referred to herein as the USAO, and asked to produce documents. In 2006 and 2007 we voluntarily provided documents and data to the USAO and have also produced documents pursuant to grand jury subpoenas. The USAO continues to interview and seek grand jury testimony from present and former Broadcom employees, officers and directors as part of its investigation. In late 2007 the USAO entered into a plea agreement with our former Vice President of Human Resources, in which she pled guilty to obstruction of justice. During the hearing at which her plea was accepted, our Chairman of the Board and Chief Technical Officer was identified as an unindicted co-conspirator. The Department of Justice is currently evaluating whether it will bring criminal charges against Dr. Samueli and/or other current and former executive officers of Broadcom in connection with the investigation, but as yet has not made a final decision. We are continuing to cooperate with the USAO in its investigation.

For further information regarding the foregoing litigation and related requests for information from the SEC and the United States Attorney’s Office, see Note 7 of Notes to Consolidated Financial Statements, included in Part I, Item 1 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

General

Seven directors are to be elected to our Board at the Annual Meeting, to hold office until the next annual meeting of shareholders and/or until their successors are duly elected and qualified, except in the case of their earlier death, resignation or removal. You cannot vote for a greater number of persons than the nominees named (seven). Each of the nominees listed below has been nominated by our existing Board upon the recommendation of its Nominating & Corporate Governance Committee.

The following table sets forth certain information as of April 21, 2008 concerning the nominees for director:

		Director
Name	Age	Since	Positions with Broadcom

George L. Farinsky(1)	73	2002	Director
Nancy H. Handel(2)	56	2005	Director
John E. Major(3)	62	2003	Director
Scott A. McGregor(4)	52	2005	President, Chief Executive Officer and Director
Alan E. Ross	73	1995	Director
Henry Samueli, Ph.D.(5)	53	1991	Chairman of the Board and Chief Technical Officer
Robert E. Switz(6)	61	2003	Director

(1)	Chair of the Audit Committee.
(2)	Member of the Audit Committee.
(3)	Chair of the Compensation Committee, Member of the Audit, Equity Award and Nominating & Corporate Governance Committees. Provided he is re-elected as a member of the Board of Directors at the Annual Meeting, Mr. Major has also been designated Lead Independent Director, effective June 19, 2008.
(4)	Chair of the Equity Award Committee.
(5)	Member of the Equity Award Committee.
(6)	Chair of the Nominating & Corporate Governance Committee and Member of the Audit Committee.

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the seven nominees named above. Each of the nominees has consented to be named and to serve if elected. Should any nominee become unavailable to serve, for any reason, the proxies will be voted for such other person or persons as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board.

Following is a brief description of the business experience and educational background of each of the nominees for director, including the capacities in which he or she has served during the past five years:

George L. Farinsky has been a director since February 2002. Mr. Farinsky has been retired since 1991 and served as a consultant until 2000. From 1987 to 1991 he was Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation. Prior to joining Ashton-Tate, Mr. Farinsky held executive management positions at the Bank of British Columbia, Dysan Corporation, Kaiser Industries Corporation, Kaiser Resources, Ltd., Mattel, Inc. and Teledyne, Inc. Mr. Farinsky holds a B.S. in Business Administration from the University of San Francisco and is a certified public accountant licensed in California, but is not engaged in public practice.

Nancy H. Handel has been a director since November 2005. Ms. Handel was the Senior Vice President, Chief Financial Officer of Applied Materials, Inc., a supplier of equipment and services to the global semiconductor industry, from October 2004 through November 2006. From November 2006 to January 2007, Ms. Handel served as Senior Vice President, Finance at Applied Materials and assisted in the transition with their new chief financial officer. She retired from Applied Materials in January 2007. From 1985 to October 2004 she served in various key financial leadership positions at Applied Materials, including four years as Deputy Chief Financial Officer, Corporate Controller and Principal Accounting Officer, and 13 years as Treasurer. Prior to joining Applied Materials, Ms. Handel held various financial management positions with Raychem Corporation, an electronics manufacturer, Crown Zellerbach Corporation, a paper manufacturing company, and two private early stage companies. Ms. Handel is also a director of The TriZetto Group, Inc., a supplier of information technology products and services targeted to the healthcare payer industry. She received a B.S. in Economics from Purdue University and an M.B.A. from The Ohio State University, and is a graduate of the Stanford Executive Program.

John E. Major has been a director since January 2003. In February 2008 Mr. Major was elected our Lead Independent Director, effective June 19, 2008 (provided that he is re-elected as a member of the Board of Directors at the Annual Meeting). In January 2003 he founded MTSG, a strategic consulting and investment company of which he serves as President. From April 2004 to October 2006, Mr. Major served as Chief Executive Officer of Apacheta Corporation, a privately-held mobile, wireless software company whose products are used to manage retail inventory, service and deliveries. From August 2000 until January 2003, Mr. Major was Chairman and Chief Executive Officer of Novatel Wireless, Inc., a wireless data access solutions company. Prior to August 2000, he was the founder and Chief Executive Officer of the Wireless Internet Solutions Group, a strategic consulting firm. From November 1998 to November 1999, Mr. Major was Chairman and Chief Executive Officer of Wireless Knowledge, a joint venture of Qualcomm Incorporated and Microsoft Corporation. From 1997 until 1998 he served as President of the Wireless Infrastructure Division of Qualcomm. Prior to that, for approximately 18 years, he held various positions at Motorola, Inc., the most recent of which was Senior Vice President and Chief Technology Officer. Mr. Major is a director of three other public companies: Lennox International, Inc., a provider of climate control solutions; Littelfuse Inc., a provider of circuit protection solutions; and ORBCOMM Inc., a global satellite data communications company. Mr. Major received a B.S. in Mechanical and Aerospace Engineering from the University of Rochester, an M.S. in Mechanical Engineering from the University of Illinois, an M.B.A. from Northwestern University and a J.D. from Loyola University.

Scott A. McGregor has served as our President and Chief Executive Officer and as a director since January 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining us, Mr. McGregor was President and Chief Executive Officer of Philips Semiconductors, a diversified semiconductor supplier and a division of Netherlands-based Royal Philips Electronics, from September 2001 through October 2004, and a member of the Group Management Committee of Royal Philips Electronics from September 2001 through December 2004. From February 1998 until September 2001, Mr. McGregor served as the head of the Emerging Business unit of the Philips Semiconductors division and as Executive Vice President of Philips Semiconductors’ Communications Businesses. Prior to his employment at Philips, Mr. McGregor held senior positions at the Xerox Palo Alto Research Center, Microsoft Corporation, Digital Equipment Corporation (now a part of Hewlett-Packard Company) and the Santa Cruz Operation Inc. (SCO). He received a B.A. in Psychology and an M.S. in Computer Science and Computer Engineering from Stanford University.

Alan E. Ross has been a director since November 1995. He is currently an independent venture capitalist. From January 2003 until January 2005, Mr. Ross served as Broadcom’s President and Chief Executive Officer. Previously he served as our Chief Operating Officer from November 2002 until January 2003. Mr. Ross served as Chairman of the Board and Chief Executive Officer of Worldwide Semiconductor Manufacturing Corporation from 1996 until April 1999. In addition, he served as Chief Executive Officer of Gambit Automated Design, Inc., an integrated circuit and tool manufacturer, from 1997 until 1998, and as President of Rockwell Telecommunications Group from 1990 to 1995. Mr. Ross received a B.S. in Industrial Management from San Diego State University.

Henry Samueli, Ph.D. is our co-founder and has served as a director and as Chief Technical Officer since Broadcom’s inception in 1991, as Chairman of our Board of Directors since May 2003, and as Co-Chairman of the Board until May 2003. He served as Vice President of Research & Development from our inception until March 2003. Dr. Samueli is also a director and officer of certain Broadcom subsidiaries. Since 1985 Dr. Samueli has been a professor in the Electrical Engineering Department at the University of California, Los Angeles, where he has supervised advanced research programs in broadband communications circuits. Dr. Samueli has been on a leave of absence from UCLA since 1995. Dr. Samueli was the Chief Scientist and one of the founders of PairGain Technologies, Inc., a telecommunications equipment manufacturer, and he consulted for PairGain from 1988 to 1994. From 1980 until 1985 Dr. Samueli was employed in various engineering management positions in the Electronics and Technology Division of TRW, Inc. Dr. Samueli received a B.S., M.S. and Ph.D. in Electrical Engineering from the University of California, Los Angeles. Dr. Samueli is a named inventor in 50 U.S. patents. He is a Fellow of the Institute of Electrical and Electronics Engineers (IEEE), a Fellow of the American Academy of Arts and Sciences, and a Member of the National Academy of Engineering.

Robert E. Switz has been a director since May 2003. Mr. Switz has been President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software, since August 2003, and from 1994 until August 2003 he served in various senior management positions at ADC, including Chief Financial Officer,

Executive Vice President and Senior Vice President. Mr. Switz was appointed a director of ADC in August 2003. Mr. Switz was President of ADC’s former Broadband Access and Transport Group from November 2000 until April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision microelectronics, most recently as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Micron Technology, Inc., a publicly-held semiconductor company. Mr. Switz received a B.S. in Business Administration from Quinnipiac University and an M.B.A. from the University of Bridgeport.

Directors Not Standing for Re-Election

Werner F. Wolfen, an independent director since July 1994, currently serves as the Lead Independent Director and as a member of the Compensation Committee. Mr. Wolfen is retiring as a director this year and consequently will not be standing for re-election to the Board at the Annual Meeting. Since January 1999 he has served as President of Capri Investments Company LLC, an investment advisory firm owned by him. Previously, Mr. Wolfen served as a Senior Partner of the law firm of Irell & Manella LLP until 1998 and was Co-Chairman of that firm’s Executive Committee from 1982 to 1992. Mr. Wolfen has served as a director of several public and private companies and currently serves as a director of Calhoun Vision, Inc. and Pre-Cash Corporation, both private companies. Mr. Wolfen received a B.S. in Business Administration from the University of California, Berkeley and a J.D. from the University of California Boalt Hall School of Law.

Maureen E. Girkins, an independent director since November 2005, currently serves as a member of the Compensation and Nominating & Corporate Governance Committees. She has determined not to stand for re-election to the Board at the Annual Meeting in order to dedicate increased time to the positions she assumed in December 2007 as President and Chief Executive Officer of Zondervan Corporation, an international Christian communications company. From 2003 through 2007, Ms. Girkins was a senior advisor to Investor Growth Capital, Inc., a venture capital and private equity firm. In 2000 Ms. Girkins served briefly as Senior Vice President, Wireless, Office of the Chairman at Dell Inc. From 1996 to 1999 Ms. Girkins held senior management positions with Motorola, Inc., including Senior Vice President and General Manager of Strategic Marketing, Corporate Vice President and General Manager of the Cellular Systems Group, and Vice President and General Manager of the International Cellular Infrastructure Division. Previously she held executive positions with AT&T Corp. and AT&T Bell Laboratories. Ms. Girkins received a B.S. in Electrical Engineering, an M.S. in Computer Science and an M.B.A. from Northwestern University.

In accordance with the provisions of our Bylaws, the Board has fixed the current number of directors at nine. However, as a result of Mr. Wolfen’s retirement and Ms. Girkins’ resignation as directors at the Annual Meeting, the Board has passed a resolution that will reduce the fixed number of directors on the Board from nine to seven directors immediately prior to the commencement of the Annual Meeting.

Required Vote

The seven nominees receiving the highest number of affirmative votes of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and entitled to be voted for them, will be elected as directors to serve until the next annual meeting of shareholders and/or until their successors are duly elected and qualified. No broker non-votes are expected to exist in connection with this proposal, and abstentions will not affect the outcome of the vote.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of the seven nominees listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the seven nominees named above. Should any nominee(s) become unavailable to serve before the Annual Meeting, the proxies will be voted for such other person(s) as may be designated by our Board or for such lesser number of nominees as may be prescribed by the Board. Votes cast for the election of any nominee who has become unavailable will be disregarded.

PROPOSAL TWO:

APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 1998 STOCK INCENTIVE PLAN

Introduction

On February 7, 2008 the Board of Directors adopted an amendment and restatement of our 1998 Stock Incentive Plan, as previously amended and restated and referred to as our 1998 Incentive Plan, that will (i) revise the Director Automatic Grant Program in effect for non-employee directors under the plan, (ii) extend the term of the 1998 Incentive Plan through March 12, 2018, (iii) revise the adjustments that may be made to certain performance criteria that may serve as the vesting conditions for performance-based awards made under the plan, and (iv) effect various technical revisions to facilitate plan administration.

The amendment and restatement is subject to shareholder approval at the Annual Meeting and will, if so approved, effect the following changes to Director Automatic Grant Program:

(i) Under the current structure of the program, on the date of each annual meeting of shareholders, each continuing non-employee director would receive an annual award consisting of a stock option to purchase 10,000 shares of Class A common stock and RSUs covering an additional 5,000 shares of Class A common stock. The same award would be made to a non-employee director who first joins the Board upon his or her election to the Board at an annual shareholders meeting. Under the proposed amendment, the stock option component will be eliminated, and each continuing non-employee director will receive a single RSU award each year covering shares of our Class A common stock with an aggregate fair market value on the award date of $300,000. The RSU award will be made each year on the date of the annual meeting of shareholders, beginning with the Annual Meeting. A non-employee director who first joins the Board upon his or her election to the Board at an annual meeting of shareholders will receive an RSU award covering shares of our Class A common stock with an aggregate fair market value on the award date in the same dollar amount.

(ii) Under the current program, each individual first elected or appointed as a non-employee director other than at an annual meeting of shareholders would receive, on the date he or she commences service as a non-employee director, a prorated option based on a grant for 10,000 shares of Class A common stock and a prorated RSU award based on an award covering 5,000 shares of Class A common stock. Each such pro-rated award would be calculated on the basis of the number of months that would elapse between the date such individual commences service as a non-employee director and the next May 5th. Under the proposed amendment, the stock option component will be eliminated, and such a newly appointed or elected non-employee director would receive, at the time of his or her commencement of service in such capacity, a prorated RSU award. The number of shares of our Class A common stock that would be covered by the prorated award would be determined by first multiplying $300,000 by a fraction, the numerator of which is the number of months that will elapse between the date he or she commences service as a non-employee director and the first May 5th following such commencement date and the denominator of which is 12 months, and then dividing that prorated dollar amount by the fair market value per share of our Class A common stock on the commencement date.

The proposed amendment to the Director Automatic Grant Program would not affect any of the remaining terms of the program, including (without limitation) the normal vesting and accelerated vesting provisions currently in effect for stock options and RSUs made under the program.

The Nominating & Corporate Governance Committee worked with Frederic W. Cook & Co., Inc. in designing the revised compensation policy incorporated in the proposed amendment to the Director Automatic Grant Program, which is intended to comport with current trends in non-employee director compensation, as equity compensation for non-employee directors moves away from stock option grants to restricted stock or RSUs. The proposed amendment will provide a competitive equity compensation package that will allow us to attract and retain talented individuals with valuable expertise to serve as members of our Board, while at the same time allowing us to establish a fixed cost each year for the equity compensation we must report with respect to our non-employee directors in our financial statements.

The proposed extension of the term of the 1998 Incentive Plan will provide us with the ability to utilize the plan for an additional one-year period beyond its currently scheduled expiration date. We rely significantly on equity incentives in the form of stock options and RSUs to attract and retain key employees and other personnel and believe that such equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees. Equity awards to newly-hired and continuing employees will be based on both competitive market conditions and individual performance.

The final proposed revision would allow any performance goals based on earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization, to be calculated without taking into account certain charges, costs, expenses and gains or losses, as explained in more detail below in the Stock Issuance Program section of this Proposal. This amendment would assure that equity awards based on this metric as so adjusted would qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Internal Revenue Code. Accordingly, such compensation would not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered officer under Section 162(m).

The following is a summary of the principal features of the 1998 Stock Incentive Plan, as amended and restated March 12, 2008, which is filed with the SEC as Appendix A to this proxy statement. The following summary does not purport to be a complete description of all provisions of the amended and restated 1998 Incentive Plan. Any shareholder who wishes to obtain a copy of the actual plan documents may do so upon written request to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013, or may access the documents from the SEC’s website at www.sec.gov.

Equity Incentive Programs

The amended and restated 1998 Incentive Plan consists of three equity incentive programs: (i) the Discretionary Grant Program, (ii) the Stock Issuance Program, and (iii) the Director Automatic Grant Program for non-employee directors. The principal features of each program are described below.

The Compensation Committee of the Board has the exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to option grants, RSUs, stock appreciation rights, direct stock issuances and other stock-based awards, referred to in this proposal as Equity Awards, made to executive officers and non-employee directors, and also has the authority to make Equity Awards under those programs to all other eligible individuals. However, any Equity Awards made to members of the Compensation Committee, other than pursuant to the Director Automatic Grant Program, must be authorized and approved by a disinterested majority of the Board. Neither the Compensation Committee nor any secondary committee will exercise any administrative discretion under the Director Automatic Grant Program. All Equity Awards under such program will be made in strict compliance with the express provisions of that program.

The Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make Equity Awards under the Discretionary Grant and Stock Issuance Programs to individuals other than executive officers and non-employee directors. The Board has established such a committee, the Equity Award Committee, and has authorized that committee to make Equity Awards under the Discretionary Grant and Stock Issuance Programs to eligible individuals other than executive officers and non-employee directors. The term Plan Administrator, as used in this summary, means the Compensation Committee and the secondary Equity Award Committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the 1998 Incentive Plan.

Share Reserve

From inception of the 1998 Incentive Plan through April 21, 2008, 395,341,891 shares of Class A common stock and 47,689,368 shares of Class B common stock have been reserved for issuance over the term of the 1998 Incentive Plan. The number of shares of Class A common stock reserved for issuance under the 1998 Incentive Plan automatically increases on the first trading day of January each year by an amount equal to four and one-half percent (4.5%) of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares of Class A common stock.

As of April 21, 2008, 122,403,681 shares of Class A common stock were subject to outstanding options under the 1998 Incentive Plan, 16,304,849 shares of Class A common stock were subject to outstanding RSUs, 129,988,108 shares of Class A common stock and 45,581,236 shares of Class B common stock had been issued under the 1998 Incentive Plan, and 81,179,892 shares of Class A common stock remained available for future Equity Awards. No shares of Class B common stock remain available for future Equity Awards under the 1998 Incentive Plan. Any shares of Class B common stock that are subject to options that expire or terminate unexercised or that are repurchased by us pursuant to our repurchase rights under the 1998 Incentive Plan can only be reissued as shares of Class A common stock.

In connection with the option cancellation and exchange program that we implemented in October 2003, options covering 47,237,910 shares of Class A common stock were cancelled, and the shares subject to those cancelled options were not returned to the share reserve under the 1998 Incentive Plan and are not available for future issuance under such plan. An additional 357,708 shares of Class A common stock subject to outstanding options were cancelled and not returned to the share reserve under the 1998 Incentive Plan after Broadcom made cash payments to the holders of those options in lieu of permitting them to exercise such options. However, 22,125 shares were repurchased by Broadcom under a predecessor plan and added to the share reserve available for future issuance under the 1998 Incentive Plan.

No participant in the 1998 Incentive Plan may be granted Equity Awards for more than 9,000,000 shares of Class A common stock per calendar year. This share-limitation will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the Discretionary Grant Program with an exercise price per share equal to the fair market value per share of the Class A common stock on the grant date will not be subject to the $1.0 million limitation on the income tax deductibility of compensation paid per covered executive officer imposed under Section 162(m) of the Internal Revenue Code. In addition, shares issued under the Stock Issuance Program may qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the issuance of those shares is approved by the Compensation Committee and the vesting is tied to the attainment of performance goals based on one or more of the performance criteria discussed below in the summary description of that program.

The shares of Class A common stock and Class B common stock issuable under the 1998 Incentive Plan may be drawn from shares of our authorized but unissued shares or from shares reacquired by us, including shares repurchased on the open market.

Shares subject to any outstanding Equity Awards under the 1998 Incentive Plan that expire or otherwise terminate before those shares are issued will be available for subsequent award. Unvested shares issued under the 1998 Incentive Plan and subsequently repurchased by us, at the option exercise or direct issue price paid per share, pursuant to our repurchase rights under the 1998 Incentive Plan will be added back to the number of shares reserved for issuance under the 1998 Incentive Plan and will accordingly be available for subsequent issuance.

Should the exercise price of an option under the 1998 Incentive Plan be paid with shares of Class A common stock or Class B common stock, as applicable, the authorized reserve of Class A or Class B common stock under the 1998 Incentive Plan will be reduced only by the net number of new shares issued under the exercised stock option.

Since March 23, 2004 the following additional share counting provisions have been in effect under the 1998 Incentive Plan:

•	Should shares of Class A common stock (or Class B common stock, as applicable) otherwise issuable under the 1998 Incentive Plan be withheld in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Equity Award, the number of shares of Class A common stock (or Class B common stock, as applicable) available for issuance under the 1998 Incentive Plan will be reduced only by the net number of shares issued pursuant to that Equity Award. The withheld shares will not reduce the share reserve.

•	Upon the exercise of any stock appreciation right granted under the 1998 Incentive Plan, the share reserve will only be reduced by the net number of shares actually issued upon such exercise, and not by the gross number of shares as to which such stock appreciation right is exercised.

Eligibility

Officers, employees, non-employee directors and independent consultants in the service of Broadcom or its parent or subsidiaries, whether now existing or subsequently established, are eligible to participate in the Discretionary Grant and Stock Issuance Programs. Non-employee directors will also participate in the Director Automatic Grant Program.

As of April 21, 2008, seven executive officers, seven non-employee directors and 6,428 other employees were eligible to participate in the 1998 Incentive Plan.

Valuation

The fair market value per share of the Class A common stock on any relevant date under the 1998 Incentive Plan will be deemed equal to the closing selling price per share of our Class A common stock at the close of regular hours trading on the Nasdaq Global Select Market on that date, as such price is reported by The Wall Street Journal. If there is no closing selling price for our Class A common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which such quotation exists. On April 21, 2008, the fair market value per share of Class A common stock determined on such basis was $23.82.

Discretionary Grant Program

The Plan Administrator has the discretion under the Discretionary Grant Program, subject to the parameters of the 1998 Incentive Plan, to determine which eligible individuals are to receive Equity Awards under that program, the time or times when those Equity Awards are to be made, the number of shares subject to each such award, the time or times when each Equity Award is to vest and become exercisable, the maximum term for which the Equity Award is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Stock Options.  Each granted option will have an exercise price per share determined by the Plan Administrator, but in no event will such exercise price be less than one hundred percent (100%) of the fair market value of our common stock on the grant date. No granted option will have a term in excess of ten years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, options may be structured so that they will be immediately exercisable for any or all of the option shares. Any unvested shares acquired under those immediately exercisable options will be subject to repurchase, at the exercise price paid per share, if the optionee ceases service with us prior to vesting in those shares.

Should the optionee cease service with us, he or she will have a limited period of time within which to exercise his or her outstanding options for any shares for which those options are vested and exercisable at the time of such cessation of service. The Plan Administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

In June 2007 the Plan Administrator approved a policy regarding acceleration of equity vesting upon death or permanent disability. Under the policy, any employee who dies or becomes permanently disabled will become entitled to accelerated vesting with respect to the number of his or her shares equal to the product of: (i) 1/48 of the then unvested shares underlying each award, multiplied by (ii) the total number of months such employee has been an employee of Broadcom, any of its subsidiaries, and any company acquired by Broadcom, up to a maximum of 48 months. The application of this policy is subject to regulatory restrictions in international locations.

Stock Appreciation Rights.  The Plan Administrator has the authority to issue the following two types of stock appreciation rights under the Discretionary Grant Program:

•	Tandem stock appreciation rights, which provide the holders with the right to surrender their options for an appreciation distribution in an amount equal to the excess of (i) the fair market value of the vested shares of Class A common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

•	Standalone stock appreciation rights, which allow the holders to exercise those rights as to a specific number of shares of Class A common stock and receive in exchange an appreciation distribution in an amount equal to the excess of (i) the fair market value of the shares of Class A common stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of the Class A common stock on the date the standalone stock appreciation right is granted, and the right may not have a term in excess of ten years.

Payments with respect to exercised tandem or standalone stock appreciation rights may, at the discretion of the Plan Administrator, be made in cash or in shares of Class A common stock. Upon cessation of service with us, the holder of one or more stock appreciation rights will have a limited period within which to exercise those rights as to any shares as to which those stock appreciation rights are vested and exercisable at the time of such cessation of service. The Plan

Administrator will have the discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of such stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation rights remain outstanding, whether before or after the holder’s actual cessation of service.

Repricing.  As of March 9, 2007, options or stock appreciation rights granted under the 1998 Incentive Plan cannot be repriced to a lower exercise price, except in connection with certain changes to our capital structure, as explained in the “Changes in Capitalization” section that appears later in this Proposal.

2007 Option Exchange Program.  Based on the results of our review of our past equity award practices, the Audit Committee concluded that, pursuant to Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, the applicable measurement dates for most of the stock options awarded during the period between June 1998 and May 2003 differed from the measurement dates previously used in accounting for such awards. As a result, revised measurement dates were applied to the affected option grants and we restated our historical financial statements for the three months ended March 31, 2006 and prior periods. One or more of those affected options may be deemed to have been granted with below-market exercise prices, which could have potentially subjected the portion of each such option that was not vested as of December 31, 2004 to adverse taxation under Section 409A of the Internal Revenue Code, referred to as Section 409A.

To provide Broadcom employees holding those options with an opportunity to avoid such adverse taxation, we commenced a special tender offer March 21, 2007. The tender offer allowed those employees to tender options that were potentially subject to Section 409A for amendment or replacement. Following the completion of the offer April 20, 2007, and subject to the paragraph immediately below, each tendered option was amended to increase the exercise price to the lower of (i) the closing selling price per share of our Class A common stock on the revised measurement date applied to that option or (ii) the closing selling price per share of our Class A common stock on the April 23, 2007 amendment date. In addition, Broadcom paid each eligible employee whose tendered options were so amended a cash amount in January 2008 equal to the total increase to the exercise price in effect for his or her amended option(s).

If the adjusted exercise price for any tendered option was the same or lower than the current exercise price in effect for that option, that option was not amended. Instead, that option was cancelled immediately following the close of the offer and replaced with a new option for the same number of shares, with the same exercise price per share, vesting schedule and expiration date as the cancelled option, but with a new grant date. Each such option was granted under our 1998 Incentive Plan. The cancellation and regrant was necessary to evidence the remedial action required under Section 409A with respect to a tendered option whose current exercise price was not increased. No cash payment was made with respect to any such cancelled and regranted option.

Stock Issuance Program

Shares of Class A common stock may be issued under the Stock Issuance Program for such valid consideration under the California Corporations Code as the Plan Administrator deems appropriate, including cash, securities or other property or services. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. In addition, restricted shares of Class A common stock may be issued that vest in one or more installments over the recipient’s period of service or upon attainment of specified performance objectives. Shares of Class A common stock may also be issued under such program pursuant to RSUs or other stock-based awards that entitle the recipients to receive the shares underlying those awards upon the attainment of designated performance goals, the satisfaction of specified service requirements and/or upon the expiration of a designated deferral period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the recipient’s service with Broadcom.

The Plan Administrator has the discretion under the Stock Issuance Program, subject to the parameters of the 1998 Incentive Plan, to determine which eligible individuals are to receive Equity Awards under such program, the time or times when those Equity Awards are to be made, the number of shares subject to each such Equity Award, the applicable vesting and issuance schedules to be in effect for the Equity Award and the cash consideration (if any) payable per share. The shares issued pursuant to such Equity Award may be fully vested upon issuance or may vest upon the completion of a designated service period and/or the attainment of pre-established performance goals.

To assure that the compensation attributable to one or more Equity Awards under the Stock Issuance Program will qualify as performance-based compensation that will not be subject to the $1.0 million limitation on the income tax deductibility of the compensation paid per covered executive officer imposed under Section 162(m), the Compensation Committee has the discretionary authority to structure one or more Equity Awards under the Stock Issuance Program so that the shares subject to those particular awards will vest only if certain pre-established corporate performance goals are achieved. Such goals may be based on one or more of the following criteria: (i) return on total shareholder equity; (ii) earnings or net income per share; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to our business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance our revenue or profitability or expand our customer base; provided, however, that for purposes of items (ii), (iii), (iv) and (vii) above, the Compensation Committee may, at the time the Equity Awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S., referred to as GAAP. The adjustments will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30. In addition, such performance goals may be based upon the attainment of specified levels of Broadcom’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of Broadcom’s business groups or divisions thereof or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Compensation Committee may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective will be interpolated on a straight-line basis.

The Plan Administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the Stock Issuance Program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Internal Revenue Code Section 162(m), except in the event of certain changes in control or ownership or, with respect to Equity Awards made prior to January 1, 2009, certain involuntary terminations.

Outstanding RSUs or other stock-based awards under the Stock Issuance Program will automatically terminate, and no shares of Class A common stock will actually be issued in satisfaction of those awards, if the performance goals or service requirements established for such awards are not attained unless the Plan Administrator exercises its discretionary authority to issue shares of Class A common stock in satisfaction of one or more outstanding RSUs or other stock-based awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to awards that were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of certain changes in control or ownership or, with respect to Equity Awards made prior to January 1, 2009, certain involuntary terminations.

Director Automatic Grant Program

If the shareholders approve this Proposal, the non-employee directors will receive a series of automatic awards, solely in the form of RSUs covering shares of our Class A common stock, over their period of continued Board service. The awards will be made in strict compliance with the express provisions of such program, and shareholder approval of this Proposal will also constitute pre-approval of the subsequent issuance of the shares subject to those RSUs in accordance with the terms of the program summarized below.

Awards under the Director Automatic Grant Program will be made in accordance with the following specified parameters:

•	Annual Award. On the date of each annual meeting of shareholders, beginning with the Annual Meeting, each individual who is to continue to serve as a non-employee director after that annual meeting will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. There will be no limit on the number of such annual RSUs any one non-employee director may receive over his or her period of Board service.

•	Initial Grant. Each individual who commences service as a non-employee director upon his or her election to the Board at an annual meeting of shareholders will automatically be granted RSUs covering the number of shares of our Class A common stock (rounded up to the next whole share) determined by dividing the dollar sum of $300,000 by the fair market value per share of our Class A common stock on such date. Each individual who is first elected or appointed as a non-employee director other than at an annual meeting of shareholders will, on the date he or she commences service as a non-employee director, automatically be granted a RSU award covering that number of shares of our Class A common stock determined first by multiplying the $300,000 amount by a fraction, the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commences service as a non-employee director and the first May 5th following such commencement date and the denominator of which is 12 months, and then dividing that pro-rated dollar amount by the fair market value per share of our Class A common stock on such commencement date.

Each RSU award will vest in a series of one or more successive equal quarterly installments over the period measured from the date the award is made and ending no later than next succeeding 5th day of May. The quarterly vesting dates will occur on the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least 30 days after the grant date of the equity awards and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such equity award in accordance with the foregoing specified schedule or (ii) the day immediately prior to the date of the first annual meeting of shareholders following the grant date. A non-employee director will not vest in any additional RSUs following his or her cessation of Board service, unless such cessation of Board service should occur by reason of his or her death or disability, in which case all outstanding unvested RSUs will immediately vest. The RSUs will also vest in full on an accelerated basis upon the occurrence of certain changes in control during the period of Board service. As the RSUs vest in one or more installments, the shares of Class A common stock underlying those vested units will be promptly issued without the payment of any cash consideration, and will not be subject to any restrictions, other than under any applicable securities laws. However, the Compensation Committee may allow one or more non-employee directors to defer, in accordance with the applicable deferral election requirements in effect under Section 409A of the Internal Revenue Code and the Treasury Regulations issued thereunder, the issuance of the underlying shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event.

The remaining terms of each RSU award under the Director Automatic Grant Program will be substantially the same as those in effect for RSUs made to our officers and employees under the Stock Issuance Program.

Equity Awards from January 1, 2007 through April 21, 2008

The following table sets forth, as to our Chief Executive Officer, our Chief Technical Officer, our Chief Financial Officer, our former Acting Chief Financial Officer, each of our three most highly compensated executive officers, and the other individuals and groups indicated: (i) the number of shares of Class A common stock subject to option grants made under the 1998 Incentive Plan from January 1, 2007 through April 21, 2008, together with the weighted average exercise price payable per share for such option grants, and (ii) the number of shares of Class A common stock subject to RSUs awarded under the Stock Issuance Program from January 1, 2007 through April 21, 2008. Each RSU will entitle the holder to one share of Class A common stock without payment of any cash consideration.

EQUITY AWARD TRANSACTIONS

	Number of Shares	Weighted Average
	Underlying	Exercise Price	Number of Shares
Name and Position	Options Granted(#)	Per Share($)	Underlying RSUs(#)

Named Executive Officers
Scott A. McGregor	230,000	$32.93	115,000
President and Chief Executive Officer
Henry Samueli, Ph.D.	115,000	32.93	57,500
Chairman of the Board and Chief Technical Officer
Eric K. Brandt	175,000	32.93	87,500
Senior Vice President and Chief Financial Officer (effective March 26, 2007)
Bruce E. Kiddoo	50,000	32.93	50,000
Vice President, Corporate Controller (through August 31, 2007) & Acting Chief Financial Officer (through March 25, 2007)
David A. Dull	65,000	32.93	32,500
Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	50,000	32.93	25,000
Senior Vice President, Worldwide Sales
Vahid Manian	65,000	32.93	32,500
Senior Vice President, Global Manufacturing Operations
Non-Employee Directors
George L. Farinsky	10,000	32.73	5,000
Maureen E. Girkins	10,000	32.73	5,000
Nancy H. Handel	10,000	32.73	5,000
John E. Major	10,000	32.73	5,000
Alan E. Ross	10,000	32.73	5,000
Robert E. Switz	10,000	32.73	5,000
Werner F. Wolfen	10,000	32.73	5,000
All current executive officers as a group (7 persons)	729,000	32.93	364,500
All current non-employee directors as a group (7 persons)	70,000	32.73	35,000
All employees, including current officers who are not executive officers, as a group	22,306,868	32.40	13,297,993

Information regarding the vesting schedules of the stock options and RSUs awarded in 2007 to Messrs. McGregor, Brandt, Dull, Lagatta and Manian and Dr. Samueli is included in this proxy statement under the heading “Executive Compensation and Other Information — Outstanding Equity Awards at Fiscal Year End.” Additional information regarding features applicable to all Equity Awards granted to Messrs. McGregor, Brandt, Dull, Lagatta and Manian is included in this proxy statement under the heading “Executive Compensation and Other Information — Potential Payments upon Termination or Change in Control.”

Information regarding the vesting schedules of the automatic options and RSUs granted in 2007 to Mr. Farinsky, Ms. Girkins, Ms. Handel and Messrs. Major, Ross, Switz and Wolfen is included in this proxy statement under the heading “Corporate Governance and Board Matters — Compensation of Non-Employee Directors.”

New Plan Benefits under the Amendment and Restatement

As of April 21, 2008 no RSUs had been granted, and no shares had been issued, under the 1998 Incentive Plan on the basis of the proposed amendment to the Director Automatic Grant Program. However, if this Proposal is approved by the shareholders at the Annual Meeting, then each of the following non-employee directors will receive at that time RSUs covering shares of our Class A common stock with an aggregate fair market value on the award date of $300,000: Mr. Farinsky, Ms. Handel and Messrs. Major, Ross and Switz.

General Provisions

Acceleration.  In the event that a change in control occurs, each outstanding Equity Award under the Discretionary Grant Program will automatically accelerate in full, unless (i) that award is assumed by the successor corporation or otherwise continued in effect or (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that Equity Award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for the subsequent vesting and payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. Any other outstanding Equity Awards under the Stock Issuance Program will vest, and the underlying shares of Class A common stock subject to those awards will become issuable, immediately prior to the change in control, except to the extent those Equity Awards are assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above.

The Plan Administrator has discretion and has in the past structured Equity Awards under the Discretionary Grant and Stock Issuance Programs so that those Equity Awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those Equity Awards are to be assumed or otherwise continued in effect or replaced with a cash retention program. The shares subject to each option grant and RSU award made under the Director Automatic Grant Program will immediately vest upon a change in control transaction.

A change in control will be deemed to occur upon (i) a shareholder-approved acquisition of Broadcom by merger or consolidation, (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities, or (iv) an acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities.

The acceleration of vesting in the event of a change in the ownership or control of Broadcom may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Broadcom.

Shareholder Rights and Option Transferability.  The holder of an option or stock appreciation right will have no shareholder rights with respect to the shares subject to that option or stock appreciation right unless and until such person exercises the option or stock appreciation right and becomes a holder of record of the shares of common stock distributed upon exercise of such award. Incentive options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, may only be exercised by the optionee. However, non-statutory options and stock appreciation rights may be transferred or assigned during the holder’s lifetime, by gift or pursuant to a domestic relations order, to one or more members of the holder’s family or to a trust established for the benefit of the holder and/or one or more such family members or to the holder’s former spouse.

A participant will have certain shareholder rights with respect to the shares of Class A common stock issued to him or her under the Stock Issuance Program, whether or not his or her interest in those shares is vested. Accordingly, the participant will have the right to vote such shares and to receive any regular cash dividends paid on such shares, but will not have the right to transfer such shares prior to vesting. A participant will not have any shareholder rights with respect to the shares of Class A common stock subject to RSUs or other stock-based award until that award vests and the shares of Class A common stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Class A common stock, on outstanding RSUs or other stock-based awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

Changes in Capitalization.  In the event any change is made to the outstanding shares of Class A common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without Broadcom’s receipt of consideration or should the value of outstanding shares of our Class A common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, equitable adjustments will be made to (i) the maximum number and/or class of securities issuable under the 1998 Incentive Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Equity Awards under the 1998 Incentive Plan per calendar year, (iii) the class of securities for which RSUs are subsequently to be awarded under the Director Automatic Grant Program to new and continuing non-employee directors, (iv) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right, (v) the number and/or class of securities subject to each outstanding RSU or other stock-based award under the 1998 Incentive Plan and the cash consideration (if any) payable per share and (vi) the maximum number and/or class of securities by which the share reserve under the 1998 Incentive Plan is to increase automatically each year. Similar adjustments will be made to the number of shares of Class B common stock issuable under the 1998 Incentive Plan and the number of shares subject to outstanding stock options for Class B shares and the exercise price per share in effect under those options in the event of any similar changes to the outstanding shares of Class B common stock. The adjustments will be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the 1998 Incentive Plan and the outstanding Equity Awards thereunder, and such adjustments will be final, binding and conclusive.

Special Tax Election.  The Plan Administrator may annually provide that any or all holders of Equity Awards utilize either or both of the following methods to satisfy all or part of the federal and state income and employment withholding taxes to which they may become subject in connection with the issuance, exercise or vesting of those Equity Awards:

•	Stock Withholding: The election to have Broadcom withhold, from the shares otherwise issuable upon the issuance, exercise or vesting of such Equity Award, a portion of those shares with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%) of the taxable amount) designated by the holder and make a cash payment equal to such fair market value directly to the appropriate taxing authorities on such individual’s behalf. The shares so withheld will not reduce the number of shares authorized for issuance under the 1998 Incentive Plan.

•	Stock Delivery: The election to deliver to Broadcom certain shares of Class A common stock previously acquired by such holder (other than in connection with the issuance, exercise or vesting that triggered the withholding taxes) with an aggregate fair market value equal to the percentage of the withholding taxes (not to exceed one hundred percent (100%) of the taxable amount) designated by the holder. The shares of Class A common stock so delivered will not be added to the shares of Class A common stock authorized for issuance under the 1998 Incentive Plan.

Similar provisions are also in effect under the 1998 Incentive Plan for Class B common stock delivered in payment of the applicable withholding taxes.

Amendment and Termination.  The Board may amend or modify the 1998 Incentive Plan at any time, subject to any required shareholder approval. Shareholder approval will be required for any amendment that (i) materially increases the number of shares available for issuance under the 1998 Incentive Plan, (ii) materially expands the class of individuals eligible to receive Equity Awards under the 1998 Incentive Plan, (iii) materially increases the benefits accruing to optionees and other participants under the 1998 Incentive Plan or materially reduces the price at which shares of the Class A common stock may be issued or purchased under the 1998 Incentive Plan, (iv) materially extends the term of the 1998 Incentive Plan, (v) expands the types of awards available for issuance under the 1998 Incentive Plan, or (vi) is otherwise required by applicable law or the requirements of the stock exchange on which the shares of Class A common stock are at the time primarily traded. Unless sooner terminated by the Board, the amended and restated 1998 Incentive Plan will terminate on the earliest of (i) March 12, 2018, if shareholder approval of this Proposal is obtained, (ii) the date on which all shares available for issuance under the 1998 Incentive Plan have been issued as fully-vested shares or (iii) the termination of all outstanding Equity Awards in connection with certain changes in control or ownership.

Should the 1998 Incentive Plan terminate March 12, 2018, all Equity Awards outstanding at that time will continue in force and effect in accordance with the provisions of the documents evidencing those awards.

Federal Income Tax Consequences

The following discussion summarizes income tax consequences of the 1998 Incentive Plan under current federal income tax law and is intended for general information only. In addition, the tax consequences described below are subject to the limitations of Section 162(m), as discussed in further detail below. Other federal taxes and foreign, state and local income taxes are not discussed, and may vary depending upon individual circumstances and from locality to locality.

Option Grants.  Options granted under the 1998 Incentive Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code, or non-statutory stock options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

Incentive Stock Options.  No taxable income is recognized by the optionee at the time of the option grant, and, if there is no disqualifying disposition at the time of exercise, no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes equal to the excess of the fair market value of the purchased shares at such time over the exercise price paid for those shares.

The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain dispositions. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two years after the date the option for the shares involved in such sale or disposition was granted and more than one year after the date the option was exercised for those shares. If either of these two requirements is not satisfied, a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, the excess of (i) the fair market value of those shares on the exercise date or, if less, the amount realized upon such disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be taxable as a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, Broadcom will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee in connection with such disposition. If the optionee makes a qualifying disposition, Broadcom will not be entitled to any income tax deduction.

Non-Statutory Stock Options.  No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and Broadcom will be required to collect certain withholding taxes applicable to such income from the optionee.

Broadcom will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the optionee with respect to an exercised non-statutory option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase in the event of the optionee’s cessation of service prior to vesting in those shares, the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when Broadcom’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If a timely Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses. Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee in connection with the acquisition or vesting of the purchased shares. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Stock Appreciation Rights.  No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of any ordinary income recognized by the holder in connection with the exercise of a stock appreciation right. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

Direct Stock Issuances.  The holder will recognize ordinary income in the year in which shares are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance less any cash consideration paid for those shares, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the holder.

RSUs.  No taxable income is recognized upon receipt of a RSU award. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and Broadcom will be required to collect certain withholding taxes applicable to such income from the holder.

Broadcom will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the holder.

Deductibility of Executive Compensation

We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or the exercise of non-statutory stock options or stock appreciation rights with exercise prices or base prices equal to or greater than the fair market value of the underlying shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options or stock appreciation rights should remain deductible without limitation under Section 162(m). However, it is possible that one or more options for which revised measurement dates have been determined for financial accounting purposes as a result of the review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled to upon the exercise of one or more of those options may be subject to the aggregate $1.0 million limit on the deductibility of the non-performance-based compensation paid per named executive officer in a taxable year. In light of our past federal net operating loss and our substantial tax credit carryforwards (approximately $3.45 billion and $313.80 million, respectively, as of December 31, 2007), we do not believe that the amount of our lost deductions would have a significant impact upon our financial results.

Any compensation deemed paid by Broadcom in connection with shares issued under the Stock Issuance Program will be subject to the $1.0 million limitation on deductibility per covered individual, except to the extent the vesting of those shares is based solely on one or more of the performance milestones specified above in the summary of the terms of the Stock Issuance Program.

Accounting Treatment

Pursuant to the accounting standards established by SFAS 123R, Broadcom is required to recognize all share-based payments, including grants of stock options, RSUs and employee stock purchase rights, in our financial statements. Accordingly, stock options that are granted to our employees and non-employee directors are valued at fair value as of the grant date under an appropriate valuation formula, and that value is charged as stock-based compensation expense against our reported GAAP earnings over the designated service period. Similar option expensing was required for any unvested options outstanding January 1, 2006, with the grant date fair values of those unvested options expensed against our reported earnings over the remaining service periods. For shares issuable pursuant to RSUs awarded under the 1998 Incentive Plan, we are required to expense over the applicable service period compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, the fair market value of those shares at that time (less any cash consideration paid for those shares) will be charged to our reported earnings ratably over the applicable service period. Such accounting treatment for RSUs and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to our earnings equal to the fair market value of the bonus shares on the issuance date.

Stock options and stock appreciation rights granted to non-employee consultants will result in a direct charge to our reported earnings based on the fair value of the award as measured initially on the grant date and then as re-measured on the vesting date of each installment of the underlying shares. Accordingly, such charge will take into account the appreciation in the fair value of the grant over the period between the grant date and the vesting date of each installment comprising that grant.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required for approval of the amendment and restatement of the 1998 Incentive Plan. For the effects of abstentions and broker non-votes on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

Should such shareholder approval not be obtained, the proposed amendments to the Director Automatic Grant Program, the proposed extension to the term of the 1998 Incentive Plan, and the revisions to performance criteria under the Stock Issuance Program will not be implemented. The 1998 Incentive Plan will, however, continue in effect, and Equity Awards will continue to be made under the 1998 Incentive Plan, as in effect immediately prior to the amendment and restatement that is the subject of this Proposal, until all the shares available for issuance under the 1998 Incentive Plan have been issued or until the plan terminates on its currently scheduled March 9, 2017 expiration date. The provisions of the Director Automatic Grant as in effect immediately prior to the proposed amendment will continue in force, and Equity Awards will continue to be made to the non-employee directors in accordance with that program until all the shares available for issuance under the 1998 Incentive Plan have been issued or until the plan terminates.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of the amendment and restatement of the 1998 Incentive Plan as provided in Proposal Two.

PROPOSAL THREE:
APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN

Introduction

At the Annual Meeting shareholders are being asked to approve an amendment and restatement of our 1998 Employee Stock Purchase Plan, referred to in this proxy statement as the 1998 ESPP, that will (i) extend the term of the plan through April 30, 2018, (ii) revise the automatic annual share increase provision of the 1998 ESPP so that the number of shares of Class A common stock that will be automatically added to the share reserve on the first trading day of January in each calendar year will increase from 1.00% to 1.25% of the total number of shares of Class A and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, and (iii) effect various technical revisions and improvements. If this Proposal Three is approved, the increase described in (ii) will be in effect for the January 2009 automatic increase. Similar amendments will also be made to the 2007 International Employee Stock Purchase Plan, referred to as the 2007 IESPP, which draws its shares of Class A common stock from the share reserve available under the 1998 ESPP.

The Board adopted the amendment and restatement March 12, 2008, subject to shareholder approval at the Annual Meeting. The proposed amendment and restatement will help ensure that we will continue to have a sufficient reserve of Class A common stock available under the 1998 ESPP and the 2007 IESPP to provide eligible employees of Broadcom and our participating affiliates (whether now existing or subsequently established) with the opportunity to purchase shares of Class A common stock at semi-annual intervals through their accumulated periodic payroll deductions. This is particularly important in light of our decreased use of Equity Awards (as a percentage of shares outstanding) under the 1998 Incentive Plan over the past three years, in that the 1998 ESPP and the 2007 IESPP provide alternative vehicles for our employees to acquire shares of Class A common stock.

The following is a summary of the principal features of the 1998 ESPP, as amended and restated March 12, 2008, which is filed with the SEC as Appendix B to this proxy statement. The following summary does not purport to be a complete description of all provisions of the amended and restated 1998 ESPP. Any shareholder who wishes to obtain a copy of the actual plan documents may do so upon written request to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013, or may access the documents from the SEC’s website at www.sec.gov. The terms and provisions of the 2007 IESPP are substantially similar to those in effect under the amended and restated 1998 ESPP.

Administration

The 1998 ESPP is administered by the Compensation Committee of the Board. Such committee, as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the 1998 ESPP.

Share Reserve

The maximum number of shares of Class A common stock reserved for issuance under the 1998 ESPP and the 2007 IESPP, taken together, is currently limited to 33,414,349 shares. As of April 21, 2008, 18,168,771 shares of Class A common stock had been issued under the combined reserve, and 15,245,578 shares were available for future issuance under the 1998 ESPP and the 2007 IESPP. The number of shares of Class A common stock reserved for issuance in total under the 1998 ESPP and the 2007 IESPP will automatically increase on the first trading day of January each year by an amount equal to 1.25% (or 1.00% if this Proposal is not approved by our shareholders) of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares of Class A common stock. The first such automatic increase at the 1.25% level will occur with the January 2009 automatic increase to the combined reserve.

The shares issuable under the 1998 ESPP and the 2007 IESPP may be made available from authorized but unissued shares of the Company’s Class A common stock or from shares of Class A common stock repurchased by the Company, including shares repurchased in the open market.

Changes in Capitalization

In the event any change is made to the outstanding shares of Class A common stock because of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without Broadcom’s receipt of consideration or should the value of outstanding shares of our Class A common stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, equitable adjustments will be made to (i) the maximum number and class of securities issuable in total under the 1998 ESPP and the 2007 IESPP, (ii) the maximum number and class of securities by which the shares reserved for issuance in total under the 1998 ESPP and the 2007 IESPP are to increase automatically each year, (iii) the maximum number and class of securities purchasable per participant on any one semi-annual purchase date, (iv) the maximum number and class of securities purchasable in total by all participants in the 1998 ESPP and the 2007 IESPP on any purchase date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments will be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the 1998 ESPP and the 2007 IESPP and the outstanding purchase rights thereunder, and such adjustments will be final, binding and conclusive.

Offering Periods and Purchase Rights

Shares of Class A common stock will be offered under the 1998 ESPP through a series of successive offering periods, each generally with a maximum duration of 24 months, subject to an additional 3-month extension under certain circumstances. The current offering period began February 1, 2007 and is scheduled to end the last business day in April 2009, unless sooner terminated pursuant to the automatic restart feature of the 1998 ESPP described below. The next offering period will commence on the first business day following the end of the current offering period, and subsequent offering periods will commence in the same fashion unless otherwise designated by the Plan Administrator.

At the time an eligible employee elects to join an offering period under the 1998 ESPP, he or she is granted a purchase right to acquire shares of Class A common stock at semi-annual intervals over the remainder of that offering period. The purchase dates occur on the last business days of April and October of each year, and all payroll deductions collected from the participant for the period ending with each such semi-annual purchase date are automatically applied to the purchase of Class A common stock, subject to certain limitations. The next purchase date under the 1998 ESPP will be April 30, 2008.

Automatic Restart

Should the fair market value per share of Class A common stock on any purchase date be less than the fair market value per share on the start date of the offering period, immediately following the purchase of shares of Class A common stock on that purchase date, the offering period will automatically terminate, and a new offering period will begin on the next business day. All participants in the terminated offering will be automatically transferred to the new offering period.

Eligibility and Participation

Any individual who is employed on a basis under which he or she is regularly expected to work for more than 20 hours per week for more than five months per calendar year in our employ or any participating parent or subsidiary corporation (including any corporation that subsequently becomes such at any time during the term of the 1998 ESPP) is eligible to participate in the 1998 ESPP. Employees who work on a less frequent schedule may be eligible to participate in the 2007 IESPP based on the requirements of applicable foreign law.

An individual who is an eligible employee on the start date of any offering period may join that offering period at that time or on any subsequent quarterly entry date (the first business day in February, May, August or November of each year) within that offering period. An individual who first becomes an eligible employee after such start date may join the offering period on any quarterly entry date within that offering period on which he or she is an eligible employee.

As of April 21, 2008, approximately 6,266 employees, including six executive officers, were eligible to participate in the 1998 ESPP and the 2007 IESPP.

Purchase Price

The purchase price of the Class A common stock purchased on behalf of participants in the 1998 ESPP on each semi-annual purchase date will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Class A common stock on the participant’s entry date into the offering period or (ii) the fair market value on the semi-annual purchase date.

The fair market value per share of Class A common stock on any relevant date under the 1998 ESPP will be deemed equal to the closing selling price per share of Class A common stock at the close of regular hours trading on the Nasdaq Global Select Market on that date, as such price is reported in The Wall Street Journal. If there is no closing selling price for our Class A common stock on the date in question, the fair market value will be the closing selling price on the last preceding date for which such quotation exists. On April 21, 2008 the fair market value per share of Class A common stock determined on such basis was $23.82.

Payroll Deductions and Stock Purchases

Subject to the limitations set forth below, each participant may authorize periodic payroll deductions in any multiple of one percent (1%) up to a maximum of fifteen percent (15%) of his or her total eligible cash compensation (base salary plus bonus, overtime and commissions) to be applied to the acquisition of Class A common stock at semi-annual intervals. Accordingly, on each semi-annual purchase date (the last business day in April and October of each year), the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Class A common stock at the purchase price in effect for the participant for that purchase date.

Special Limitations

The 1998 ESPP imposes certain limitations upon a participant’s right to acquire Class A common stock, including the following limitations:

•	Purchase rights granted to a participant may not permit such individual to purchase more than $25,000 worth of Class A common stock (valued at the time each purchase right is granted) for each calendar year those purchase rights are outstanding at any time.

•	Purchase rights may not be granted to any individual if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase stock representing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

•	No participant may purchase more than 9,000 shares of Class A common stock on any purchase date.

•	The maximum number of shares of Class A common stock purchasable in total by all participants in the 1998 ESPP and the 2007 IESPP on any purchase date is limited to 3,000,000 shares.

The Plan Administrator will have the discretionary authority, exercisable prior to the start of any offering period, to increase or decrease the limitations to be in effect for the number of shares purchasable per participant or in total by all participants on each purchase date within that offering period.

Termination of Purchase Rights

A participant may withdraw from the 1998 ESPP at any time, and his or her accumulated payroll deductions will, at the participant’s election, be applied to the purchase of shares on the next semi-annual purchase date or refunded.

A participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions that the participant may have made for the semi-annual period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of Class A common stock.

Shareholder Rights

No participant has any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf and issued by us. Other than in connection with changes to our capitalization as described above, no adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

Assignability

Purchase rights are not assignable or transferable by the participant, and the purchase rights are exercisable only by the participant.

Change in Control or Ownership

In the event we are acquired by merger, sale of all or substantially all of our assets or sale of securities representing more than fifty percent (50%) of the total combined voting power of our outstanding securities, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Class A common stock on the participant’s entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Class A common stock immediately prior to such acquisition. The limitation on the maximum number of shares purchasable in total by all participants on any one purchase date will not be applicable to any purchase date attributable to such an acquisition.

Share Proration

Should the total number of shares of Class A common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under the 1998 ESPP and the 2007 IESPP, the Plan Administrator will make a prorata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the Class A common stock prorated to such individual, will be refunded.

Amendment and Termination

The 1998 ESPP will terminate upon the earliest of (i) April 30, 2018, if shareholder approval of this Proposal is obtained, (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company.

The Board may at any time alter, suspend or terminate the 1998 ESPP. However, the Board may not, without shareholder approval, (i) increase the number of shares issuable under the 1998 ESPP, (ii) alter the purchase price formula to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the 1998 ESPP.

Plan Benefits

The following table shows, as to the listed individuals and specified groups, the number of shares of Class A common stock purchased under the 1998 ESPP and 2007 IESPP between January 1, 2007 and October 31, 2007, the most recent purchase date, together with the weighted average purchase price paid per share:

	Number of
	Purchased	Weighted Average
Name and Position	Shares(#)	Purchase Price($)

Scott A. McGregor	785	$27.0555
President and Chief Executive Officer
Henry Samueli, Ph.D.(1)	—	—
Chairman of the Board and Chief Technical Officer
Eric K. Brandt	642	27.2425
Senior Vice President and Chief Financial Officer (effective March 26, 2007)
Bruce E. Kiddoo	785	27.0555
Vice President, Corporate Controller (through August 31, 2007) & Acting Chief Financial Officer (through March 25, 2007)
David A. Dull	785	27.0555
Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	785	27.0555
Senior Vice President, Worldwide Sales
Vahid Manian	785	27.0555
Senior Vice President, Global Manufacturing Operations
All current executive officers as a group (7 persons)	4,567	27.0818
All employees, including current officers who are not executive officers, as a group	2,039,892	27.0734

(1)	Dr. Samueli did not participate in the 1998 ESPP because the federal tax laws applicable to such plan do not allow participation by individuals owning 5% or more of a company’s common stock.

New Plan Benefits

As of April 21, 2008 no purchase rights have been granted, and no shares have been issued, on the basis of the increase to the maximum number of shares by which the share reserve may increase automatically each year that forms part of this Proposal.

Federal Tax Consequences

The 1998 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to Broadcom, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 1998 ESPP or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after his or her entry date into the offering period in which such shares were acquired or within one year after the actual semi-annual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and Broadcom will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the actual semi-annual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) fifteen percent (15%) of the fair market value of the shares on the participant’s entry date into that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. Broadcom will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Accounting Treatment

Under the accounting principles currently applicable to employee stock purchase plans such as the 1998 ESPP, the fair value of each purchase right granted under the 1998 ESPP or the 2007 IESPP will be charged as stock-based compensation expense to Broadcom’s reported earnings over the offering period to which that purchase right pertains. The fair value of each such purchase right will be determined as of its grant date.

Broadcom must have a sufficient number of shares approved for issuance in total under the 1998 ESPP and the 2007 IESPP at the beginning of each offering period for all purchases made during the offering period. If additional shares need to be authorized during an offering period, this may result in a delayed measurement date for the compensation cost of the purchase rights granted in that offering period and may result in a greater charge to our reported earnings for that offering period. The measurement date for the compensation cost associated with such purchase rights will be delayed until the date the share increase is approved.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required for approval of the amendment and restatement of the 1998 ESPP. For the effects of abstentions and broker non-votes on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

Should such shareholder approval not be obtained, the proposed extension to the term of the 1998 ESPP and the proposed revision to the automatic share increase provision the 1998 ESPP will not be implemented, any purchase rights granted on the basis of the proposed increase will terminate immediately and no additional purchase rights will be granted on the basis of such increase. However, the 1998 ESPP as in effect prior to the amendment and restatement that is the subject of this Proposal will continue to remain in effect, and stock purchases will continue to be made pursuant to the provisions of the 1998 ESPP until the available reserve of Class A common stock under the 1998 ESPP is depleted or until the plan terminates on its currently scheduled April 30, 2017 expiration date.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR this Proposal. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the approval of the amendment and restatement of the 1998 ESPP as provided in Proposal Three.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On March 12, 2008 the Audit Committee approved the engagement of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008 and requested the Board to submit the appointment of KPMG LLP for ratification by our shareholders at the Annual Meeting. KPMG LLP formally accepted its engagement on March 13, 2008.

During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, neither Broadcom nor anyone on its behalf consulted with KPMG LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

In connection with the selection of KPMG LLP on March 12, 2008, the Audit Committee decided not to renew the engagement of Ernst & Young LLP, or E&Y, as our independent registered public accounting firm. The decision to change auditors was the result of a competitive process, conducted as part of our ongoing efforts to enhance our corporate governance practices, that was launched in conjunction with the rotation of the lead E&Y audit partner off our account pursuant to Rule 2-01(c)(6) of Regulation S-X.

The reports of E&Y on our consolidated financial statements for the years ended December 31, 2007 and December 31, 2006 did not contain an adverse opinion or a disclaimer of an opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the reports include explanatory paragraphs related to our adoption of SFAS 123R, effective January 1, 2006.

During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused E&Y to make reference to the subject matter of the disagreements in its reports on the consolidated financial statements for such years.

During the years ended December 31, 2007 and December 31, 2006 and through March 12, 2008, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K), except that in 2006 the Audit Committee discussed with E&Y the existence of a material weakness in our internal control over financial reporting, as more fully described in our amended Annual Report on Form 10-K/A for the year ended December 31, 2005, amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006 and Quarterly Report on Form 10-Q for the three months ended June 30, 2006, each filed with the SEC January 23, 2007. We authorized E&Y to respond fully to the inquiries of KPMG LLP concerning that material weakness. As we disclosed in the above-referenced filings, our management believes that the material weakness was remediated September 19, 2006. E&Y’s audit reports on the effectiveness of our internal control over financial reporting as of December 31, 2006 and December 31, 2007 contain unqualified opinions.

We provided E&Y with a copy of the above disclosures, and requested that E&Y furnish a letter addressed to the SEC stating whether or not it agrees with the statements made above. A copy of E&Y’s affirmative letter dated March 18, 2008 is attached as Exhibit 16.1 to our current report on Form 8-K filed with the SEC March 18, 2008.

A representative of KPMG LLP and a representative of E&Y are expected to be present at the Annual Meeting. Each will have the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions from shareholders.

In the event that the shareholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008, the appointment will be reconsidered by the Audit Committee, but no assurance can be given that the Audit Committee will change the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Broadcom and our shareholders.

Required Vote

The affirmative vote of the holders of common stock representing a majority of the voting power of the outstanding Class A common stock and Class B common stock, voting together as a single class, present or represented by proxy and voting, which shares voting affirmatively must also constitute at least a majority of the voting power required to constitute the quorum, is required to ratify the appointment of KPMG LLP. No broker non-votes are expected to exist on this proposal. For the effect of abstentions on this Proposal see, “Information about the Annual Meeting and Voting — What vote is required for each item?” on page 2 of this proxy statement.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2008. Unless otherwise instructed, the proxy holders named in each proxy will vote the shares represented thereby FOR the ratification of the appointment of KPMG LLP as provided in Proposal Four.

AUDIT INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed for the indicated services performed by Ernst & Young LLP during 2007 and 2006:

	2007	2006

Audit Fees	$3,003,000	$4,435,000
Audit-Related Fees	86,000	38,000
Tax Fees	544,000	117,000
All Other Fees	0	0

Total Fees	$3,633,000	$4,590,000

Audit Fees.  Audit Fees consist of fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual consolidated financial statements for 2007 and 2006, statutory audits required internationally, the review of our internal accounting and reporting controls as required under Section 404 of the Sarbanes-Oxley Act, the review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for 2007 and 2006, and other regulatory filings. In 2006 such fees also included $1.9 million attributable to Ernst & Young LLP’s services performed in connection with the voluntary review of our past equity award practices, for their audit of the related restatement of our financial statements included in our amended 2005 annual report on Form 10-K/A, and for their review of our amended quarterly report on Form 10-Q/A for the three months ended March 31, 2006, each filed with the SEC on January 23, 2007.

Audit-Related Fees.  Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees include employee benefit plan audits and certain consultations concerning financial accounting and reporting standards.

Tax Fees.  Tax Fees consist of fees for professional services for tax compliance activities, including the preparation of federal, state and international tax returns and related compliance matters.

All Other Fees.  There were no fees billed by Ernst & Young LLP for other services in 2007 and 2006.

The Audit Committee determined that all non-audit services provided by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s audit independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Under its charter, the Audit Committee must pre-approve all engagements of our independent registered public accounting firm unless an exception to such pre-approval exists under the Exchange Act or the rules of the SEC. In 2003 the Audit Committee adopted a policy requiring the pre-approval of all services to be provided by our independent registered public accounting firm. Any proposed services exceeding pre-approved cost parameters also require specific pre-approval. The Audit Committee has delegated to its Chair and, in his absence, to individual members of the Audit Committee, the authority to evaluate and approve service engagements on behalf of the full committee in the event a need arises for specific pre-approval between committee meetings. All services provided by our independent registered public accounting firm during 2007 were pre-approved in accordance with these policies.

OTHER MATTERS FOR CONSIDERATION AT THE ANNUAL MEETING

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is the intention of the proxy holders to vote the shares they represent as the Board may recommend. The proxy holders will vote at their discretion on any procedural matters that may come before the meeting.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of April 21, 2008 by (i) all persons known to us to beneficially own five percent (5%) or more of either class of our common stock, (ii) each director and each nominee for director, (iii) the named executive officers, and (iv) all of our current directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table or for shares of our common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

					Percentage
	Shares Beneficially Owned(1)				of Total
	Class A	Class B	Class A		Voting
Beneficial Owner	Common Stock	Common Stock	Percent(2)		Power(1)(2)

Named Executive Officers
Eric K. Brandt(3)	67,458	0		*%		*%
David A. Dull(4)	913,379	249,544		*		*
Bruce E. Kiddoo	15,786	0		*		*
Thomas F. Lagatta(5)	691,921	0		*		*
Vahid Manian(6)	348,361	35,329		*		*
Scott A. McGregor(7)	2,430,343	0		*		*
Henry Samueli, Ph.D.(8)	879,459	33,820,597	7.21		30.16
Non-Employee Directors
George L. Farinsky(9)	181,500	0		*		*
Maureen E. Girkins(10)	117,501	0		*		*
Nancy H. Handel(11)	117,501	0		*		*
John E. Major(12)	85,500	0		*		*
Alan E. Ross(13)	28,956	0		*		*
Robert E. Switz(14)	144,000	0		*		*
Werner F. Wolfen(15)	206,250	240,107		*		*
All current directors and executive officers as a group (14 persons)(16)	6,229,124	34,345,577	8.34		30.97
5% Holders Not Listed Above
The AXA Group(17)	41,071,746	0	9.20		3.66
FMR LLC(18)	30,542,343	0	6.84		2.72
Nicholas Broadcom Trust(19)	18,229	32,170,868	6.73		28.64
Sands Capital Management LLC(20)	24,689,691	0	5.53		2.20

*	Less than one percent.

(1)	Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. In some instances, the beneficially owned shares include unvested shares subject to currently exercisable options. If unvested shares are in fact purchased under those options, Broadcom will have the right to repurchase those shares, at the exercise price paid per share, should the optionee’s service terminate prior to vesting in those shares.

(2)	The percentage of shares beneficially owned is based on 446,400,396 shares of Class A common stock outstanding as of April 21, 2008. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after April 21, 2008 and shares of common stock subject to RSUs that will vest and be issued within 60 days after April 21, 2008 are deemed to be outstanding and beneficially owned by the person holding such options or RSUs for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. On April 21, 2008 there were 67,691,798 shares of Class B common stock outstanding. Each share of Class B common stock is immediately convertible into one share of Class A common stock. Accordingly, for the purpose of computing the percentage of Class A shares beneficially owned by each person who holds Class B common stock, each share of Class B common stock is deemed to have been converted into a share of Class A common stock, but such shares of Class B common stock are not deemed to have been converted into Class A common stock for the purpose of computing the percentage ownership of any other person. Holders of Class A common stock are entitled to one vote per share and holders of Class B common stock are entitled to ten votes per share.

Holders of common stock vote together as a single class on all matters submitted to a vote of shareholders, except (i) as otherwise required by law; and (ii) in the case of a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the

Ownership of Securities — Footnotes (continued)

holders of the majority of the outstanding shares of Class B common stock voting separately as a class, unless such issuance is approved by at least two-thirds of the members of the Board then in office. For the purpose of computing the percentage of total voting power, each share of Class B common stock is deemed not to have been converted into a share of Class A common stock.

(3)	Includes (i) 51,041 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 5,469 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Brandt.

(4)	Includes 12,204 shares of Class B common stock held by Mr. Dull as custodian for his children and as to which Mr. Dull disclaims beneficial ownership. Also includes (i) 824,541 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 5,593 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Dull.

(5)	Includes (i) 662,082 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 4,531 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Lagatta.

(6)	Includes 750 shares of Class A common stock held by Mr. Manian as custodian for his children. Also includes (i) 272,916 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 5,593 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Manian.

(7)	Includes (i) 2,191,714 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 15,000 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. McGregor.

(8)	Includes (i) 1,413,473 shares of Class B common stock owned by HS Management, L.P., which is beneficially owned by Dr. Samueli; (ii) 22,519,102 shares of Class B common stock held by HS Portfolio L.P., which is beneficially owned by Dr. Samueli; (iii) 1,635,000 shares of Class B common stock held by HS Portfolio II, L.P., which is beneficially owned by Dr. Samueli; and (iv) 8,253,022 shares of Class B common stock held by H&S Investments I, L.P., which is beneficially owned by Dr. Samueli. Dr. Samueli disclaims beneficial ownership of the shares held by HS Management, L.P. and HS Portfolio L.P., except to the extent of his pecuniary interest therein. Also includes (i) 846,249 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; (ii) 7,500 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Dr. Samueli; and (iii) 25,710 shares of Class A common stock that are directly held by Dr. Samueli. The address for Dr. Samueli is 5300 California Avenue, Irvine, California 92617-3038. 4,100,000 of the shares held by H& S Investments I, L.P. and 15,100,000 shares held by HS Portfolio L.P. are currently being used as collateral for certain outstanding loans made to those entities.

(9)	Includes (i) 14,000 shares of Class A common stock held by a revocable living trust as to which shares Mr. Farinsky, as co-trustee of such trust, shares voting and dispositive power; (ii) 166,250 shares of Class A common stock issuable upon exercise of options held by such trust that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (iii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Farinsky.

(10)	Includes (i) 95,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Ms. Girkins.

(11)	Includes (i) 95,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Ms. Handel.

(12)	Includes (i) 76,250 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Major.

(13)	Includes (i) 20,000 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Ross.

(14)	Includes (i) 128,750 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Switz.

(15)	Includes (i) 210,106 shares of Class B common stock held by a family trust as to which shares Mr. Wolfen, as co-trustee of such trust, shares voting and dispositive power; and (ii) 30,001 shares of Class B common stock owned by the Lawrence P. Wolfen Testamentary Trust, of which Mr. Wolfen serves as trustee and as to which Mr. Wolfen disclaims beneficial ownership. Also includes (i) 196,250 shares of Class A common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after April 21, 2008; and (ii) 1,250 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by Mr. Wolfen.

(16)	Includes 5,641,500 shares of Class A common stock issuable upon exercise of options held by the current directors and executive officers as a group that are currently exercisable or will become exercisable within 60 days after April 21, 2008. Also includes 53,974 shares of Class A common stock that will vest and become issuable within 60 days after April 21, 2008 pursuant to restricted stock units held by the current directors and executive officers as a group.

Ownership of Securities — Footnotes (continued)

(17)	The information provided with respect to the holdings of AXA Group is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the SEC February 14, 2008 by (i) AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the “Mutuelles AXA”), (ii) AXA, and (iii) AXA Financial, Inc. (“AXA Financial”). Mutuelles AXA controls AXA, which is the parent holding company with respect to the holdings of AXA Investment Managers Paris (“AXA Paris”), AXA Konzern AG (Germany) (“AXA Germany”), AXA Rosenberg Investment Management LLC (“AXA RIM”) and AXA Framlington (“Framlington”). AXA is also the parent holding company of AXA Financial, which is the parent holding company of AllianceBernstein L.P. (“Alliance”), an investment adviser, and AXA Equitable Life Insurance Company (“Equitable”), an insurance company and an investment adviser. Includes: 40,110,186 shares held by Alliance on behalf of client discretionary investment advisory accounts, all of which Alliance is deemed to have sole power to dispose or direct disposition, 6,619,781 shares as to which Allliance is deemed to have shared power to vote or to direct the vote and 24,079,866 shares as to which Alliance is deemed to have the sole power to vote or direct the vote. Also includes: (A) 779,946 shares held by Equitable (deemed to have sole power to dispose and direct the disposition of all such shares and sole power to vote or direct the vote of 752,585 shares); (B) 152,400 shares held by Framlington (deemed to have sole power to dispose or direct the disposition of and sole power to vote or direct the vote of such shares) (C) 17,440 shares held by AXA RIM (deemed to have sole power to dispose or direct the disposition of all such shares and sole power to vote or direct the vote of 11,200 shares); (D) 10,874 shares held by AXA Paris (deemed to have sole power to dispose or direct the disposition of and sole power to vote or direct the vote of such shares) and (E) 900 shares held by AXA Germany (deemed to have sole power to dispose and direct the disposition of and sole power to vote or direct the vote of all such shares). The addresses are: Mutuelles AXA — 26, rue Drouot, 75009 Paris, France; AXA — 25, avenue Matignon, 75008 Paris, France; and AXA Financial — 1290 Avenue of the Americas, New York, New York 10104.

The Schedule 13G filed by AXA Group contained information as of December 31, 2007 and may not reflect current holdings of our Class A common stock.

(18)	The information provided with respect to the holdings of FMR LLC is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the SEC April 10, 2008 by FMR LLC, includes: (A) 29,349,278 shares beneficially owned by Fidelity Management & Research Company (“Fidelity”), a registered investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various registered investment companies (the “Funds”). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the Funds each has sole power to dispose of the 29,349,278 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B shares of voting common stock of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Board of Trustees; (B) 960 shares beneficially owned by Strategic Advisers, Inc., an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of its providing investment advisory services to individuals; (C) 1,188,895 shares beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), a registered investment adviser and an indirect wholly-owned subsidiary of FMR LLC, as a result of its serving as investment adviser of institutional accounts, non-U.S. mutual funds or registered investment companies owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole dispositive power over 1,188,895 shares and sole power to vote or to direct the voting of 939,795 shares owned by the institutional accounts or managed by PGATC; and (D) 3,210 shares beneficially owned by FIL Limited (“FIL”), a qualified institution. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to vote approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are of the view that they are not acting as a “group” and that they are not otherwise required to attribute to each other the “beneficial ownership” of the securities “beneficially owned” by the other corporation within the meaning of Section 13d-3 of the Exchange Act. The address for FMR LLC, Fidelity and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109, the address for PGATC is 53 State Street, Boston, Massachusetts 02109, and the address for FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

The Schedule 13G filed by FMR LLC contained information as of March 31, 2008 and may not reflect current holdings of our Class A common stock.

(19)	Includes (i) 32,168,798 shares of Class B common stock held by Dr. Nicholas and Stacey E. Nicholas, as co-beneficiaries of the Nicholas Broadcom Trust, and (ii) 2,070 shares of Class B common stock held by Dr. Nicholas as custodian for his children. The address for the Nicholas Broadcom Trust is 15 Enterprise, Aliso Viejo, California 92656.

The 18,229 shares of Class A common stock was reported by Dr. Nicholas in a Schedule 13G with share ownership numbers current as of December 31, 2007. The Schedule 13G may not reflect current holdings of our Class A common stock.

(20)	The information provided with respect to the holdings of Sands Capital Management LLC is based on its SEC filing on Schedule 13G.

According to a Schedule 13G filed with the SEC February 14, 2007 by Sands Capital Management, LLC, an investment adviser (“Sands”), includes 24,689,691 shares beneficially owned by clients of Sands, which clients may include registered investment companies, and/or employee benefit plans, pension funds, endowment funds or other institutional clients, of which Sands has sole dispositive power over 24,569,691 shares and sole power to vote or direct the vote of 15,107,750 shares. The address for Sands is 1100 Wilson Blvd., Suite 3050, Arlington, VA 22209.

The Schedule 13G filed by Sands Capital Management LLC contained information as of December 31, 2006 and may not reflect current holdings of our Class A common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, our executive officers and persons who beneficially own more than ten percent (10%) of our outstanding common stock are subject to the requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC with respect to their ownership and changes in their ownership of the Class A common stock and other derivative Broadcom securities. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their transactions in 2007 in the common stock and their common stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2007, we believe that all reporting requirements under Section 16(a) for such year were met in a timely manner by our directors, executive officers and beneficial owners of greater than ten percent (10%) of our common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our common stock subject to outstanding options or other equity awards granted under equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally granted those options or awards. However, Footnote 7 to the table sets forth the total number of shares of our common stock issuable upon the exercise or vesting of those assumed options or awards as of December 31, 2007, and the weighted average exercise price of such assumed options. No additional options or other equity awards may be granted under those assumed plans.

		A		B		C
						Number of Shares of
						Common Stock
		Number of Shares of				Remaining Available
		Common Stock to be				for Future Issuance
		Issued upon Exercise		Weighted-Average		under Equity
		of Outstanding		Exercise Price of		Compensation Plans
	Class of	Options, Warrants		Outstanding Options,		(Excluding Securities
Plan Category	Common Stock	and Rights		Warrants and Rights		Reflected in Column A)

Equity Compensation Plans Approved by Shareholders(1)	Class A	140,794,403	(2)	$25.3381	(3)	67,061,585	(4)(5)
	Class B	615,679		1.6819		0
Equity Compensation Plans Not Approved by Shareholders(6)	Class A	49,707		10.2915		0

Total(7)	Class A	140,844,110		22.2676		67,061,585	(4)(5)
Total(7)	Class B	615,679		1.6819		0

(1)	Consists of our 1998 Incentive Plan and our 1998 ESPP. Our 2007 IESPP is the international component of our employee stock purchase program in which our foreign employees participate. The IESPP draws its shares solely from the reserve of Class A common stock approved under the 1998 ESPP. Because of this common share reserve, we consider our 2007 IESPP to be a shareholder-approved plan even though the plan itself has not been approved by our shareholders.

(2)	Includes 17,036,311 shares of our Class A common stock subject to RSUs that entitle each holder to one share of Class A common stock for each such unit that vests over the holder’s period of continued service. Excludes purchase rights accruing under the 1998 ESPP and 2007 IESPP. For further information concerning the 1998 ESPP, see Proposal Three: Approval of Amendment and Restatement of the 1998 Employee Stock Purchase Plan.

(3)	Calculated without taking into account the 17,036,311 shares of Class A common stock subject to outstanding RSUs that become issuable as those units vest, without any cash consideration or other payment required for such shares.

(4)	Includes shares of Class A common stock available for future issuance under the 1998 Incentive Plan and under the combined reserve in effect for the 1998 ESPP and the 2007 IESPP. As of December 31, 2007, 57,188,592 shares of Class A common stock were available for future issuance under the 1998 Incentive Plan. Shares reserved for issuance under the 1998 Incentive Plan may be issued upon the exercise of stock options or stock appreciation rights, through direct stock issuances or pursuant to RSUs that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. For further information concerning the 1998 Incentive Plan, see Proposal Two: Approval of Amendment and Restatement of the 1998 Incentive Plan. As of December 31, 2007, 9,872,993 shares of Class A common stock in total were available for issuance under the combined reserve for the 1998 ESPP and the 2007 IESPP.

(5)	Both the 1998 Incentive Plan and the 1998 ESPP contain annual automatic share renewal provisions. Accordingly, the number of shares of Class A common stock reserved for issuance under the 1998 Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 4.5% of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 45,000,000 shares. The combined share reserve for the 1998 ESPP and the 2007 IESPP will automatically increase on the first trading day of January each calendar year by an amount equal to 1.25% (or 1.00% if the shareholders do not approve Proposal Three) of the total number of shares of Class A common stock and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 10,000,000 shares.

(6)	Consists solely of the 1999 Special Stock Option Plan, as described below. Options under the 1999 Special Stock Option Plan cannot be granted to directors or executive officers. By resolution adopted February 23, 2005, the Board decided not to grant any additional stock options under the 1999 Special Stock Option Plan. This resolution also granted the plan administrator continued authority to make any changes to the terms and provisions of the options currently outstanding under the 1999 Special Stock Option Plan which the plan administrator may deem appropriate from time to time.

(7)	The table does not include information with respect to equity compensation plans or agreements that were assumed by us in connection with our acquisitions of the companies that originally established those plans or agreements. As of December 31, 2007, 1,658,260 shares of Class A common stock and 60,492 shares of Class B common stock were issuable upon exercise of outstanding options under those assumed plans, and an additional 16,348 shares of Class A common stock were subject to outstanding RSUs that will become issuable as those units vest, without any cash consideration or other payment required for such shares. The weighted average exercise price of the outstanding options to acquire shares of Class A common stock is $6.2347 per share and the weighted average exercise price of the outstanding options to acquire shares of Class B common stock is $5.8277 per share.

The 1999 Special Stock Option Plan

The 1999 Special Stock Option Plan was implemented by the Board in October 1999. The 1999 Special Stock Option Plan is a non-shareholder approved plan under which options have been granted to employees of the company (or any parent or subsidiary) who were neither Broadcom executive officers nor directors at the time of grant. The Board originally authorized 1,500,000 shares of Class A common stock for issuance under the 1999 Special Stock Option Plan.

In February 2005 the Board adopted a resolution to reduce the share reserve under the 1999 Special Stock Option Plan to the number of shares needed to cover the then currently outstanding options under that plan. Accordingly, no additional stock option grants are to be made under the 1999 Special Stock Option Plan, and to the extent any of the currently outstanding options under the plan terminate or expire unexercised, the shares of Class A common stock subject to those options will not be available for reissuance under the 1999 Special Stock Option Plan. The Equity Award Committee, as plan administrator, is authorized to make revisions or modifications to the terms and provisions (including the exercise price) of any option currently outstanding under the 1999 Special Stock Option Plan as it may deem appropriate from time to time, and such revisions or modifications will not be deemed to constitute the termination or expiration of those options and the grant of new options for purposes of the foregoing prohibition against future option grants under the 1999 Special Stock Option Plan.

Existing option grants under the 1999 Special Stock Option Plan may have an exercise price per share greater than, equal to or less than the fair market value per share of Class A common stock on the grant date. No option granted under the 1999 Special Stock Option Plan has a term in excess of ten years, and each will be subject to earlier termination within a specified period following the optionee’s cessation of service with Broadcom (or any parent or subsidiary). Each granted option vests in one or more installments over the optionee’s period of service. However, the options will vest on an accelerated basis in the event Broadcom is acquired and those options are not assumed, replaced or otherwise continued in effect by the acquiring entity. All options granted under the 1999 Special Stock Option Plan were granted as non-statutory stock options under the federal tax laws.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Elected Officers

The following table sets forth certain information regarding our executive officers and other elected officers as of April 21, 2008:

Name	Age	Positions with Broadcom

Executive Officers
Eric K. Brandt	45	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
David A. Dull	59	Senior Vice President, Business Affairs, General Counsel and Secretary
Bret W. Johnsen	38	Vice President and Corporate Controller (Principal Accounting Officer)
Thomas F. Lagatta	50	Senior Vice President, Worldwide Sales
Vahid Manian	47	Senior Vice President, Global Manufacturing Operations
Scott A. McGregor	52	President, Chief Executive Officer and Director (Principal Executive Officer)
Henry Samueli, Ph.D.	53	Chairman of the Board and Chief Technical Officer
Other Elected Officers
Dianne Dyer-Bruggeman	58	Senior Vice President, Global Human Resources
Neil Y. Kim	49	Senior Vice President, Central Engineering
Daniel A. Marotta	47	Senior Vice President & General Manager, Broadband Communications Group
Robert A. Rango	50	Senior Vice President & General Manager, Wireless Connectivity Group
Kenneth E. Venner	45	Senior Vice President, Corporate Services and Chief Information Officer
Nariman Yousefi	45	Senior Vice President & General Manager, Enterprise Networking Group

Following is a brief description of the business experience and educational background of each of our executive officers and other elected officers, including the capacities in which each has served during the past five years. The descriptions for Mr. McGregor and Dr. Samueli appear earlier in this proxy statement under the section entitled “Proposal One: Election of Directors.”

Executive Officers

Eric K. Brandt joined Broadcom as Senior Vice President and Chief Financial Officer in March 2007. He also serves as a director and officer of certain Broadcom subsidiaries. From September 2005 until March 2007, Mr. Brandt served as President and Chief Executive Officer of Avanir Pharmaceuticals. Prior to Avanir, Mr. Brandt was Executive Vice President – Finance and Technical Operations, Chief Financial Officer of Allergan, Inc., a global specialty pharmaceutical company, where he also held a number of other senior positions after joining Allergan in 1999. Previously, Mr. Brandt spent 10 years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner and as a senior member of the firm’s heath care practice. In addition, while at BCG he led the North American operations practice and had experience advising computer and telecommunications clients. He is also a director of Dentsply International, Inc., a dental products company, and Vertex Pharmaceuticals, Inc., a global biotechnology company, where he chairs the audit committee. Mr. Brandt received a B.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. from Harvard Business School.

David A. Dull joined Broadcom as Vice President of Business Affairs and General Counsel in March 1998 and was elected Secretary in April 1998. He became Senior Vice President, Business Affairs, General Counsel and Secretary in April 2005. He also serves as a director and officer of certain Broadcom subsidiaries. From 1985 until 1998 Mr. Dull was a Partner in the law firm of Irell & Manella LLP, where as a business lawyer he represented a number of public and private companies and individuals in the entertainment and high technology industries, including Broadcom. Irell & Manella LLP has represented and continues to represent Broadcom in various transactional and litigation matters. Mr. Dull received a B.A. in American Studies and a J.D. from Yale University.

Bret W. Johnsen joined Broadcom as a Corporate Accounting Manager in October 1999. From June 2000 through December 2003 Mr. Johnsen served as Controller for various business groups within Broadcom. He was appointed Director of Finance, Worldwide Operations in April 2003, and became Senior Director of Finance & Operations – Worldwide Manufacturing in May 2005. Most recently he served as Senior Director of Finance – Wireless Connectivity Group. In September 2007 be became Vice President and Corporate Controller and was designated Principal Accounting Officer. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining Broadcom, Mr. Johnsen served as the Corporate Controller of Classified Ventures, Inc., an Internet company specializing in classified advertising. Before joining Classified Ventures, Mr. Johnsen served in various financial management positions at Qualcomm Incorporated. He received a B.S. in Accounting from the University of Southern California and an M.S. in Finance from San Diego State University. Mr. Johnsen is a certified public accountant, licensed in California.

Thomas F. Lagatta joined Broadcom in May 2002 and became Vice President and General Manager of the Client Server Networking Business Unit in July 2002. In September 2003 Mr. Lagatta was elected Group Vice President, Enterprise Computing Group, and in April 2005 he was elected Senior Vice President & General Manager, Enterprise Computing Group. In June 2006 he became Senior Vice President, Worldwide Sales. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from August 1999 to February 2002 Mr. Lagatta served as Vice President and General Manager of Anadigics, Inc., a semiconductor manufacturer, where he led the Fiber Communications Products Business Unit. Before joining Anadigics, from 1998 to July 1999, Mr. Lagatta served as Vice President of Business Development at Avnet, Inc., an electronic component manufacturer. Prior to Avnet, Mr. Lagatta served in various senior management and technical positions for more than 11 years at Symbios Logic, a storage systems company. Mr. Lagatta received a B.S.E.E. from The Ohio State University and an M.S.E.E. from the University of Southern California.

Vahid Manian joined Broadcom in January 1996 as Director of Operations and became Vice President of Manufacturing Operations in December 1997. He became Senior Vice President, Global Manufacturing Operations in April 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Prior to joining us, Mr. Manian served in a number of positions for approximately 12 years at Silicon Systems, Inc., a semiconductor manufacturer, including over six years as Director of Operations. At Silicon Systems he led the implementation, production ramp and qualification of advanced PRML-read channel integrated circuits. Mr. Manian received a B.S.E.E. and an M.B.A. from the University of California, Irvine.

Other Elected Officers

Dianne Dyer-Bruggeman joined Broadcom in April 2004 as Vice President of Human Resources. She became Senior Vice President, Global Human Resources in April 2005. Previously, from 1995 to April 2004 Ms. Dyer-Bruggeman served as Vice President of Human Resources at The Titan Corporation, a developer and systems integrator for the Department of Defense, the Department of Homeland Security, and intelligence and other government agencies. Ms. Dyer-Bruggeman received a B.A. in Language and Education from Ithaca College.

Neil Y. Kim joined Broadcom as Director of Engineering in January 2000 and became Vice President of Central Engineering in October 2001. He became Senior Vice President, Central Engineering in April 2005. Prior to joining us, from 1993 to 2000 Mr. Kim held a series of progressively senior technical and management positions at Western Digital Corporation, a data storage manufacturer, where his last position was Vice President of Engineering. Mr. Kim received a B.S.E.E. from the University of California, Berkeley.

Daniel A. Marotta joined Broadcom in October 2002 and became Vice President & General Manager of the Broadband Communications Business Unit in January 2003. In September 2003 Mr. Marotta was elected Group Vice President, Broadband Communications Group. He became Senior Vice President & General Manager, Broadband Communications Group in April 2005. He also serves as a director and officer of certain Broadcom subsidiaries. Previously, from March 1999 to April 2002 Mr. Marotta served in various senior management positions in the Digital Information Division at Conexant Systems, Inc., a semiconductor manufacturer, the most recent of which was Senior Vice President and General Manager. In May 2002 Mr. Marotta was promoted to Chief Operating Officer of the Broadband Communications Segment at Conexant, where he served until October 2002. Prior to joining Conexant, from 1996 to 1999 Mr. Marotta served as Director of Engineering at Brooktree Corporation, a semiconductor manufacturer, and later as Vice President of Engineering at Rockwell Semiconductor Systems, a semiconductor manufacturer, after Rockwell Semiconductor acquired Brooktree in 1996. Mr. Marotta received a B.S.E.E. from the State University of New York at Buffalo.

Robert A. Rango joined Broadcom in March 2002 and became Vice President & General Manager of the Network Infrastructure Business Unit in October 2002. In September 2003 Mr. Rango was elected Group Vice President, Mobile & Wireless Group. He became Senior Vice President & General Manager, Mobile & Wireless Group in April 2005, and Senior Vice President & General Manager, Wireless Connectivity Group in January 2006. He also serves as a director and officer of certain Broadcom subsidiaries. From 1995 to 2002 Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a semiconductor manufacturer, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions. Previously, Mr. Rango held various positions with AT&T Bell Laboratories for over ten years. Mr. Rango received a B.S.E.E. from the State University of New York at Stony Brook and an M.S.E.E. from Cornell University.

Kenneth E. Venner joined Broadcom as Chief Information Officer in August 2000. In February 2002 he was elected a Vice President. He became Senior Vice President & Chief Information Officer in April 2005 and Senior Vice President, Corporate Services and Chief information Officer in January 2008. Previously, Mr. Venner was Vice President of Product Management and Chief Information Officer of Rockwell Electronic Commerce from 1997 to August 2000. Prior to that, Mr. Venner held a number of information sciences/information technology management positions for over 11 years at Lucent Technologies/AT&T Bell Laboratories. Mr. Venner received a B.E. from the Stevens Institute of Technology, an M.E. from Carnegie Mellon University and an M.B.A. from New Hampshire College.

Nariman Yousefi joined Broadcom in March 1994 and became Senior Vice President & General Manager, Enterprise Networking Group in July 2007. Mr. Yousefi most recently served as Vice President & General Manager in charge of Broadcom’s physical layer and optical products. He also serves as a director and officer of certain Broadcom subsidiaries. Mr. Yousefi studied electrical engineering at the University of California, Davis and received a B.S.E.E. from the University of Pacific. He received an M.S.E.E. from University of Southern California.

  Election of New Senior Vice President & General Manager

On April 22, 2008 the Board of Directors elected Scott A. Bibaud as Senior Vice President & General Manager, Mobile Platforms Group. Mr Bibaud, 45, joined Broadcom through our acquisition of Innovent Systems, Inc. in July 2000, and most recently served as Vice President & General Manager, Wireless Personal Area Networking Business Unit, in charge of Bluetooth® and certain other wireless products. Prior to joining Broadcom, he served as Vice President of Marketing for Innovent Systems and previously held various management positions at Rockwell Semiconductor Systems and Conexant Systems, Inc., and engineering positions at Raytheon Corporation. Mr. Bibaud received a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute and an M.B.A from Harvard Business School.

Compensation Discussion and Analysis

This section explains our compensation program as it relates to the following named executive officers, referred to in this Compensation Discussion and Analysis or, CD&A, as our NEOs:

Name	Position
Scott A. McGregor	President and Chief Executive Officer
Henry Samueli, Ph.D.	Chairman of the Board and Chief Technical Officer
Eric K. Brandt	Senior Vice President and Chief Financial Officer (effective March 29, 2007)
Bruce E. Kiddoo	Vice President and Corporate Controller (until August 31, 2007) and Acting Chief Financial Officer (from September 19, 2006 until March 29, 2007)
David A. Dull	Senior Vice President, Business Affairs, General Counsel and Secretary
Thomas F. Lagatta	Senior Vice President, Worldwide Sales
Vahid Manian	Senior Vice President, Global Manufacturing Operations

We are engaged in a very competitive industry, and our success depends upon our ability to attract, retain and motivate qualified executives through competitive compensation arrangements. The Compensation Committee of the Board, referred to in this CD&A as the committee, administers the compensation programs for our executive officers with this competitive environment in mind. We believe the compensation paid to our executive officers should also be substantially dependent upon our financial performance and the value that we create for our shareholders. For this reason, the committee structures our compensation programs to provide incentives for the attainment of our short-term and long-term strategic and financial objectives and rewards those executive officers who make meaningful contributions to the attainment of those objectives. However the committee and management recognize that we operate in a cyclical industry and annual financial metrics can be affected, in some cases significantly, by macroeconomic conditions.

Compensation Objectives for Executive Officers.  The committee has designed the various elements that comprise the compensation of our executive officers to achieve the following objectives:

•	To attract, retain, motivate and reward executive officers with superior leadership and management capabilities;

•	To provide total direct compensation to each executive officer that is internally equitable, competitive with peer companies, and driven by individual and corporate performance;

•	To offer compensation levels that are reflective of our long-term financial performance and provide our executive officers with the opportunity and motivation to earn above-market total compensation for exceptional business performance; and

•	To align and strengthen the mutuality of interests between our executive officers and our shareholders.

Compensation Elements.  For 2007 the compensation of each of our NEOs, other than the compensation of Dr. Samueli, consisted of three elements: (i) long-term stock-based incentive awards, in the form of stock options and RSUs, (ii) a base salary, and (iii) participation in a cash bonus pool tied to our attainment of pre-established corporate objectives. The last two elements represented only 8.67% to 17.97% of the total direct compensation of the NEOs, and the equity component continued, as in past years, to constitute the most significant portion of their compensation in 2007. The compensation paid to Mr. Brandt also included a signing bonus in connection with his commencement of employment as our Chief Financial Officer in March 2007. The average of the NEOs’ 2007 total direct compensation mix (excluding Dr. Samueli and excluding Mr. Brandt’s signing bonus) is shown in the chart below.

Determination of Amount and Interrelationship among Compensation Elements.  In determining the appropriate level for each element of compensation, the committee has consistently followed the practice of making the majority of an executive officer’s total direct compensation variable and performance-based. The committee has historically provided total cash compensation (in the form of salaries and bonuses) for most of our NEOs substantially below the 50th percentile of total cash compensation paid to similarly-situated executives at surveyed companies and has utilized a substantial equity component designed, in part, to implement the long-term goal of providing each NEO with total direct compensation around the 75th percentile of the total direct compensation paid to similarly-situated executives at surveyed companies. The committee believes aiming total direct compensation near the 75th percentile is necessary to attract and retain the caliber of executives necessary to achieve our business objectives. However, as the equity component of our total direct compensation is substantial, the total direct compensation percentiles are subject to frequent changes due to the volatility of our stock price. Targeted percentiles will also only be achieved if the performance of our stock meets or exceeds the performance projected by the committee, as discussed below. Accordingly, the total compensation package for each of our NEOs is primarily variable and is driven by our financial results and stock price performance. In periods where significant value is not delivered to our shareholders, it is possible for our executives to earn substantially below the targeted percentiles. The variable nature of our equity compensation reflects our commitment to a pay-for-performance compensation philosophy.

The committee has the authority to retain independent advisors to assist in the compensation-setting process and receives adequate funding to engage such advisors. The committee engaged Frederic W. Cook & Co., Inc., referred to in this CD&A as FWC, as its independent advisor in 2007, and FWC assisted the committee with compiling and analyzing relevant market data. During 2007 Broadcom did not engage FWC for any additional services beyond their work performed for the committee and work performed for the Nominating & Corporate Governance Committee in connection with compensation for non-employee directors.(1)

Compensation Methodology and Process.  When setting the compensation for 2007 for each of the NEOs, the committee reviewed “tally sheets,” prepared by our Human Resources Department, that showed the dollar amount of each component of the NEO’s compensation, including current and proposed cash salaries, bonus earned for the prior year and targeted for the current year, and current projected values for equity-based compensation based on the net present value of those awards. The purpose of these tally sheets is to provide a comprehensive snapshot of the elements of actual and potential future compensation of our NEOs. The amount of past compensation, including amounts realized or realizable from prior equity awards, is generally not a factor considered by the committee. If prior compensation arrangements were used to influence current and future arrangements, the committee believes it would lose key motivational elements of the compensation program. Additionally, equity awards are granted as part of the total direct compensation the committee establishes each year and are an integral component in arriving at an NEO’s targeted total direct compensation for that year. Also, equity awards granted in prior years are generally not factored into survey data reporting total direct compensation. Potential payments under outstanding retention arrangements are also not considered by the committee when setting compensation for the current year. Those arrangements provide severance benefits consistent with the practice of peer companies and are considered by the committee as appropriate for the attraction and retention of our NEOs but not as a specific compensation component to be analyzed or awarded for a given year. Our retention arrangements are described below under the heading “Severance Arrangements” and in the section of this proxy statement entitled “Potential Payments upon Termination or Change in Control.”

In making NEO compensation decisions for 2007, the committee engaged in a multifaceted review process. One component of the process looked at the compensation of each NEO relative to the compensation paid to similarly-situated executives at surveyed companies (see, “Comparative Framework” below) and analyzed the current compensation practices at those companies. While the committee believes that compensation survey data provide useful information for comparative purposes, the committee does not adhere to formulas tied to the survey data but instead uses the 75th percentile for total direct compensation in the survey data as a guiding principle. The committee also recognizes that the comparability of survey data is sometimes limited because Broadcom officers or other employees may have varying responsibilities and job functions as compared to corresponding positions in the surveys. As in prior years, in 2007 the committee’s goal was to create total direct compensation that was tied to a significant degree to the long-term equity component. It is the committee’s belief that this approach best motivates the NEOs and aligns their interests with those of our shareholders, as the majority of the NEOs’ projected total compensation is dependent upon the performance of our stock price. The stock option component will not provide any value to the NEOs unless the market price of our stock appreciates, and the value of the RSU awards will vary directly with increases or decreases in the market price of our stock.

A concurrent and equally important part of the review process involved taking into consideration several other factors, including internal pay equity considerations, the experience and responsibilities of each NEO, budget constraints, and individual performance and contributions to corporate achievements. As part of that process, in 2007 Mr. McGregor evaluated the performance of each NEO, other than himself, in light of the individual business objectives established for the NEO for the prior year and the NEO’s accomplishments during that year. Individual objectives are developed

(1) As described in Proposal Two: Approval of Amendment and Restatement of the 1998 Stock Incentive Plan, FWC assisted the Nominating & Corporate Governance Committee in developing the revised non-employee director equity compensation policy embodied in the proposed amendment to the Director Automatic Grant Program under the plan.

annually by Mr. McGregor and the respective NEO. For 2006 performance, which was a factor in establishing salary and equity awards in early 2007, Mr. McGregor took into account the following achievements, among others, of the NEOs:

•	For Mr. Dull, continued development of Broadcom’s patent portfolio and the successful management of Broadcom’s ongoing litigation with Qualcomm and other parties;

•	For Mr. Lagatta, the number of strategic product design wins and his success in securing new customers;

•	For Mr. Manian, successful cost reduction and containment measures, success in achieving adequate foundry space to meet increased product volumes in 2006, and successful management of the migration of our products to the 65 nanometer geometry manufacturing process technology; and

•	For Mr. Kiddoo, his assumption of interim chief financial officer responsibilities and his leadership in managing the restatement of our historical financial statements in connection with our equity award review.

Mr. McGregor based his compensation recommendations on the achievements listed above and other factors, with a strong emphasis on the desire to achieve comparable compensation levels among this group of NEOs. Based on these considerations, Mr. McGregor made specific compensation recommendations to the committee with respect to each of those NEOs, which included recommended salary increases and proposed equity awards. The committee reviewed those recommendations, together with supporting market data, and had full authority to exercise its judgment in determining the final compensation payable to each NEO. In making its determinations, the committee gave considerable weight to Mr. McGregor’s evaluations and recommendations because of his direct knowledge of each NEO’s performance and contributions to our business objectives and financial performance. After review of the peer company compensation survey data, and in consultation with FWC, the committee decided to accept the recommendations made by Mr. McGregor with respect to 2007 salary and equity awards for the NEOs other than himself.

The committee determined Mr. McGregor’s salary and equity awards based on multiple factors, including competitive market data provided by our Human Resources Department and FWC, budget constraints, and the committee’s evaluation of Mr. McGregor’s performance during 2006. FWC assisted the committee in analyzing the data and determining comparative compensation levels. In setting Mr. McGregor’s 2007 total direct compensation, the committee assessed the company’s performance and his personal achievements during 2006, which included, among others, an increase in net revenue of more than 37% from net revenue in 2005, a year-over-year increase in our non-GAAP net income of nearly 50%, and his important role in leading a corporate-wide initiative to migrate products to the 65 nanometer geometry process technology. (For a description of adjustments used to determine non-GAAP net income, please see “Analysis of Compensation Elements for 2007 — Incentive Compensation.”)

Comparative Framework.  The committee believes aiming total direct compensation near the 75th percentile is necessary to attract and retain the caliber of executives necessary to achieve our business objectives. However, as the equity component of our total direct compensation is substantial, the total direct compensation percentiles are subject to frequent changes due to the volatility of our stock price. Targeted percentiles will also only be achieved if the performance of our stock meets or exceeds the performance projected by the committee, as discussed below. The committee reviews market data for each element of total direct compensation derived from various surveys of companies in the semiconductor and related industries. The committee’s general philosophy is to provide total direct compensation near the 75th percentile of surveyed companies, based on actual awards. In 2007 the committee used data compiled by our Human Resources Department from the following surveys: (i) the 2006 Radford survey of executive officer compensation levels at selected companies (select executive peer list) (24 companies); (ii) the 2006 Radford survey of executive officer compensation levels at semiconductor component companies(1) (24 companies used out of 481 surveyed); and (iii) the 2006 CHiPS survey of executive officer and senior management compensation levels at high technology companies with about three billion dollars of annual revenue (69 companies). As additional validation of the market data provided by those surveys, the committee also reviewed data from the FWC Executive Compensation Review from proxy statements and other SEC filings, an independently-constructed study, referred to in this CD&A as the FWC study.

(1) A total of 481 companies were surveyed but we used data from only 24 companies within this survey. Those companies had greater than one billion dollars of annual revenue.

The 24 peer companies in the 2006 Radford Select Executive Peer List Survey were:

Advanced Micro Devices	Google	NVIDIA
Agere Systems	Intel	PMC-Sierra
AMCC	Juniper Networks	QLogic
Atheros Communications	LSI Logic	Qualcomm
ATI Technologies	Marvell	STMicroelectronics
Cisco Systems	National Semiconductor	Sun Microsystems
Conexant Systems	Network Appliance	Texas Instruments
Freescale Semiconductor	Nortel	Yahoo!

The 24 companies in the 2006 Radford Semiconductor Component Companies (Revenue Threshold — $1B) Survey were:

Advanced Micro Devices	Infineon Technologies	ON Semiconductor
Agere Systems	Intel	Samsung Semiconductor
Altera	International Rectifier	Sandisk
ATI Technologies	LSI Logic	Sharp Microelectronics of the Americas
Atmel	Marvell	Spansion
Avago Technologies	Micron Technology	STMicroelectronics
Fairchild Semiconductor	National Semiconductor	Texas Instruments
Freescale Semiconductor	NVIDIA	Xilinx

Broadcom has used Radford studies for several years, in conjunction with other published surveys (such as the 2006 CHiPS Executive and Senior Management Survey), as an information source on current competitive pay practices for most positions within the company. The committee believes that Radford Surveys, within the high-technology industries, are among the largest and most highly participated in compensation surveys available on the market. Radford Executive Survey results permit individual tailoring based on various categories. The Human Resources Department selected semiconductor components for companies with annual revenue of $1.0 billion to $3.0 billion as our category and revenue size group, resulting in the 24 identified companies. Radford Executive Survey further allowed us to create a select executive peer list to provide targeted insight into our competitive position against peer companies of similar size. The list of 24 companies in our select executive peer list was prepared by our Human Resources Department, in consultation with Mr. McGregor and the committee, as representative of companies with which we believe we compete for talent, including both executive talent and the rest of our employee base.

The FWC study was based on 15 semiconductor companies with annual revenue ranging from $1.9 billion to $43 billion, and market capitalization values from $7 billion to $62 billion. These companies represent the companies in our industry with which we believe we compete with for talent. Our market capitalization was in the upper half and our revenue and net income were near the top of the lower half of the 15 peer companies. Our one year shareholder return was in the bottom half and our three and five year shareholder returns were in the top half of the 15 peer companies. The 15 companies in the FWC study were:

Agilent Technologies	Freescale Semiconductor	Motorola
Advanced Micro Devices	KLA Tencor	National Semiconductor
Analog Devices	Marvell	NVIDIA
Applied Materials	Maxim Integrated	Qualcomm
EMC	Micron Technology	Texas Instruments

Under each of the surveys and for the FWC study, RSUs were valued at the market value of the underlying shares of stock on the award date. The methodology utilized to value stock options varied by survey and was determined in the following manner:

•	For each of the Radford surveys, stock options were valued pursuant to a net present value formula that assumed an annual stock price growth of 12%, a four year period between grant and exercise, and a discount rate of 3.5%. Our Human Resources Department uses this net present value methodology when valuing stock option awards

(for executives and for all other employees) as we believe this methodology most closely approximates valuation methodologies employed by peer companies when they set compensation.

•	For the CHiPS survey, stock options were valued pursuant to the Black-Scholes formula. For that purpose, stock price volatility is based on actual trading activity over five years, the estimated term of the option at five years, and the risk free rate of return value is 4.78%.

•	For the FWC study, option values reflect the SFAS 123R fair value reported in the surveyed companies’ most recent annual report on Form 10-K. Specifically, per option values were calculated by multiplying the option’s exercise price by a fraction of which the numerator equaled the weighted-average fair value of all options granted in the prior fiscal year and the denominator equaled the weighted-average exercise price of all options granted in the prior fiscal year. Performance-based awards were valued based on amounts reported in the respective Grants of Plan Based Awards table (which reflect either target performance level or difficulty of achievement).

Comparative Analysis for 2007.  One of the committee’s guiding principles is to provide total direct compensation near the 75th percentile of the survey data, with a significant portion of compensation taking the form of long-term equity incentives. The salary component, which is not based on financial performance to any meaningful extent, represents a small portion of the NEO’s total direct compensation for the year, ranging from a low of 6.21% for Mr. Brandt to a high of 12.87% among the other NEOs. In each of the surveys, total cash compensation of our NEOs (other than Mr. Kiddoo) was below the 50th percentile, and generally closer to the 25th percentile. The principal component of each NEO’s compensation consists of long-term equity incentives and, as a result, although the committee uses total direct compensation guidelines as a factor in setting total compensation levels, it is primarily our stock price performance over time that will determine whether the projected levels of compensation based on the surveyed market data will in fact be realized.

In analyzing the comparative market data during early 2007 (using the net present value methodology employed by our Human Resources Department), the committee reviewed 2006 compensation data in the Radford surveys, the CHiPs survey and the FWC study at the 25th, 50th, 75th and 90th percentiles. When compared to the data drawn from the Radford surveys, the CHiPs survey and the FWC study at the time the committee reviewed the information, the approximate total direct compensation provided to our NEOs (other than Dr. Samueli) is shown in the table below. Mr. Brandt’s comparative compensation is set forth below but was not evaluated by the committee with the other NEOs in early 2007 as he had not yet commenced employment. As discussed in greater detail below, for purposes of this comparative information, we divided Mr. Brandt’s initial equity awards in half to model his 2007 compensation (as the surveys do not take into account the fact that equity awards to newly hired employees are generally much larger than annual awards made to existing employees). Mr. Kiddoo’s compensation was compared to corporate controller positions at peer companies. From September 19, 2006 through March 25, 2007, Mr. Kiddoo served as our Acting Chief Financial Officer in addition to continuing his duties as Corporate Controller.

The committee uses these comparisons as a guide but recognizes their limited utility due to the volatility of our stock price and the resulting changes to these percentiles depending on when the equity component is assessed.

		2006 Radford	2006 CHiPS
	2006 Radford Select	Semiconductor	Executive and Senior
	Executive Peer	Component Companies	Management Survey	FWC Study

Scott A. McGregor	3.7% above the 75th Percentile	7.5% above the 75th Percentile	13.9% above the 75th Percentile	30.4% below the 75th Percentile
Eric. K. Brandt	3% below the 75th Percentile	At the 75th Percentile	23.8% above the 75th Percentile	37% below the 75th Percentile
David A. Dull	45% above the 75th Percentile*	32% above the 75th Percentile*	52.5% above the 75th Percentile*	2.1% above the 75th Percentile
Bruce E. Kiddoo(1)	130.8% above the 75th Percentile*	101.3% above the 75th Percentile**	127.4% above the 75th Percentile**	52.1% above the 75th Percentile**
Thomas F. Lagatta	2.9% above the 75th Percentile	38.3% above the 75th Percentile*	18.3% below the 75th Percentile	46.3% below the 75th Percentile
Vahid Manian	47.4% above the 75th Percentile	62% above the 75th Percentile*	30% above the 75th Percentile	23.6% above the 75th Percentile

*	At or within 10 percentage points of the 90th Percentile

**	Substantially above the 90th Percentile

Because Dr. Samueli voluntarily maintains his annual cash compensation at $1, his compensation cannot be realistically assessed or compared to compensation data derived from market surveys.

Comparative Analysis for 2008.  In 2008 the committee is using the weighted average of the following surveys: (i) fifty percent weighting for the 2007 Radford survey of executive officer compensation levels at selected companies (select cut) (22 companies); (ii) twenty-five percent weighting for the 2007 Radford survey of executive officer compensation levels at semiconductor companies (104 total companies surveyed with 28 companies having greater than one billion dollars of annual revenue); and (iii) twenty-five percent weighting for the 2007 CHiPS survey of executive officer and senior management compensation levels at high technology companies with above three billion dollars of annual revenue (38 companies). The committee will continue to use the FWC study as an additional guide but will not use it as a meaningful source in making compensation decisions. The committee believes the weighted average of the Radford and CHiPs surveys provides a sound comparative tool for a variety of reasons, including reliance on those surveys by peer companies and the fact that the valuation methodologies used in the Radford studies are consistent with the valuation methodologies employed by our Human Resources Department.

Analysis of Compensation Elements for 2007.  Each of the three elements that comprise total compensation for the NEOs (salary, bonus and equity) is designed to achieve one or more of our overall objectives to create a competitive level of compensation the committee believes is appropriate, reasonable and internally equitable, tie compensation to the attainment of one or more strategic business objectives, and base a substantial portion of the NEOs’ compensation on our financial success, measured in terms of stock price performance.

The manner in which the committee has structured each element of compensation for the NEOs is described below. Certain compensation elements for Mr. McGregor, our Chief Executive Officer, Dr. Samueli, our Chief Technical Officer, and Mr. Brandt, our Chief Financial Officer, are discussed separately after the general description.

Salary.  The committee reviews the base salary level for executive officers each year. Their base salaries are determined on the basis of their levels and scope of responsibility, experience, individual performance, competitive market data and a desire to achieve internal pay equity among the group. In setting base salaries, the committee evaluates comparative market data and solicits from Mr. McGregor his evaluations of the individual performance of the other NEOs and his recommended salary increases for each of them. Mr. McGregor’s recommendations are based on his performance evaluation, the desire to retain comparable compensation levels among that group and other factors. The salary level for Messrs. Dull, Kiddoo, Lagatta and Manian collectively increased by approximately 6.28% in 2007 from the level in effect for 2006. For 2007, the base salary levels for this group ranged from a high of $300,000 to a low of $265,000. The salaries comprised 10.79% to 12.87% of the total direct compensation for these NEOs. By maintaining

(1) Assumes a target bonus award of 35% for purposes of comparison. Mr. Kiddoo did not receive a bonus for 2007 because he was no longer with the company.

base salaries at such levels, the committee continued its longstanding practice of tying the major portion of each NEO’s total compensation to our financial performance and stock price growth. Accordingly, salary has not traditionally served as a major component of compensation but has provided security and an element of stability to the NEOs’ total compensation each year. In March 2008, following its review of the individual performances by this group of NEOs during 2007 and its evaluation of budgetary considerations, the committee approved increases to annual base salaries. The amount of those increases ranged from a high of $32,500 to a low of $10,000. Additional information regarding these increases is set forth in our Current Report on Form 8-K filed with the SEC March 11, 2008. We anticipate that while the pay-for-performance components of our executive compensation arrangements will remain the predominant element of each executive officer’s total compensation in future years, total cash compensation will increase modestly to bring our NEOs closer to the 50th percentile of similarly-situated executives at peer companies.

Incentive Compensation.  Cash incentive compensation in the form of annual cash bonuses have been paid to executive officers for the past three years. For 2007, such bonuses made up a relatively small part of each NEO’s total direct compensation (from a high of 5.10% to a low of 2.46%). For 2006, the applicable percentages were from a high of 5.02% to a low of 2.69%. The committee believes that while performance-based cash compensation should be a component of total annual compensation, it should represent a small percentage of total direct compensation because it promotes retention only in the short-term over the performance period and is a less significant factor in attracting new executive talent in our industry than equity compensation. The committee and management recognize that Broadcom operates in a cyclical industry and annual financial metrics can be affected, in some cases significantly, by macroeconomic conditions. The committee is evaluating whether metrics that reflect macroeconomic changes can be incorporated into our compensation structure.

In March 2007 the committee implemented the Executive Officer Performance Bonus Plan under which incentive bonuses may be provided to certain executive officers based on financial and/or non-financial performance metrics established at the start of each year. The plan was approved by our shareholders at the 2007 Annual Meeting of Shareholders and is designed to advance our pay-for-performance policy by focusing the attention of our executive officers on the attainment of key pre-established financial and/or strategic objectives for the year. Each NEO has a target bonus opportunity under the plan that is expressed as a percentage of base salary and varies based on position, as described below. For 2007 the plan provided our executive officers with a direct financial incentive in the form of a cash bonus award tied to our achievement of five pre-established company financial performance goals. The committee selected the financial performance metrics based on the recommendations of our Chief Financial Officer and to align current year financial results to compensation. The five performance goals for 2007, which were weighted equally, were: (i) net revenue; (ii) non-GAAP gross margin; (iii) non-GAAP operating margin, (iv) non-GAAP earnings per share and (v) non-GAAP free cash flow. We believe these goals are aligned with the primary metrics assessed by our investors. The first four of the goals are aligned with performance in our Income Statement. The final goal, cash flow, incorporates Balance Sheet efficiency with respect to working capital and capital expenditures, which we believe is a key metric of overall financial health of the company.

Targets for each performance metric were determined based on Broadcom’s Annual Operating Plan as approved by the Board. Four target measures were used under the bonus plan: (i) threshold, at and below which the total bonus pool under the plan would be $0; (ii) above-threshold, at which the total available bonus pool would be $250,000, (iii) target, at which the total available bonus pool would be $1,000,000, and (iv) above target, at which the total available bonus pool would be $1,500,000, with linear interpolation between these measures.

The specific threshold and above target goals, and thus the full ranges for each performance metric, for 2007 were as follows:

(i)   net revenue, from a threshold of $1.975 billion to above target of $4.345 billion;

(ii)  non-GAAP gross margin, from a threshold of 49.5% to above target of 52.5%;

(iii) non-GAAP operating margin, from a threshold of 15% to above target of 18%;

(iv)  non-GAAP earnings per share, from a threshold of $0.97 to above target of $1.27; and

(v)   non-GAAP free cash flow, from a threshold of $299 million to above target of $717 million.

For 2007, in determining whether the non-GAAP measures under each of the performance goals were attained, other than net revenue, the committee applied the dollar amounts that we reported for those items in accordance with GAAP but adjusted for certain non-cash, non-recurring, extraordinary and other items such as certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains, certain other non-cash charges, adjustments to income taxes, purchases of property and equipment, and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30. All of those adjustments were consistent with those reported by Broadcom on a non-GAAP basis.

In February 2008 the committee determined company performance under the five metrics, after giving effect to the 20% weighting per metric and the performance under each metric, to be a composite 98% of target for 2007. As a result, the total bonus pool available for distribution was $956,800.

The 2007 target bonus opportunity and actual cash bonus awards paid to each NEO are set forth in the table below.

	Target Bonus as a% of	Actual Bonus Paid	Actual Bonus as a%
Name of Executive Officer	Base Salary	($)	of Base Salary

Scott A. McGregor	50%	$321,750	49.5%
Eric K. Brandt	40%	$138,600	39.6%
David A. Dull	40%	$118,800	39.6%
Thomas F. Lagatta	40%	$112,860	39.6%
Vahid Manian	40%	$118,800	39.6%

2008 Changes.  For 2008 the committee modified the bonus program for our executive officers. Instead of participating in the Broadcom Corporation Executive Officer Performance Bonus Plan, which is intended to provided bonuses that qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, as amended, the executive officers will participate in the broader Broadcom Corporation Performance Bonus Plan, referred to as the Management Bonus Plan, to provide greater flexibility in the determination of bonus awards, and to take into account the challenges faced by, and individual achievements of, the executive officers during the year. The committee considered it important to be able to recognize individual achievements, including those that may not have been based on pre-established goals, and determined that the value of having a Section 162(m) qualifying performance-based bonus plan was minimal given our federal net operating losses and tax credit carryforwards (approximately $3.44 billion and $313.80 million, respectively, as of December 31, 2007). For 2008 the eligible participants in the Management Bonus Plan will be our executive officers, other officers, senior managers, and certain other key employees, as recommended by management and approved by our Chief Executive Officer and the committee. We currently anticipate that there will be approximately 400 eligible participants in the Management Bonus Plan for the 2008 plan year.

At its April 24, 2008 meeting, the committee established a total target potential bonus pool of $24.0 million, and a maximum bonus pool of $45.6 million, for 2008. The actual size of the bonus pool will be established based upon our achievement of one or more target objectives tied to financial measures of company performance. For 2008 the financial performance objectives and their relative weighting are: (i) net revenue (excluding royalties) (40%, or $9.6 million of the total target pool), (ii) earnings per share, or EPS (40%, or $9.6 million of the total target pool); and (iii) working capital efficiency, as measured by days sales outstanding (10%, or $2.4 million of the total target pool) and inventory turns (10%, or $2.4 million of the total target pool). The committee established absolute targets for these criteria, but also provided certain adjustments to the net revenue objective based on Broadcom’s performance relative to companies in Broadcom’s segment of the semiconductor industry (the “Peer Group Companies”) and to the EPS objective based on the performance of the Peer Group Companies as compared to expected performance, as described below:

•	Net Revenue — In the event that we meet or exceed our revenue target, funding of the pool may increase above $9.6 million to a maximum of $19.2 million for this performance objective, based upon how much our annual revenue growth (2008 as compared to 2007) exceeds the revenue growth of the Peer Group Companies over the same period. In the event that we do not meet our net revenue target, the bonus pool may still be funded (up to $14.4 million for this objective) depending on our annual revenue growth as compared to that of the Peer Group Companies;

•	EPS — In the event that we exceed our EPS target, funding of the pool for this objective may increase above $9.6 million to a maximum of $19.2 million. The Committee also provided certain upward adjustments to our achievement under the EPS performance objective in the event that the actual 2008 Peer Group Companies’ revenue growth rate is lower than their expected growth rate.

•	Days Sales Outstanding and Inventory Turns — If we exceed our target for days sales outstanding and inventory turns, then funding of the pool may increase above $2.4 million to a maximum of $3.6 million for each of these performance objectives.

For 2008 under the Management Bonus Plan, the committee increased the target bonus opportunity for the executive officers, which is expressed as a percentage of salary, from 50% to 55% of base salary for our Chief Executive Officer, and from 40% to 50% of base salary for each of our other executive officers (other than Dr. Samueli, who voluntarily does not participate in our Management Bonus Plan). This increase in our incentive cash component of our pay mix maintains competitive compensation while slightly reducing our reliance on long term equity incentives to help reduce our annual dilution rates. For each of the executive officers, 50% of his bonus opportunity will be based on these financial objectives, and the remaining 50% of his bonus will be based on an assessment of the performance and contributions of the individual (and his area of responsibility) at year end. By accounting for each participant’s individual performance, the committee is able to differentiate among executives and emphasize the link between an individual’s performance and his or her compensation.

Long-Term Incentives.  We have structured our long-term incentive program for NEOs in the form of equity awards under our 1998 Incentive Plan. For many years, stock option grants were the sole form of our equity awards, and we continue to use stock option grants in combination with other forms of equity awards available under the 1998 Incentive Plan to provide long-term incentives to our executive officers. The committee approves the stock option grants each year in connection with the annual review of the performance of our NEOs and other employees. Each grant is designed to align the interests of the NEO with those of the shareholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our Class A common stock at a fixed price per share (the closing selling price on the grant date) over a specified period, usually ten years. Each option granted to an NEO generally vests and becomes exercisable in a series of monthly installments, over a four year service period, contingent upon the officer’s continued employment. Accordingly, each option will provide a return to the executive officer only to the extent he remains employed with us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the period between grant and exercise of the option.

In 2005 we began to award RSUs as part of our long-term incentive program for most employees. We believe that RSUs are a valuable addition to our long-term incentive program for several reasons, including our ongoing concerns over the dilutive effect of option grants on our outstanding shares, our desire to have a more direct correlation between the SFAS 123R compensation expense we record for financial accounting purposes and the actual value delivered to our executive officers and other employees, and the fact that the incentive effects of RSUs are somewhat less subject to market volatility than stock options. Each RSU entitles the recipient to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other cash consideration. The vesting of RSUs is tied to continued service and is typically in the form of quarterly vesting over a four year service period.

The committee awarded both stock options and RSUs to our NEOs in 2007. The committee continued its general practice of awarding two-thirds of the shares subject to the 2007 equity award to each NEO in the form of stock options and the remaining one-third in RSUs. That ratio reflected the committee’s policy of tying a substantial portion of each NEO’s compensation to stock price appreciation, because the option component will not result in any realizable compensation unless the market price of our stock does in fact appreciate.

The actual equity awards made in 2007 to our NEOs are set forth in the Grants of Plan-Based Awards table on page 67. In determining the total number of shares to award each NEO in the combined form of stock options and RSUs, the committee’s objective was to maintain total direct compensation at levels relatively comparable to the other NEOs and to base a significant portion of the NEOs’ total direct compensation (salary, bonus and equity) on the equity component.

We anticipate that while long-term equity awards will remain the predominant element of each NEO’s total compensation in future years, as cash compensation increases, the number and value of equity awards granted in a given year to our NEOs may decrease.

We believe that a long-term incentive program that includes awards of both RSUs and stock options will provide our executive officers with a competitive and more balanced equity compensation arrangement, while reducing the total number of shares of our common stock issuable under those stock-based awards. This is particularly important for Broadcom since the total direct compensation of our executive officers is heavily weighted towards the equity award component. Excluding Dr. Samueli, the equity component for the NEOs ranges from 82.03% to 89.58% of total direct compensation. Such a disproportionate relationship reflects the basic tenet of our overall compensation philosophy of tying pay to stock price performance. The stronger the market price of our common stock, the more likely the targeted compensation levels for this component of compensation will be realized.

Despite our reliance on using long-term equity incentive awards to achieve desired total compensation levels, we are mindful of our annual corporate-wide dilution rate (the total number of shares underlying all equity awards granted during the year, divided by the weighted average shares outstanding as of the last quarter of the immediately preceding year, calculated using the treasury stock method). We have successfully decreased our rate of corporate-wide dilution from 6.5% in 2005 to 5.0% in 2007 and are working to reduce that rate to approximately 4% in 2008. Taking into account repurchases of our common stock through our repurchase programs, our corporate-wide dilution rate decreased from 5.4% in 2005 to -1.1% in 2007 and is projected to decrease further in 2008 (based on our assumed repurchases in 2008 and prevailing equity market conditions).

The equity awards granted to our NEOs in 2006 and 2007 represented less than 4% of the total equity awards to our employees in those years. For the ten-year period from the 1998 Incentive Plan’s inception, April 13, 1998 through April 21, 2008, equity awards granted to executive officers have represented less than 5% of the total equity awards to our employees. These percentages were calculated based upon the total numbers of shares awarded to each employee, without taking into consideration equity awards granted in replacement of tendered stock options in connection with our past option exchange programs.

Specific Compensation Arrangements.  To further assist our shareholders in understanding the elements of compensation disclosed in the Summary Compensation Table and related tables that follow, we believe it is important to discuss in more detail the compensation in effect for Mr. McGregor, our Chief Executive Officer, Dr. Samueli, the Chairman of the Board and our Chief Technical Officer, and Mr. Brandt, our Senior Vice President and Chief Financial Officer.

Compensation of Scott A. McGregor.  Mr. McGregor’s salary was increased from $600,000 to $650,000 in March 2007. At that level, he continues to be below the 25th percentile of chief executive officers in the 2006 Radford Semiconductor Component and the 2006 CHiPS Executive and Senior Management surveys and the FWC study. His salary is below the 50th percentile of chief executive officers in the 2006 Radford Select Executive Peer Survey. This salary component represents only 6.97% of his total direct compensation for the year. Mr. McGregor participated in the incentive bonus program for 2007 upon the same terms and conditions as the other executive officers and earned a cash bonus of $321,750. The bonus element represents 3.45% of his total direct compensation for 2007. These salary and bonus percentages reflect our basic compensation policy of focusing the substantial portion of each executive officer’s total compensation on equity awards that are tied to our stock price performance, thereby furthering our overall pay-for-performance objective. In March 2008, following a review of Mr. McGregor’s performance during 2007, the committee increased Mr. McGregor’s base salary to $682,500, which represented a 5% increase over his prior base salary. Among other factors considered, the committee noted the year-over-year increase in our net revenue of 3% was in line with the industry average, the number of important design wins Broadcom achieved in the cellular market, product shipments in the digital TV (DTV) market, and the progress made in manufacturing certain of our products in 65 nanometer geometry process technology.

In 2007 the committee awarded Mr. McGregor stock options to purchase 230,000 shares of our common stock at an exercise price of $32.93 per share, and RSUs covering 115,000 shares, reflecting the same two-thirds/one-third split of those awards that was in effect for the equity awards made to the other NEOs. Information regarding the vesting schedules of such awards is included in this proxy statement under the heading “Executive Compensation and Other Information — Grants of Plan-Based Awards.” The equity component of Mr. McGregor’s compensation package was intended to link the majority of Mr. McGregor’s total direct compensation for 2007 to his long-term equity in substantially the same manner as for the other NEOs.

We believe that, in light of Mr. McGregor’s individual performance and his unique contribution to our financial results and strategic vision for 2007, his salary, bonus and equity awards for the year were in accord with our overall compensation objectives, namely to provide compensation in a format that is both competitive and fair and reasonable from our perspective and that of our shareholders and is highly dependent upon our financial performance.

Compensation of Henry Samueli.  Dr. Samueli is one of Broadcom’s co-founders and holds a substantial equity ownership in Broadcom. For 2007 Dr. Samueli’s salary remained at the nominal level of $1.00 in accordance with his voluntary agreement to maintain his base salary at that amount, and he voluntarily did not participate in the Executive Officer Performance Bonus Plan. Because of these factors, his compensation cannot be realistically assessed or compared to compensation data derived from market surveys. The committee has determined that a relational approach that establishes Dr. Samueli’s long-term incentive compensation relative to Mr. McGregor’s long-term incentive compensation is an appropriate method in lieu of competitive market data.

In 2007 the committee awarded Dr. Samueli stock options to purchase 115,000 shares of our common stock at an exercise price of $32.93 per share, and RSUs covering 57,500 shares. The committee based his equity awards at 50% of the equity awards made to Mr. McGregor. Information regarding the vesting schedules of such awards is included in this proxy statement under the heading “Executive Compensation and Other Information — Grants of Plan-Based Awards.” The awards were made in recognition of the valuable strategic technical contributions Dr. Samueli made to Broadcom in 2007 and the fact that Dr. Samueli did not receive cash compensation for his services during that year.

Compensation of Eric K. Brandt.  Mr. Brandt’s compensation for 2007 was set pursuant to the terms of the employment agreement we entered into with him in March 2007. The agreement was negotiated at arm’s length before Mr. Brandt commenced employment with us, and the committee consulted with FWC on its terms. The committee also analyzed surveys furnished by our Human Resources Department that provided competitive market data for chief financial officers. Pursuant to his agreement Mr. Brandt received a base salary for 2007 at an annual rate of $350,000. At this level he was generally near the 25th percentile of chief financial officers in the 2006 Radford Semiconductor Component and the 2006 CHiPS Executive and Senior Management surveys and between the 25th and 50th percentiles of the 2006 Radford Select Executive Peer Survey. He also received a sign-on bonus in the amount of $150,000 to partially compensate him for the lower level of cash compensation he was to receive from Broadcom as compared to his cash earnings at his former employer. Under the agreement, he was eligible to participate in the Executive Officer Performance Bonus Plan for 2007, with his initial target bonus under that program set at 40% of his base salary (consistent with the other NEOs, other than Mr. McGregor and Dr. Samueli) on a non pro-rated basis. Excluding the sign-on bonus, Mr. Brandt’s total projected cash compensation in March 2007 was below the 25th percentile of the 2006 surveys. In March 2008 the committee determined the actual bonus amounts to be distributed under the Executive Officer Performance Bonus Plan and awarded $138,600 to Mr. Brandt, representing 39.60% of his base salary, and increased his salary to $360,000. During 2007, in addition to his day to day duties as our Chief Financial Officer, Mr. Brandt brought significant advances to our business processes, including advanced portfolio management and dollar-based and risk adjusted planning. Mr. Brandt also moved quickly to restructure the Finance organization to improve focus on control processes and business planning.

Pursuant to his agreement, on May 3, 2007 Mr. Brandt was granted an option to purchase 175,000 shares of Class A common stock with an exercise price of $32.93 per share, and on May 5, 2007 he was awarded an RSU covering 87,500 shares. Information regarding the vesting schedules of such awards is included in this proxy statement under the heading “Executive Compensation and Other Information — Grants of Plan-Based Awards.” These equity awards were determined after negotiation and referencing compensation paid to other chief financial officers in our industry. Using the Radford and CHiPs surveys, Mr. Brandt’s total direct compensation was estimated above the 90th percentile as compared to chief financial officers at peer companies. However, those surveys do not take into account the fact that equity awards to newly hired employees are generally much larger than annual awards made to existing employees. Assuming that Mr. Brandt would have received only half the amount of his 2007 equity awards (87,500 options and 43,750 RSUs) if he were an existing employee, Mr. Brandt’s total direct compensation would have been estimated between the 75th and 90th percentiles as compared to his peers, using the Radford Semiconductor Component and CHiPs surveys and slightly below the 75th percentile using the Radford Select Executive Peer Survey.

Given the competitive landscape for a chief financial officer of Mr. Brandt’s experience and credentials, and comparative market data, the committee believes the compensation provided to Mr. Brandt is appropriate and that the terms of Mr. Brandt’s agreement were fair and reasonable. The agreement also provides for severance arrangements substantially similar to the terms of the Officer Retention Program described below.

2008 Stock Option Grants.  On April 24, 2008 the Equity Award Committee and the Compensation Committee granted stock options to purchase 5.1 million shares of our Class A common stock to approximately 686 employees as part of our regular annual equity compensation review program. Among these awards were options to purchase shares of our Class A common stock granted by the Compensation Committee to each of our NEOs (other than Mr. Kiddoo) in the following amounts: (i) 250,000 shares to Mr. McGregor; (ii) 125,000 shares to Dr. Samueli; (iii) 100,000 shares to each of Messrs. Brandt, Dull and Manian; and (iv) 62,500 shares to Mr. Lagatta. Each option has an exercise price equal to

$27.74, the fair market value per share of our Class A common stock on the grant date. Each option vests and becomes exercisable in a series of monthly installments over a four year period, contingent upon the NEO’s continued employment with Broadcom. The Equity Award Committee and the Compensation Committee also plan to award RSUs during the second quarter of 2008 to the NEOs and other employees as part of the annual equity compensation review program.

Severance Arrangements.  In 2004 the committee implemented an officer retention program for Messrs. Dull, Kiddoo, Lagatta and Manian under which certain payments and benefits would be provided should the NEO’s employment terminate under certain circumstances in connection with a change in control of our company or our hiring of a new chief executive officer. Although the program was intended in part to operate in connection with our search for a new chief executive officer during 2005 to replace Mr. Ross, which eventually led to the hiring of Mr. McGregor, we believe that the program continues to promote important goals crucial to our long-term financial success. The program creates incentives for our NEOs to obtain the highest possible value for our shareholders, should we be acquired, by protecting their equity awards, the most significant component of their total compensation, in the event their employment were terminated in connection with the acquisition. Accordingly, the program provides for accelerated vesting of all of the NEO’s outstanding equity awards on a so-called “double trigger” basis, which requires both a substantial change in control or ownership of Broadcom and the termination of such individual’s employment within a designated limited period following the acquisition. The program is also intended to retain qualified executives who could have other job alternatives that may appear to them to be less risky absent the program, particularly given the significant level of acquisition activity in the technology sector and our reliance on equity compensation. Finally the program will allow our NEOs to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. The committee worked with its own independent counsel in designing the program, which was intended to provide severance terms similar to those provided by peer companies, and retained an independent accounting firm (different from either our former or current independent registered public accounting firm) to perform certain tax calculations concerning the economic impact of the program upon both the company and the participating officers.

The officer retention program does not provide any tax gross-up payments. The benefits consist primarily of salary continuation for a period of twelve months, a prorated bonus payment, twenty-four months of accelerated vesting of outstanding equity awards, and the extension of the exercise period for outstanding option grants. As mentioned, the benefits are only provided on a “double trigger” basis where the executive officer is terminated without cause, or resigns for good reason, within nine months following the change in control event or the appointment of a new chief executive officer. We believe that such a double trigger severance arrangement is fair and reasonable when we consider the years of service of the participating officers and the level of dedication and commitment that they have rendered to us over that period, the contributions they have made to our growth and financial success, and the value we would expect to receive from retaining their services prior to, and during, what we believe would be a complex and challenging transition period following a change in control transaction or the appointment of a new chief executive officer. The program is also consistent with the practice of many peer companies.

In connection with Mr. McGregor’s election as Chief Executive Officer, we entered into an agreement with him that provides, among other terms, severance benefits under which certain payments and benefits would be provided should we terminate his employment other than for cause or disability or if Mr. McGregor terminates his employment for good reason, and Mr. McGregor’s employment is not terminated automatically as a result of his death. These terms were developed through an arm’s length negotiation prior to Mr. McGregor’s employment by us and reflected information we obtained regarding similar terms at peer companies.

A summary of the material terms of the officer retention program and Mr. McGregor’s severance arrangement, together with a quantification of the benefits available under the program to each of the NEOs, may be found in the section entitled “Potential Payments upon Termination or Change in Control” on page 71 of this proxy statement.

Executive Officer Perquisites.  Consistent with our focus on providing compensation that is tied to our performance, it is our practice not to provide our executive officers with any meaningful perquisites. In 2007 no executive officer received any perquisites that would be required to be reported in the Summary Compensation Table.

Other Programs.  Our executive officers are eligible to participate in the 1998 ESPP on the same basis as all other regular U.S. employees. Under that plan no individual may purchase in excess of $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year such purchase right remains outstanding. For further information concerning the 1998 ESPP, see Proposal Three: Approval of Amendment and Restatement of the

1998 Employee Stock Purchase Plan. Dr. Samueli does not currently participate in the 1998 ESPP because the federal tax laws applicable to such plan do not allow participation by individuals owning 5% or more of our common stock.

Our executive officers are also eligible to participate in our 401(k) employee savings plan on the same basis as all other regular U.S. employees. Under the 401(k) employee savings plan, Broadcom matches $.25 per $1.00 contributed by the employee, up to a maximum of 1.25% of a participant’s eligible compensation. The maximum possible matching payment is currently $3,875 per year.

Deferred Compensation Programs.  We do not maintain any non-qualified deferred compensation programs for our executive officers or any supplemental executive retirement plans. We believe that the equity award component of each executive officer’s total direct compensation should serve as a major source of wealth creation, including the accumulation of substantial resources to fund the executive officer’s retirement.

Share Ownership Policy.  Since a major objective of the equity incentive program is to align the interests of our executive officers with those of our shareholders, in April 2005 the Board established a share ownership policy for our executive officers. The policy was amended in August 2006 to increase the share ownership requirements. Pursuant to the amended policy, executive officers who held office on October 31, 2005 must accumulate and continue to hold beneficial ownership of the following minimum numbers of shares of our common stock as of each respective date indicated:

December 31, 2005	1,000 shares
December 31, 2006	2,000 shares
December 31, 2007	3,000 shares
December 31, 2008	4,000 shares
December 31, 2009	5,000 shares

An individual who first becomes an executive officer after October 31, 2005 will be expected to hold 1,000 shares by the first anniversary of the date he or she commences service in that capacity. The required level of ownership will thereafter increase in annual increments of 1,000 shares as of each ensuing anniversary date, to a minimum ownership requirement of 5,000 shares after five years of service in that capacity. All of our NEOs are in compliance with this policy.

Market Timing of Equity Awards.  The committee does not engage in any “market timing” of equity awards made to the executive officers or other award recipients. As discussed earlier, annual option grants to existing executive officers and employees are made in connection with an annual employee review process that occurs at a predetermined time each year. Under our current practice, the grant date for the annual equity awards is normally two business days following the public release of the company’s financial results for a completed fiscal period. Accordingly, there is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. The grant date for option grants for newly-hired elected corporate officers is also two business days following the public release of the company’s financial results for a completed fiscal period after the employee’s actual commencement of employment, provided that the trading window is then open. Under our current practice, equity awards for all officers are made by the Compensation Committee and equity awards for other eligible individuals are made by the Equity Award Committee. It is our intent that all stock option grants, whether made by the Compensation Committee or the Equity Award Committee, have an exercise price per share equal to the closing selling price per share on the grant date. In August 2006 the Compensation and the Equity Award Committees adopted new equity award processes and procedures, which are described on page 8.

Compliance with Internal Revenue Code Section 162(m).  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered performance-based under the provisions of Section 162(m). Non-performance-based compensation paid to our executive officers for 2007 exceeded the $1.0 million Section 162(m) limit per officer for the following NEOs: (i) Mr. McGregor, for whom the excess was $5.69 million as a result of the vesting of his RSUs; (ii) Mr. Dull, for whom the excess was $86,468 as a result of the vesting of his RSUs; and (iii) Mr. Lagatta, for whom the excess was $406,773, primarily due to the exercise of stock options that were approved by the Equity Award Committee (as opposed to the Compensation Committee) prior to his becoming an executive officer. As we continue to award service-based vesting RSUs as an element of equity compensation, it is likely that the non-performance-based compensation payable to the other executive officers will also exceed the $1.0 million limit in one or more future years.

We believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential tax deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor, particularly during periods when such deductions will not result in immediate tax savings because of operating loss or tax credit carryforwards. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through RSUs tied to the executive officer’s continued service, which together with base salary in the aggregate may be in excess of the amount deductible because of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the executive officers essential to our success, even if all or part of that compensation may not be deductible because of the Section 162(m) limitation. In light of our federal net operating loss and tax credit carryforwards (approximately $3.44 billion and $313.80 million, respectively, as of December 31, 2007), we do not believe that the amount of any tax deductions lost as a result of the application of Section 162(m) would have a meaningful impact upon our annual financial results.

Stock options with service-based vesting are generally considered performance-based for purposes of Section 162(m). However, it is possible that one or more option grants for which we had to revise the measurement dates for financial accounting purposes as a result of the recent voluntary review of our past equity award practices may not qualify as performance-based awards for purposes of Section 162(m). Consequently, the income tax deductions to which we become entitled upon the exercise of one or more of those options may be subject to the aggregate $1.0 million limit on the deductibility of the non-performance-based compensation paid to each named executive officer in a taxable year.

The Executive Officer Performance Bonus Plan that we implemented in 2007 was structured with the intent to qualify the compensation deemed paid to an executive officer in connection with the awards made to him under that plan as performance-based compensation that would not be subject to the $1.0 million limitation. As a consequence, we believe that the bonuses paid under that plan to our executive officers for 2007 should not have to be aggregated with their salary and service-vesting RSUs for purposes of applying the $1.0 million limit on deductibility imposed under Section 162(m). However, because we suspended the use of the Executive Officer Performance Bonus Plan for 2008 and our executive officers will instead be participating in the Management Bonus Plan this year, bonuses paid to executive officers for 2008 will count towards the $1.0 million limit on deductibility imposed under Section 162(m) in 2008.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, referred to in this proxy statement as the Securities Act, or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management, and based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2008 annual meeting of shareholders and incorporated by reference into Broadcom’s 2007 annual report on Form 10-K.

Submitted by the Compensation Committee of the Board:

John E. Major, Chair
Maureen E. Girkins
Werner F. Wolfen

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned by our named executive officers for services rendered in all capacities to Broadcom for the years ended December 31, 2006 and December 31, 2007 by our Chief Executive Officer, our Chief Technical Officer, our Chief Financial Officer, our former Acting Chief Financial Officer, and each of our other three most highly compensated executive officers whose total compensation for 2007 was in excess of $100,000 and who were serving as executive officers at the end of 2007. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for 2007 have been excluded by reason of their termination of employment or change in executive status during that year.

							Non-equity
					Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)		Awards(3)	Awards(4)	Compensation(5)	Compensation(6)	Total

Scott A. McGregor	2007	$639,231	$0		$3,652,142	$6,331,658	$321,750	$7,073	$10,951,854
President, Chief Executive Officer and Director	2006	600,000	240,000		3,128,121	5,926,553	0	3,716	9,898,390
Henry Samueli, Ph.D.	2007	1	0		919,656	550,511	0	0	1,470,168
Chairman of the Board and Chief Technical Officer	2006	1	0		551,154	236,693	0	0	787,848
Eric K. Brandt	2007	270,577	150,000	(8)	469,779	342,205	138,600	1,208	1,372,369
Senior Vice President and Chief Financial Officer(7)									0
Bruce E. Kiddoo	2007	172,262	0		631,266	581,932	0	39,270	1,424,730
Former Vice President, Corporate Controller and Former Acting Chief Financial Officer(9)	2006	236,162	100,000		260,026	1,703,526	0	3,380	2,303,094
David A. Dull	2007	297,173	0		668,848	1,331,266	118,800	5,342	2,421,429
Senior Vice President, Business Affairs, General Counsel and Secretary	2006	275,712	100,000		456,330	1,732,871	0	4,556	2,569,469
Thomas F. Lagatta	2007	282,115	0		514,804	1,571,601	112,860	534,394	3,015,774
Senior Vice President, Worldwide Sales	2006	267,346	100,000		355,183	1,957,563	0	6,380	2,686,472
Vahid Manian	2007	297,173	0		668,848	2,195,032	118,800	4,345	3,284,198
Senior Vice President, Global Manufacturing Operations	2006	275,712	100,000		456,330	2,325,944	0	3,380	3,161,366

(1)	Includes compensation deferred under our 401(k) employee savings plan.

(2)	The amounts shown for 2006 represented discretionary bonuses paid under our 2006 Performance Bonus Plan.

(3)	The amounts shown for 2007 are the compensation costs recognized in our financial statements for 2007 related to RSUs awarded to each named executive officer in 2007 and prior years, to the extent we recognized compensation cost in 2007 for such awards in accordance with the provisions of SFAS 123R. The fair values of the RSUs awarded were calculated based on the fair market value of the underlying shares of Class A common stock on the respective grant dates and were not adjusted to take into account any estimated forfeitures. The following table shows the portion of the overall amount of the compensation cost in 2007 attributable to each RSU award:

		Number of Shares of
		Stock Underlying RSUs
		Associated with
		Compensation	Compensation Cost
Named Executive Officer	RSU Award Date	Cost in 2007	in 2007($)

Scott A. McGregor	January 3, 2005	94,927	$2,022,894
	January 3, 2006	31,248	1,011,810
	May 5, 2007	18,750	617,438

Summary Compensation Table — Footnotes (continued)

		Number of Shares of
		Stock Underlying RSUs
		Associated with
		Compensation	Compensation Cost
Named Executive Officer	RSU Award Date	Cost in 2007	in 2007($)

Henry Samueli, Ph.D.	May 10, 2006	15,625	610,937
	May 5, 2007	9,375	308,719
Eric K. Brandt	May 5, 2007	14,266	469,779
Bruce E. Kiddoo	February 5, 2005	2,018	43,326
	April 24, 2006	2,989	124,253
	April 30, 2007	12,500	412,250
	May 5, 2007	1,562	51,437
David A. Dull	February 5, 2005	4,875	104,666
	April 24, 2006	9,375	389,719
	May 5, 2007	5,298	174,463
Thomas F. Lagatta	February 5, 2005	5,625	120,769
	April 24, 2006	6,250	259,812
	May 5, 2007	4,076	134,223
Vahid Manian	February 5, 2005	4,875	104,666
	April 24, 2006	9,375	389,719
	May 5, 2007	5,298	174,463

The RSUs shown in the above table were issued under our 1998 Incentive Plan. Each RSU entitles the named executive officer to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other cash consideration. Information regarding the vesting schedules for Messrs. McGregor, Brandt, Dull, Lagatta and Manian and Dr. Samueli is included in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below.

(4)	The amounts shown are the compensation costs recognized in our financial statements for 2007 related to stock options granted to each named executive officer in 2007 and prior years, to the extent we recognized compensation cost in 2007 for such awards in accordance with the provisions of SFAS 123R. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2007 Form 10-K. The grant date fair values used to calculate such compensation costs were not adjusted to take into account any estimated forfeitures. The following table shows the portion of the overall amount of the compensation cost in 2007 attributable to each award:

			Number of
			Shares of Stock
			Underlying
			Options
			Associated with
			Compensation	Compensation
Named Executive Officer	Option Grant Date	Exercise Price	Cost in 2007	Cost in 2007($)

Scott A. McGregor	January 3, 2005	$21.3133	4,691	$33,400
	January 3, 2005	21.3133	745,309	5,306,600
	January 3, 2006	32.3867	62,500	590,625
	May 3, 2007	32.9300	37,869	401,033
Henry Samueli, Ph.D.	May 10, 2006	41.1500	31,250	350,000
	May 3, 2007	32.9300	18,934	200,511
Eric K. Brandt	May 3, 2007	32.9300	32,314	342,205
Bruce E. Kiddoo	November 10, 2003	23.4133	101	1,286
	November 10, 2003	23.4133	228	26,457
	November 10, 2003	23.4133	1,568	181,951
	December 7, 2003	22.8933	11,291	140,008
	December 12, 2003	22.3933	6,487	80,439
	February 5, 2005	21.4733	6,042	43,321
	May 5, 2006	41.1500	5,968	75,376
	May 3, 2007	32.9300	3,125	33,094
David A. Dull	December 7, 2003	22.8933	35,081	435,004
	December 12, 2003	22.3933	35,585	441,254
	February 5, 2005	21.4733	14,625	104,861
	May 5, 2006	41.1500	18,750	236,813
	May 3, 2007	32.9300	10,702	113,334

Summary Compensation Table — Footnotes (continued)

			Number of
			Shares of Stock
			Underlying
			Options
			Associated with
			Compensation	Compensation
Named Executive Officer	Option Grant Date	Exercise Price	Cost in 2007	Cost in 2007($)

Thomas F. Lagatta	December 7, 2003	22.8933	78,932	978,757
	February 5, 2005	21.4733	16,875	120,994
	May 5, 2006	41.1500	12,500	157,875
	December 29, 2006	16.6070	22,992	226,798
	May 3, 2007	32.9300	8,232	87,177
Vahid Manian	November 10, 2003	23.4133	45,662	1,305,020
	December 7, 2003	22.8933	35,081	435,004
	February 5, 2005	21.4733	14,625	104,861
	May 5, 2006	41.1500	18,750	236,813
	May 3, 2007	32.9300	10,702	113,334

(5)	The amounts shown were earned under the Executive Officer Performance Bonus Plan. For a description of the Executive Officer Performance Bonus Plan, see Compensation Discussion & Analysis – Incentive Compensation.

(6)	It is not the practice of the Compensation Committee or the company to provide its executive officers with any meaningful perquisites. The amounts shown for 2007 as All Other Compensation include (i) matching contributions made under our 401(k) employee savings plan, (ii) income attributable to life insurance coverage paid by us, and (iii) a full tax gross up with respect to certain non-cash perquisites (under $10,000 for each named executive officer), as separately itemized in the following table. The 401(k) contributions and life insurance coverage are provided to our executive officers on the same basis as that provided to all other regular U.S. employees.

	401(k) Plan	Life Insurance
Named Executive Officer	Company Contributions in 2007	Coverage in 2007	Tax Gross up in 2007

Scott A. McGregor	$2,813	$966	$3,294
Henry Samueli, Ph.D.	0	0	0
Eric K. Brandt	0	485	723
Bruce E. Kiddoo	2,192	436	90
David A. Dull	2,813	1,806	723
Thomas F. Lagatta	2,813	630	0
Vahid Manian	2,813	630	902

Mr. Kiddoo also received (i) $25,611 of income attributable to accrued vacation paid to him upon his departure March 25, 2007; and (ii) a $10,941 cash payment to compensate him for the increase to the exercise prices of certain stock options that were amended in 2006. Mr. Lagatta also received (i) a $5,081 cash payment made to him in settlement of outstanding purchase rights under the 1998 ESPP in lieu of issuing shares of common stock upon the exercise of those purchase rights; and (ii) a $525,870 cash payment to compensate him for the increase to the exercise prices of certain stock options that were amended in 2006. Additional information regarding the increases to the exercise prices to Messrs. Kiddoo’s and Lagatta’s stock options is set forth in our Current Report on Form 8-K filed with the SEC January 4, 2007.

(7)	Mr. Brandt commenced employment with us beginning March 26, 2007 as our Senior Vice President and Chief Financial Officer and has served as our Principal Financial Officer since March 26, 2007. For a description of the material terms of Mr. Brandt’s employment agreement, see Compensation Discussion & Analysis — Incentive Compensation.

(8)	Represents a $150,000 sign-on bonus.

(9)	Mr. Kiddoo resigned effective August 31, 2007. Mr. Kiddoo served as our Principal Financial Officer through March 25, 2007.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers during the year ended December 31, 2007. As of the end of 2007, none of the named executive officers held any equity incentive awards subject to performance vesting requirements.

					All Other Stock	All Other Option
					Awards: Number	Awards: Number
		Estimated Possible Payouts Under			of Shares of	of Securities	Exercise or Base	Grant Date Fair
		Non-Equity Incentive Plan Awards(1)			Stock	Underlying	Price of Option	Value of Stock and
Name	Grant Date	Threshold	Target	Maximum	or Units(2)	Options(3)	Awards ($/Sh)	Option Awards(4)

Scott A. McGregor	March 19, 2007	$81,250	$325,000	$487,500
	May 3, 2007					230,000	$32.93	$2,435,700
	May 5, 2007				115,000			3,786,950
Henry Samueli, Ph.D.	May 3, 2007					115,000	32.93	1,217,850
	May 5, 2007				57,500			1,893,475
Eric K. Brandt	March 19, 2007	35,000	140,000	210,000
	May 3, 2007					175,000	32.93	1,853,250
	May 5, 2007				87,500			2,881,375
Bruce E. Kiddoo	April 30, 2007				25,000			824,500
	May 3, 2007					50,000	32.93	529,500
	May 5, 2007				25,000			823,250
David A. Dull	March 19, 2007	30,000	120,000	180,000
	May 3, 2007					65,000	32.93	688,350
	May 5, 2007				32,500			1,070,225
Thomas F. Lagatta	March 19, 2007	28,500	114,000	171,000
	May 3, 2007					50,000	32.93	529,500
	May 5, 2007				25,000			823,250
Vahid Manian	March 19, 2007	30,000	120,000	180,000
	May 3, 2007					65,000	32.93	688,350
	May 5, 2007				32,500			1,070,225

(1)	The actual amount earned by each named executive officer is disclosed in the Summary Compensation Table under the column entitled Non-Equity Incentive Plan Compensation. For a description of the Executive Officer Performance Bonus Plan, see Compensation Discussion & Analysis — Incentive Compensation.

(2)	The stock awards reported in the above table represent RSUs issued under our 1998 Incentive Plan. Each RSU entitles the executive to receive one share of our Class A common stock at the time of vesting without the payment of an exercise price or other consideration.

Information regarding the RSU vesting schedules for Messrs. McGregor, Brandt, Dull, Lagatta and Manian and Dr. Samueli is included in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below.

(3)	Amounts shown represent options issued under our 1998 Incentive Plan that, other than Mr. Brandt’s option grant, vest and become exercisable in 48 successive installments upon the executive’s completion of each month of service over a four-year service period, generally measured from the grant date. Mr. Brant’s option will vest and become exercisable for 25% of the shares upon his continuation in service through March 26, 2008 and will vest and become exercisable for the remaining option shares in successive equal monthly installments upon his completion of each additional month of service over the ensuing 36 months. Each option has a maximum term of ten years.

The options granted to all of our named executive officers (other than Mr. Kiddoo, who resigned effective August 31, 2007, and Dr. Samueli) will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Potential Payments upon Termination or Change in Control.”

(4)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R, with no adjustment for estimated forfeitures. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements included in Part IV, Item 15 of our 2007 Form 10-K. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of RSUs shown represents the grant date fair value calculated based on the fair market value of the underlying shares of our Class A common stock on the respective grant dates and without any adjustment for estimated forfeitures. The actual value that an executive will realize on each RSU award will depend on the price per share of our Class A common stock at the time shares underlying the RSUs are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the RSUs awarded.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2007 (excluding Mr. Kiddoo, who resigned effective August 31, 2007 and had no outstanding equity awards at year end). As of the end of 2007, none of the named executive officers held any unearned equity incentive plan awards subject to performance vesting requirements.

	Option Awards
	Number of		Number of					Stock Awards
	Securities		Securities					Number of		Market Value
	Underlying		Underlying					Shares or Units		of Shares or
	Unexercised		Unexercised		Option		Option	of Stock That		Units of Stock
	Options		Options		Exercise		Expiration	Have Not		That Have Not
Name	Exercisable		Unexercisable		Price		Date	Vested		Vested(1)

Scott A. McGregor	1,603,381	(2)	812,504	(2)	$21.3133		01/02/2015
	119,791	(3)	130,209	(3)	32.3867		01/02/2016
	33,541	(3)	196,459	(3)	32.9300		05/02/2017
								185,001	(4)	$4,835,926
Henry Samueli, Ph.D.	750,000	(5)	0		23.3733		03/01/2012
	49,479	(6)	75,521	(6)	41.1500	(6)	05/09/2016
	16,770	(3)	98,230	(3)	32.9300		05/02/2017
								85,470	(7)	$2,234,186
Eric K. Brandt	0		175,000	(8)	32.9300		05/02/2017
								76,563	(9)	$2,001,357
David A. Dull	52,116	(5)	0		1.6667		03/27/2008
	32,250	(5)	0		20.5000	(10)	11/03/2008
	103,125	(5)	0		26.5000		12/23/2011
	40,000	(5)	0		10.6800	(10)	08/04/2012
	243,750	(5)	0		23.4133		11/09/2013
	150,000	(5)	0		22.8933		12/06/2013
	150,000	(5)	0		22.3933		12/11/2013
	41,437	(3)	17,063	(3)	21.4733		02/04/2015
	29,687	(3)	45,313	(3)	41.1500		05/04/2016
	9,479	(3)	55,521	(3)	32.9300		05/02/2017
								55,626	(11)	$1,454,064

Thomas F. Lagatta	4,057	(5)	0		10.4933		07/02/2012
	37,193	(5)	0		12.6670	(10)	07/02/2012
	135,939	(5)	0		16.6070	(10)	05/18/2013
	51,561	(5)	0		13.3333		05/18/2013
	337,500	(5)	0		22.8933		12/06/2013
	47,812	(3)	19,688	(3)	21.4733		02/04/2015
	19,791	(3)	30,209	(3)	41.1500		05/04/2016
	7,291	(3)	42,709	(3)	32.9300		05/02/2017
								42,970	(12)	$1,123,236
Vahid Manian	10,000	(5)	0		23.4133		11/09/2013
	82,500	(5)	0		23.4133		11/09/2013
	75,000	(5)	0		22.8933		12/06/2013
	41,437	(3)	17,063	(3)	21.4733		02/04/2015
	29,687	(3)	45,313	(3)	41.1500		05/04/2016
	9,479	(3)	55,521	(3)	32.9300		05/02/2017
								55,626	(11)	$1,454,064

Outstanding Equity Awards at Fiscal Year End — Footnotes

(1)	Represents the fair market value per share of our common stock on December 31, 2007 ($26.14) multiplied by the number of shares underlying RSUs that had not vested as of December 31, 2007.

(2)	Pursuant to the terms of his agreement, Mr. McGregor was granted an option to purchase 3,000,000 shares of our Class A Common Stock upon his commencement of services on a full-time basis January 3, 2005. The option vested and became exercisable as to 25% of the underlying shares on the first anniversary of such commencement date, and the remaining 75% vests in successive equal installments upon Mr. McGregor’s completion of each additional month of service over the ensuing 36 months.

(3)	Each option vests and becomes exercisable for the total number of option shares in a series of successive equal monthly installments over the 48-month period measured from the grant date. The following schedule sets forth the grant date of each option with such a vesting schedule (identified in terms of the expiration date reported for that option in the above table) and the total number of shares for which that option was originally granted:

			Number of Shares
			Underlying Option
Name	Grant Date	Expiration Date	at Time of Grant

Scott A. McGregor	01/03/2006	01/02/2016	250,000
	05/03/2007	05/02/2017	230,000
Henry Samueli, Ph.D.	05/03/2007	05/02/2017	115,000
David A. Dull	02/05/2005	02/04/2015	58,500
	05/05/2006	05/04/2016	75,000
	05/03/2007	05/02/2017	65,000
Thomas F. Lagatta	02/05/2005	02/04/2015	67,500
	05/05/2006	05/04/2016	50,000
	05/03/2007	05/02/2017	50,000
Vahid Manian	02/05/2005	02/04/2015	58,500
	05/05/2006	05/04/2016	75,000
	05/03/2007	05/02/2017	65,000

(4)	Determined on the basis of (i) RSUs awarded January 3, 2005 originally covering 300,000 shares of Class A common stock (of which 283,335 had vested as of December 31, 2007), (ii) RSUs awarded January 3, 2006 originally covering 124,999 shares of Class A common stock (of which 57,288 had vested as of December 31, 2007) and (iii) RSUs awarded May 5, 2007 originally covering 115,000 shares of Class A common stock (of which 14,375 had vested as of December 31, 2007). The remaining 16,665 RSUs from the January 3, 2005 award vested, and the underlying shares were issued, on February 5, 2008. The remaining 67,711 RSUs from the January 3, 2006 award vest, and the underlying shares will become immediately issuable, as follows: (i) 62,496 units vest in a series of eight equal successive quarterly installments upon Mr. McGregor’s completion of each three month period of service over the period measured from November 5, 2007 through November 5, 2009; and (ii) the remaining 5,215 units will vest February 5, 2010, provided he continues in our service through that date. The remaining 100,625 RSUS from the May 5, 2007 award vest, and the underlying shares will become immediately issuable, in a series of fourteen quarterly installments upon Mr. McGregor’s completion of each three month period of service over the period measured from November 5, 2007 through May 5, 2011.

(5)	Fully vested and immediately exercisable.

(6)	Such option was granted for 125,000 shares on May 10, 2006. The exercise price for such option, $41.15, exceeded the fair market value per share of our Class A common stock on the day of grant by $2.05. The option vests and becomes exercisable for such shares in a series of 48 equal successive monthly installments upon Dr. Samueli’s completion of each month of service over the period measured from May 5, 2006 through May 5, 2010.

(7)	Determined on the basis of (i) RSUs awarded May 10, 2006 originally covering 62,500 shares of Class A common stock (of which 27,343 had vested as of December 31, 2007) and (ii) RSUs awarded May 5, 2007 originally covering 57,500 shares of Class A common stock (of which 7,187 had vested as of December 31, 2007). The remaining 35,157 RSUs from the May 10, 2006 award vest, and the underlying shares will become immediately issuable, in a series of nine equal successive quarterly installments upon Dr. Samueli’s completion of each three month period of service over the period measured from November 5, 2007 through February 5, 2010. The remaining 50,313 RSUs awarded May 5, 2007 vest, and the underlying shares will become immediately issuable, in a series of fourteen quarterly installments upon Dr. Samueli’s completion of each three month period of service over the period measured from November 5, 2007 through May 5, 2011.

(8)	On May 3, 2007, pursuant to the terms of his agreement with Broadcom, Mr. Brandt was granted an option to purchase 175,000 shares of Class A Common Stock. The option will vest and become exercisable as to 25% of the underlying shares upon his continuation in service through March 26, 2008, and the remaining 75% will vest in successive equal installments upon his completion of each additional month of service over the ensuing 36 months.

(9)	Determined on the basis of the RSUs awarded to Mr. Brandt May 5, 2007 originally covering 87,500 shares of Class A common stock (of which 10,937 had vested as of December 31, 2007). The remaining 76,563 RSUs from that award will vest, and the underlying shares will become immediately issuable, in a series of fourteen quarterly installments upon his completion of each three month period of service over the period measured from November 5, 2007 through May 5, 2011.

(10)	In connection with the voluntary review of our past equity award practices, our Audit Committee determined that the accounting measurement dates for most stock options granted between June 1998 and May 2003 differed from the measurement dates previously used in accounting for

Outstanding Equity Awards at Fiscal Year End — Footnotes (continued)

those awards. Messrs. Dull and Lagatta, who each received one or more such grants, each agreed on December 29, 2006 to an amendment that increased the per share exercise prices previously in effect for certain options.

(11)	Determined on the basis of (i) RSUs awarded February 5, 2005 originally covering 19,500 shares of Class A common stock (of which 13,406 had vested as of December 31, 2007), (ii) RSUs awarded April 24, 2006 originally covering 37,500 shares of Class A common stock, (of which 16,406 had vested as of December 31, 2007) and (iii) RSUs awarded May 5, 2007 originally covering 32,500 shares of Class A common stock (of which 4,062 had vested as of December 31, 2007). The remaining 6,094 RSUs awarded February 5, 2005 vest, and the underlying shares will become immediately issuable, in a series of five quarterly installments upon the holder’s completion of each three month period of service over the period measured from November 5, 2007 through February 5, 2009. The remaining 21,094 RSUs awarded April 24, 2006 vest, and the underlying shares will become immediately issuable, in a series of nine quarterly installments upon the holder’s completion of each three month period of service over the period measured from November 5, 2007 through February 5, 2010. The remaining 28,438 RSUs awarded May 5, 2007 vest, and the underlying shares will become immediately issuable, in a series of fourteen quarterly installments upon the holder’s completion of each three month period of service over the period measured from November 5, 2007 through May 5, 2011.

(12)	Determined on the basis of (i) RSUs awarded February 5, 2005 originally covering 22,500 shares of Class A common stock (of which 15,468 had vested as of December 31, 2007), (ii) RSUs awarded April 24, 2006 originally covering 25,000 shares of Class A common stock (of which 10,937 had vested as of December 31, 2007), and (iii) RSUs awarded May 5, 2007 originally covering 25,000 shares of Class A common stock (of which 3,125 had vested as of December 31, 2007). The remaining 7,032 RSUs awarded February 5, 2005 vest, and the underlying shares of Class A common stock will become immediately issuable, in a series of five quarterly installments upon Mr. Lagatta’s completion of each three month period of service over the period measured from November 5, 2007 through February 5, 2009. The remaining 14,063 RSUs awarded April 24, 2006 vest, and the underlying shares of Class A common stock will become immediately issuable, in a series of nine quarterly installments upon Mr. Lagatta’s completion of each three month period of service over the period measured from November 5, 2007 through February 5, 2010. The remaining 21,875 RSUs awarded May 5, 2007 vest, and the underlying shares of Class A common stock become immediately issuable, in a series of fourteen quarterly installments upon Mr. Lagatta’s completion of each three month period of service over the period measured from November 5, 2007 through May 5, 2011.

The options and RSUs awarded to each of our named executive officers (other than Mr. Kiddoo, who resigned effective August 31, 2007, and Dr. Samueli) will vest on an accelerated basis upon the officer’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included below under the heading “Potential Payments upon Termination or Change in Control.”

Option Exercises and Stock Vested

The following table summarizes the option exercises and vesting of stock awards for each of our named executive officers for the year ended December 31, 2007:

	Option Awards		Stock Awards
	Number of		Number of
	Securities		Shares
	Acquired	Value Realized on	Acquired	Value Realized on
Name	on Exercise	Exercise(1)	on Vesting	Vesting(2)

Scott A. McGregor	40,000	$807,770	178,435	$5,831,312
Henry Samueli, Ph.D.	0	0	26,718	874,547
Eric K. Brandt	0	0	10,937	360,210
Bruce E. Kiddoo	84,092	545,552	22,439	737,655
David A. Dull	137,250	3,277,268	21,877	715,582
Thomas F. Lagatta	15,000	450,101	17,970	587,728
Vahid Manian	125,000	2,702,874	21,877	715,582

(1)	Based on the amount by which the market price of a share of our Class A common stock on the dates of exercise exceeded the applicable exercise price per share of the option.

(2)	Represents the fair market value of a share of our common stock the date of vesting multiplied by the number of shares that have vested.

Potential Payments upon Termination or Change in Control

No named executive officer has an employment agreement that provides a specific term of employment. Accordingly, the employment of each executive officer may be terminated at any time at the discretion of the Board. We have entered into agreements with several of our executive officers that provide certain benefits upon the termination of their employment under certain prescribed circumstances. Those agreements are summarized as follows.

McGregor Agreement.  In October 2004 we entered into a letter agreement with Mr. McGregor. If we terminate Mr. McGregor’s employment other than for cause or disability or if Mr. McGregor terminates his employment for good reason (each a “qualifying termination” event for purposes of the table below), he will receive:

•	one year of his then current base salary in regular payroll installments;

•	continuation of certain of his employee benefits for up to three years after his termination date;

•	the cash bonuses, if any, that were not vested because a requirement of continued employment had not been satisfied by him on the date of a termination event, plus a prorated share of any cash bonus with respect to any period used for calculating bonuses that had been partially completed by him as of the date of a termination event, calculated as if the performance criteria (if any) used to determine the cash bonus had been fully satisfied; and

•	the outstanding stock options, RSUs and any other equity awards granted to him will immediately vest as if he had completed an additional 24 months of service, and his options and other awards will remain exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms).

The agreement also provides that if Mr. McGregor’s employment is terminated because of his death or disability, he or his legal representative will be entitled to certain cash bonuses, if any, applicable to him upon such event, his outstanding stock options, RSUs and any other equity awards will immediately vest in full, and his stock options will remain exercisable for 12 months after the date of termination (but not beyond the expiration of their respective maximum terms).

Under McGregor’s agreement, “cause” is generally defined to include an executive’s (i) material breach of (a) a fiduciary duty owed to us, (b) any provisions of his confidentiality or invention assignment agreements with us, or (c) our Code of Ethics; (ii) conviction of a felony that involves fraud, dishonesty, theft, embezzlement and/or an act of violence or moral turpitude, or having pled guilty or no contest to any such felony; or (iii) commission of an act or omission that constitutes fraud, material negligence or material willful misconduct in connection with his employment with us.

Under McGregor’s agreement, “good reason” is generally defined as (i) a change in position that reduces his authority, duties or responsibilities; (ii) a reduction in his base salary; (iii) the taking of any action by us that would materially diminish the aggregate value of his cash incentive awards and other fringe benefits by more than 15%; (iv) a requirement that he be based at any office or location that increases the distance from his home to the office or location by more than 50 miles; (v) any purported termination by us of his employment otherwise than pursuant to a notice of termination; and (vi) any failure by us to require any successor of Broadcom to assume the agreement after receipt of written notice from the executive of such failure and a reasonable cure period.

Officer Retention Program.  We have entered into letter agreements with each of Messrs. Dull, Lagatta, and Manian providing that if the employment of any such officer is terminated by us other than for cause or disability, or by the officer for good reason, within nine months following either the appointment of a new Chief Executive Officer or a change in control (each a “qualifying termination” event for purposes of the table below), such officer will receive:

•	one year’s additional salary at his then current rate (paid in regular payroll installments);

•	continuation of certain employee benefits for up to three years after the date of termination;

•	a prorated portion of any cash bonus for which he would otherwise be eligible for the year in which such termination occurs; and

•	accelerated vesting of his outstanding stock options, RSUs and any other equity awards as if he had completed an additional 24 months of service, and such options and other awards will remain exercisable for 24 months from the date of termination (but not beyond the expiration of their respective maximum terms).

Each executive’s letter agreement also provides that if the executive’s employment is terminated at any time during its term because of his death or disability, certain outstanding stock options and any other equity awards will immediately vest in full. The terms of the letter agreements apply to all stock options (with certain limited exceptions) and RSUs currently held by, and any future stock option or other equity awards made to, Messrs. Dull, Lagatta and Manian.

In November 2004 we entered into a substantially similar letter agreement with Mr. Kiddoo. Since Mr. Kiddoo’s employment terminated under circumstances that did not constitute a qualifying termination for purposes of the Officer Retention Program, he did not receive any of the foregoing payments or benefits in connection with his resignation effective August 31, 2007.

In March 2007 we entered into a letter agreement with Mr. Brandt with terms substantially similar to the terms provided by the Officer Retention Program.

The definitions of “cause” and “good reason” under the officer retention letter agreements and Mr. Brandt’s agreement are substantially the same as the definitions described above for Mr. McGregor’s agreement.

Under each of the letter agreements, a “change in control” is generally defined as one of the following: (i) a shareholder-approved acquisition of Broadcom by merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities; or (iv) a change in a majority of the incumbent board members over a period of 36 months or less, except for changes in the majority of such members approved by such members.

Other Programs.  Under our form Stock Option Agreement and form Restricted Stock Unit Award Agreement, in the event a change in control occurs, each outstanding equity award under the Discretionary Grant Program will automatically accelerate in full unless (i) that award is assumed by the successor corporation or otherwise continued in effect or (ii) the award is replaced with a cash retention program that preserves the spread existing on the unvested shares subject to that equity award (the excess of the fair market value of those shares over the exercise or base price in effect for the shares) and provides for the subsequent vesting and payout of that spread in accordance with the same vesting schedule in effect for those shares. In addition, all unvested shares outstanding under the Discretionary Grant and Stock Issuance Programs will immediately vest upon the change in control, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continue in effect. Any other outstanding equity awards under the Stock Issuance Program, including RSUs, will vest as to the number of shares of Class A common stock subject to those awards immediately prior to the change in control, and the underlying shares will become immediately issuable, except to the extent those equity awards are assumed by the successor corporation or otherwise continued in effect or replaced with a cash retention program similar to the program described in clause (ii) above.

The Plan Administrator has the discretion and has in the past structured equity awards under the Discretionary Grant and Stock Issuance Programs so that those equity awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those equity awards are to be assumed or otherwise continue in effect or replaced with a cash retention program.

Under the 1998 Incentive Plan, a change in control is generally defined as one of the following: (i) a shareholder-approved acquisition of Broadcom by merger or consolidation; (ii) a shareholder-approved sale of all or substantially all of Broadcom’s assets; (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities; or (iv) any other acquisition by any party or group of securities possessing more than fifty percent (50%) of the total combined voting power of Broadcom’s outstanding securities.

In June 2007 the Compensation Committee approved a policy regarding acceleration of equity vesting upon death or permanent disability. Under the policy, an employee (other than Messrs. Brandt and McGregor and officers participating in the officer retention program) who dies or becomes permanently disabled will become entitled to accelerated vesting with respect to the number of his or her shares equal to the product of: (i) 1/48 of the then unvested shares underlying each award, multiplied by (ii) the total number of months such employee has been an employee of Broadcom, any of its subsidiaries, and any company acquired by Broadcom, up to a maximum of 48 months.

Calculation of Potential Payments upon Termination or Change in Control

In accordance with the rules of the SEC, the following table presents our estimate of the benefits payable to the named executive officers, other than Mr. Kiddoo, under our 1998 Incentive Plan and our letter agreements assuming that:

(i) for Mr. McGregor, (A) a change in control occurred on December 31, 2007, the last business day of 2007 and his equity awards under the 1998 Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program, (B) a qualifying termination occurred on December 31, 2007 or (C) a termination for death or disability occurred on December 31, 2007;

(ii) for Dr. Samueli, (A) a change in control occurred on December 31, 2007 and his equity awards under the 1998 Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; or (B) a termination for death or disability occurred on December 31, 2007; and

(iii) for Messrs. Brandt, Dull, Lagatta and Manian, (A) a change in control occurred on December 31, 2007 and their respective equity awards under the 1998 Incentive Plan were neither assumed by the successor corporation nor replaced with a cash retention program; (B) a qualifying termination occurred on December 31, 2007 following or in connection with a change of control or the appointment of a new Chief Executive Officer, or (C) a termination for death or disability occurred on December 31, 2007.

While we believe that the amounts shown below and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on December 31, 2007, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 1998 Incentive Plan and the letter agreements. Each executive officer would also be entitled to any gain attributable to his already-vested equity awards.

					Value of Restricted
			Continuation of	Value of Option	Stock
Name	Trigger	Salary and Bonus(1)	Benefits(2)	Acceleration(3)	Acceleration(3)	Total Value(4)

Scott A. McGregor	Change in Control	0	0	$3,921,713	$4,835,926	$8,757,639
	Qualifying Termination	971,750	$49,714	8,876,830	3,572,319	13,470,613
	Death or Disability	321,750	0	3,921,713	4,835,926	9,079,389
Henry Samueli, Ph.D.	Change in Control	0	0	0	2,234,186	2,234,186
	Death or Disability	0	0	0	2,234,186	2,234,186
Eric K. Brandt	Change in Control	0	0	0	2,001,357	2,001,357
	Qualifying Termination	488,600	51,359	613,671	1,143,625	2,297,255
	Death or Disability	0	0	0	2,001,357	2,001,357
David A. Dull	Change in Control	0	0	79,628	1,454,064	1,533,692
	Qualifying Termination	418,800	51,359	451,197	1,074,197	1,995,553
	Death or Disability	0	0	79,628	1,454,064	1,533,692
Thomas F. Lagatta	Change in Control	0	0	91,878	1,123,236	1,215,114
	Qualifying Termination	397,860	51,331	395,245	837,316	1,681,752
	Death or Disability	0	0	91,878	1,123,236	1,215,114
Vahid Manian	Change in Control	0	0	79,628	1,454,064	1,533,692
	Qualifying Termination	418,800	51,359	451,197	1,074,197	1,995,553
	Death or Disability	0	0	79,628	1,454,064	1,533,692

(1)	Represents one year’s additional salary based on the salary earned by such executive officer in 2007. Also represents the cash bonuses actually earned by each named executive officer for 2007, as determined by our Compensation Committee March 5, 2008.

(2)	Represents the aggregate value of the continuation of certain employee benefits for up to three years after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

(3)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and RSUs.

The amounts shown as the value of the accelerated stock options and RSUs in connection with a change in control without a qualifying termination and for termination upon death or disability are based solely on the intrinsic value of the options and RSUs as of December 31, 2007. For options, the intrinsic value was calculated by multiplying (i) the difference between the fair market value of our Class A common stock on December 31, 2007 ($26.14) and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on December 31, 2007. For RSUs, the intrinsic value was calculated by multiplying (i) the fair market value of our Class A common stock on December 31, 2007 ($26.14) by (ii) the assumed number of RSU shares vesting on an accelerated basis on December 31, 2007.

The amount shown as the value of each accelerated option in connection with a qualifying termination represents the fair value of that option estimated by using the Black-Scholes option pricing model, in accordance with the provisions of SFAS 123R, multiplied by the assumed number of option shares vesting under such option on an accelerated basis on December 31, 2007. It also takes into account the incremental fair value of the extended 24-month post-employment exercise period for the entire option. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 8 of Notes to Consolidated Financial Statements, included in Part IV, Item 15 of our 2007 Form 10-K.

The amount shown as the value of the accelerated RSUs in connection with a qualifying termination represents the fair value calculated based on the fair market value of our Class A common stock on December 31, 2007 ($26.14) multiplied by the assumed number of RSU shares vesting on an accelerated basis on December 31, 2007.

(4)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

In the event that any payments or benefits to which a named executive officer becomes entitled in accordance with the provisions of his agreement would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, such payments and benefits will be subject to reduction to the extent necessary to assure that the named executive officer receives only the greater of (i) the amount of those payments or benefits which would not constitute such a parachute payment or (ii) the amount which yields the named executive officer the greatest after-tax amount of benefits after taking into account any excise tax imposed on those payments and benefits under Section 4999 of the Internal Revenue Code. To the extent any such reduction is required, the dollar amount of the salary continuation payments will be reduced first, then the number of options or other equity awards that would otherwise vest on an accelerated basis will be reduced, and finally the named executive officer’s remaining benefits will be reduced.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act or under the Exchange Act that might incorporate future filings made by Broadcom under those statutes, the Audit Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

AUDIT COMMITTEE REPORT

Following is the report of the Audit Committee with respect to the company’s audited 2007 financial statements, which include its consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, and the notes thereto.

Composition and Charter.  The Audit Committee of the Board of Directors currently consists of four directors, all of whom qualify as “independent” and meet the other requirements under the current Nasdaq listing standards and SEC rules regarding audit committee membership: Mr. Farinsky, who serves as Chair, Ms. Handel, and Messrs. Major and Switz. The Audit Committee operates under a written charter adopted by the Board, the current version of which is available on our website at www.broadcom.com/investors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

Responsibilities.  The Audit Committee assists the Board in fulfilling its oversight responsibility by overseeing (i) the conduct of the accounting and financial reporting process and the integrity of the financial statements provided to shareholders and others; (ii) the functioning of the systems of internal accounting and financial controls; (iii) the engagement, compensation, performance, qualifications and independence of the independent registered public accounting firm; and (iv) the portions of the Code of Ethics that relate to the integrity of accounting and financial reporting.

It is not the duty of the Audit Committee to plan or conduct audits or to prepare the company’s financial statements. Management is responsible for preparing the financial statements and maintaining effective internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), and has the primary responsibility for assuring their accuracy, effectiveness and completeness. The independent registered public accounting firm is responsible for auditing those financial statements and internal control over financial reporting and expressing its opinion as to whether the financial statements present fairly, in accordance with U.S. generally accepted accounting principles, the company’s financial condition, results of operations and cash flows and that the company’s internal control over financial reporting is effective. However, the Audit Committee does consult with management and the independent registered public accounting firm prior to the presentation of financial statements to shareholders and, as appropriate, initiates inquiries into various aspects of the company’s financial affairs.

In the absence of their possession of a reason to believe that such reliance is unwarranted, the members of the Audit Committee necessarily rely on the information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles or maintained appropriate internal controls and disclosure controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s authority and oversight responsibilities do not independently assure that the audits of the financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the financial statements are presented in accordance with U.S. generally accepted accounting principles.

Review with Management and Independent Registered Public Accounting Firm.  The Audit Committee reviewed and discussed the audited 2007 financial statements (including the quality of the company’s accounting principles) with management and the company’s independent registered public accounting firm for 2007, Ernst & Young LLP. In addition, the Audit Committee consulted with management and Ernst & Young LLP prior to recommending to the Board the presentation of the audited 2007 financial statements to the shareholders. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AU380), together with the guidelines established by the SEC and the Sarbanes-Oxley Act, including, among other items, matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its review of internal control over financial reporting pursuant to Section 404. Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board’s Rule 3600T, which adopts on an interim basis Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Audit Committee discussed with Ernst & Young LLP the latter’s independence, including whether its provision of non-audit services compromised such independence.

Conclusion and Appointment of Independent Registered Public Accounting Firm.  Based upon the reviews and discussions referred to above, the Audit Committee recommended that the Board include the audited consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC.

In March 2008 the Audit Committee appointed KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2008. See Proposal Four: Ratification of Appointment of Independent Registered Public Accounting Firm.

Submitted by the Audit Committee* of the Board:

George L. Farinsky, Chair
Nancy H. Handel
John E. Major
Robert E. Switz

* Mr. Wolfen served as a member of the Audit Committee through May 2, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures for Approval of Related Party Transactions

We have adopted a written policy for approval of transactions between Broadcom and its executive officers, directors, director nominees, beneficial owners of more than 5% of our common stock, and their respective immediate family members, each referred to as a Related Party, where the amount involved in the transaction exceeds or is expected to exceed $100,000. This policy provides that the Nominating & Corporate Governance Committee of the Board has the responsibility to review certain transactions subject to this policy and to decide whether or not to approve or ratify those transactions. In making its determination, the Nominating & Corporate Governance Committee takes into account the following factors, among other factors it may deem appropriate:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s length negotiations with an unrelated third party;

•	The availability of other sources for comparable services or products;

•	The extent of the Related Party’s interest in the transaction;

•	The conflicts of interest and corporate opportunity provisions of our Code of Ethics;

•	The benefits of the transaction to Broadcom; and

•	The impact or potential impact on a director’s independence, in the event the Related Party is a director, an immediate family member of a director, or an entity in which a director is a partner, shareholder or executive officer.

To the extent such transactions are ongoing business relationships, the transactions are reviewed annually and such relationships will be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length. The Nominating & Corporate Governance Committee intends to approve only those related party transactions that are in the best interests of Broadcom and our shareholders.

The Nominating & Corporate Governance Committee has adopted standing pre-approvals under the policy for compensation paid to directors and executive officers provided that such compensation is either reported under SEC rules or the Compensation Committee or other independent Board committee approved (or recommended to the Board to approve) such compensation.

Other than as described below or elsewhere in this proxy statement, since January 1, 2007 there has not been a transaction or series of related transactions to which Broadcom was or is a party involving an amount in excess of $120,000 and in which any director, executive officer, holder of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Anaheim Ducks — Honda Center Transaction.  In October 2006 Broadcom renewed a corporate sponsorship package with the Anaheim Ducks hockey team and the Honda Center, both of which are under the control of Henry Samueli, our co-founder, Chairman of the Board and Chief Technical Officer. The sponsorship package provided Broadcom with advertising space on two dasher boards in the ice rink during the entire 2006-2007 hockey season. We received a discount of approximately 45% on the regular price of advertising space at the ice arena, and, as a result, paid approximately $85,000 for such space. In addition we received a complimentary ticket package that provided us with several thousand tickets to selected Ducks games for distribution to employees and certain charities selected by Broadcom’s Donations Committee. Broadcom employees were also given the opportunity to purchase available seats to Anaheim Ducks games at a discounted price. The transaction was approved by the Nominating & Corporate Governance Committee. The Committee members unanimously agreed with disinterested members of senior management that the sponsorship package affords Broadcom an appropriate opportunity to increase its name and brand recognition in the Southern California community as well as the opportunity to reward employee contributions and build employee morale. The corporate sponsorship package was not renewed for the 2007-2008 hockey season.

Indemnification Agreements with Directors and Officers.  In addition to the indemnification provisions contained in our Second Amended and Restated Articles of Incorporation and Bylaws, we have entered into indemnification agreements with each of our directors and elected officers. These agreements require Broadcom, among other things, to indemnify each director or officer against expenses (including attorneys’ fees), judgments, fines and settlements

(collectively, “liabilities”) paid by such individual in connection with any action, suit or proceeding arising out of the individual’s status or service as a director or officer (other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by Broadcom. Pursuant to these agreements, we have advanced and will advance expenses and indemnify certain of our current and former directors and officers for certain liabilities incurred in connection with or related to the defense of the lawsuits currently pending against Broadcom and other proceedings described under the heading “Corporate Governance and Board Matters — Litigation Involving Directors, Officers and Affiliates.”

FMR LLC.  Fidelity Management Trust Company, an affiliate of FMR LLC, has provided services to us in connection with the administration of our 401(k) employee savings plan since April 1, 1999. During 2007 the total amount of fees charged to Broadcom for these services was approximately $2,950. In addition, during 2007 our employees who participated in the 401(k) plan paid Fidelity $1,879,772 for asset management and plan administration services. Based on its holdings reported on a Schedule 13G/A filed April 10, 2008, FMR LLC and certain affiliates beneficially owned 6.84% of our common stock as of March 31, 2008. The Nominating & Corporate Governance Committee has reviewed FMR LLC and its affiliates’ stock ownership position in Broadcom and has concluded that such ownership position does not currently have and is not expected to have a bearing on Broadcom’s relationship with Fidelity Management Trust Company.

OTHER INFORMATION

2007 Annual Report to Shareholders

A copy of our 2007 annual report to shareholders has been mailed concurrently with this proxy statement (or made available electronically, for shareholders who elected to access these materials over the Internet) to all shareholders entitled to notice of and to vote at the Annual Meeting. The 2007 annual report to shareholders is not incorporated into this proxy statement and is not considered proxy solicitation material.

Form 10-K for 2007

On January 28, 2008 we filed with the SEC an annual report on Form 10-K for the year ended December 31, 2007. The 2007 Form 10-K has been printed (without certain exhibits) as part of our 2007 annual report to shareholders. Shareholders may also obtain a copy of the 2007 Form 10-K or any of its exhibits, and any of our other SEC reports, free of charge, from the SEC website at www.sec.gov or from our website at www.broadcom.com/investors, or by writing to Investor Relations, Broadcom Corporation, P.O. Box 57013, Irvine, California 92619-7013. The 2007 Form 10-K and information contained on our website, other than this proxy statement, are not considered proxy solicitation material and are not incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dull
Irvine, California	Senior Vice President, Business Affairs,
April 29, 2008	General Counsel and Secretary

Appendix A

BROADCOM CORPORATION

1998 STOCK INCENTIVE PLAN
(as Amended and Restated March 12, 2008)

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This amended and restated 1998 Stock Incentive Plan is intended to promote the interests of Broadcom Corporation, a California corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service.

Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the attached Appendix.

All share numbers in this restatement have been adjusted to reflect all splits and dividends of the Corporation’s Common Stock subsequent to April 16, 1998, including the three-for-two stock split that was effected on February 21, 2006 through the payment of a dividend of one additional share of Class A common stock for every two shares of Class A common stock outstanding, and one additional share of Class B common stock for every two shares of Class B common stock outstanding, as of the record date of February 6, 2006.

II.	STRUCTURE OF THE PLAN

A.  The Plan as hereby amended and restated is divided into three equity incentive programs:

•	the Discretionary Grant Program, under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

•	the Stock Issuance Program, under which eligible persons may be issued shares of Common Stock pursuant to restricted stock or restricted stock unit awards or other stock-based awards, made by and at the discretion of the Plan Administrator, that vest upon the completion of a designated service period and/or the attainment of pre-established performance milestones, or under which shares of Common Stock may be issued through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and

•	the Director Automatic Grant Program, under which Eligible Directors shall automatically receive restricted stock units at designated intervals over their period of Board service.

B.  The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.  ADMINISTRATION OF THE PLAN

A.  The Primary Committee shall have sole and exclusive authority to administer the Discretionary Grant and Stock Issuance Programs with respect to Section 16 Insiders. Administration of the Discretionary Grant and Stock Issuance Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary Awards to members of the Primary Committee must be authorized and approved by a disinterested majority of the Board.

B.  Members of the Primary Committee or any Secondary Committee shall serve for such period as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of any Secondary Committee and reassume all powers and authority previously delegated to such committee.

C.  Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant and Stock Issuance Programs and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding Awards thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant and Stock Issuance Programs under its jurisdiction or any Award thereunder.

D.  Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any Award under the Plan.

E.  Administration of the Director Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any Award under that program.

IV.	ELIGIBILITY

A.  The persons eligible to participate in the Discretionary Grant and Stock Issuance Programs are as follows:

(i)  Employees,

(ii)  non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii)  consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B.  Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine (i) with respect to Awards made under the Discretionary Grant Program, which eligible persons are to receive such Awards, the time or times when those Awards are to be made, the number of shares to be covered by each such Award, the status of any awarded option as either an Incentive Option or a Non-Statutory Option, the exercise price per share in effect for each Award (subject to the limitations set forth in Article Two), the time or times when each Award is to vest and become exercisable and the maximum term for which the Award is to remain outstanding, and (ii) with respect to Awards under the Stock Issuance Program, which eligible persons are to receive such Awards, the time or times when the Awards are to be made, the number of shares subject to each such Award, the vesting schedule (if any) applicable to the shares subject to such Award, and the cash consideration (if any) payable for such shares.

C.  The Plan Administrator shall have the absolute discretion to grant options or stock appreciation rights in accordance with the Discretionary Grant Program and to effect stock issuances or other stock-based awards in accordance with the Stock Issuance Program.

D.  Eligible Directors for purposes of the Director Automatic Grant Program shall be limited to members of the Board who are not, at the time of such determination, employees of the Corporation (or any Parent or Subsidiary). However, a Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive an Award under the Director Automatic Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic Awards under the Director Automatic Grant Program while he or she continues to serve as an Eligible Director.

V.	STOCK SUBJECT TO THE PLAN

A.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. Subject to the automatic share increase provisions of Section V.B. of this Article One and any additional shares authorized by the vote of the Board and approved by the shareholders, as of March 12, 2008 the number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed 443,031,259 shares.1 To the extent any unvested shares of Common Stock outstanding under the Predecessor Plans as of the Original Effective Date are subsequently repurchased by the Corporation, at the option exercise price paid per share, in connection with the holder’s termination of Service prior to vesting in those shares, the

1 The Common Stock issuable under the Plan shall be Class A Common Stock, except to the extent such stock is to be issued upon the exercise of outstanding options incorporated from the Predecessor Plans. For those options, the issuable stock shall be Class B Common Stock.

repurchased shares shall be added to the reserve of Common Stock available for issuance under the Plan, but in no event shall such addition exceed 27,000,000 shares.

B.  The number of shares of Common Stock available for issuance under the Plan shall automatically increase on the first trading day of January each calendar year during the term of the Plan by an amount equal to four and one-half percent (4.5%) of the total number of shares of Class A and Class B Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 45,000,000 shares.

C.  No one person participating in the Plan may be granted Awards for more than 9,000,000 shares of Common Stock in the aggregate per calendar year.

D.  Shares of Common Stock subject to outstanding Awards under the Plan (including options incorporated into this Plan from the Predecessor Plans) shall be available for subsequent issuance under the Plan to the extent (i) those Awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those Awards or (ii) the Awards are cancelled in accordance with the cancellation-regrant provisions of Article Two. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation at the original exercise or issue price paid per share pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance under the Plan. All shares that become available for reissuance under the Plan, including the shares of Class B Common Stock subject to the outstanding options incorporated into this Plan from the Predecessor Plans that expire or terminate unexercised and any unvested shares of Class B Common Stock repurchased by the Corporation pursuant to its repurchase rights, shall be issuable solely as Class A Common Stock. In addition, should the exercise price of an option under the Plan be paid with shares of Common Stock, the authorized reserve of Common Stock under the Plan shall be reduced only by the net number of shares issued under the exercised stock option. Should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the issuance, exercise or vesting of an Award under the Plan, the number of shares of Common Stock available for issuance under the Plan shall be reduced only by the net number of shares issued with respect to that Award.

E.  If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (iii) the number and/or class of securities for which restricted stock unit awards are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors, (iv) the number and/or class of securities and the exercise or base price per share (or any other cash consideration payable per share) in effect under each outstanding Award under the Discretionary Grant Program and the Director Automatic Grant Program, (v) the number and/or class of securities and exercise price per share in effect under each outstanding option incorporated into this Plan from the Predecessor Plans, (vi) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share thereunder, (vii) the maximum number and/or class of securities by which the share reserve may increase automatically each calendar year pursuant to the provisions of Section V.B of this Article One and (viii) the maximum number and/or class of securities that may be added to the Plan through the repurchase of unvested shares issued under the Predecessor Plans. Similar adjustments shall be made to the number of shares of Class B Common Stock issuable under the Plan and the number of shares subject to outstanding stock options for Class B shares and exercise price per share in effect under those options in the event of any similar changes to the outstanding shares of Class B Common Stock. To the extent such adjustments are to be made to outstanding Awards, those adjustments shall be effected in a manner that shall preclude the enlargement or dilution of rights and benefits under those Awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A.	Exercise Price.

1.  The exercise price per share shall be fixed by the Plan Administrator but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2.  The exercise price shall become immediately due upon exercise of the option and shall be payable in one or more of the forms specified below:

(i)  cash or check made payable to the Corporation,

(ii)  shares of Common Stock valued at Fair Market Value on the Exercise Date and held for the period (if any) necessary to avoid any additional charges to the Corporation’s earnings for financial reporting purposes, or

(iii)  to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable instructions to (a) a brokerage firm (designated by the Corporation)1 to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B.  Exercise and Term of Options.  Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C.  Effect of Termination of Service.

1.  The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i)  Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option or as otherwise specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee, but no such option shall be exercisable after the expiration of the option term.

(ii)  Any option held by the Optionee at the time of death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii)  Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options under this Article Two, all those options shall terminate immediately and cease to be outstanding.

1 With respect to Section 16 Insiders, the brokerage firm need only be reasonably satisfactory to the Corporation for purposes of administering such procedure.

(iv)  During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which that option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

2.  The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i)  extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii)  permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D.  Shareholder Rights.  The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price for and become a holder of record of the purchased shares.

E.  Repurchase Rights.  The Plan Administrator shall have the discretion to grant options that are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F.  Transferability of Options.  The transferability of options granted under the Plan shall be governed by the following provisions:

(i)  Incentive Options.  During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii)  Non-Statutory Options.  Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime by gift or pursuant to a domestic relations order to one or more Family Members of the Optionee or to a trust established exclusively for the Optionee and/or one or more such Family Members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii)  Beneficiary Designations.  Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS

The terms specified below, together with any additions, deletions or changes thereto imposed from time to time pursuant to the provisions of the Code governing Incentive Options, shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to

Incentive Options. Options that are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A.  Eligibility.  Incentive Options may only be granted to Employees.

B.  Exercise Price.  The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C.  Dollar Limitation.  The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options that become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitation on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

D.  10% Shareholder.  If any Employee to whom an Incentive Option is granted is a 10% Shareholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.  STOCK APPRECIATION RIGHTS

A.  Authority.  The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B.  Types.  Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”), and (ii) standalone stock appreciation rights (“Standalone Rights”).

C.  Tandem Rights.  The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1.  One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying stock option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2.  No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

3. If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than ten (10) years after the date of the option grant.

D.  Standalone Rights.  The following terms and conditions shall govern the grant and exercise of Standalone Rights under this Article Two:

1.  One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Standalone Right not tied to any underlying option under this Discretionary Grant Program. The Standalone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Standalone Right have a maximum term in excess of ten (10) years measured from the grant date. Upon exercise of the Standalone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

2.  The number of shares of Common Stock underlying each Standalone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Standalone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date.

3.  Standalone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except by gift or pursuant to a domestic relations order covering the Standalone Right as marital property to one or more Family Members of the holder or to a trust established exclusively for the holder and/or such Family Members. In addition, one or more beneficiaries may be designated for an outstanding Standalone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

4.  The distribution with respect to an exercised Standalone Right may be made in shares of Common Stock valued at Fair Market Value on the exercise date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

5.  The holder of a Standalone Right shall have no shareholder rights with respect to the shares subject to the Standalone Right unless and until such person shall have exercised the Standalone Right and become a holder of record of shares of Common Stock issued upon the exercise of such Standalone Right.

E.  Post-Service Exercise.  The provisions governing the exercise of Tandem and Standalone Appreciation Rights following the cessation of the recipient’s Service or the recipient’s death shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program.

F.  Net Counting.  Upon the exercise of any Tandem or Standalone Right under this Section III, the share reserve under Section V of Article One shall only be reduced by the net number of shares actually issued by the Corporation upon such exercise, and not by the gross number of shares as to which such Tandem or Standalone Right is exercised.

IV.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A.  No Award outstanding under the Discretionary Grant Program at the time of a Change in Control shall vest and become exercisable on an accelerated basis if and to the extent that: (i) such Award is, in connection with the Change in Control, assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction, (ii) such Award is replaced with a cash retention program of the successor corporation that preserves the spread existing at the time of the Change in Control on the shares of Common Stock as to which the Award is not otherwise at that time vested and exercisable and provides for the subsequent vesting and payout of that spread in accordance with the same exercise/vesting schedule applicable to those shares, or (iii) the acceleration of such Award is subject to other limitations imposed by the Plan Administrator. However, if none of the foregoing conditions are satisfied, each Award outstanding under the Discretionary Grant Program at the time of the Change in Control but not otherwise vested and exercisable as to all the shares at the time subject to that Award shall automatically accelerate so that each such Award shall, immediately prior to the effective date of the Change in Control, vest and become exercisable as to all the shares of Common Stock at the time subject to that Award and may be exercised as to any or all of those shares as fully vested shares of Common Stock.

B.  All outstanding repurchase rights under the Discretionary Grant Program shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent: (i) those repurchase rights are assigned to the successor corporation (or parent thereof) or otherwise continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C.  Immediately following the consummation of the Change in Control, all outstanding Awards under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.

D.  Each option that is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities that would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. In the event outstanding Standalone Rights are to be assumed in connection with a Change in Control transaction or otherwise continued in effect, the shares of Common Stock underlying each such Standalone Right shall be adjusted immediately after such Change in Control to apply to the number and class of securities into which those shares of Common Stock would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the base price per share in effect under each outstanding Standalone Right, provided the aggregate base price shall remain the same, (iii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan, (iv) the maximum number and/or class of securities for which any one person may be granted Awards under the Plan per calendar year, (v) the maximum number and/or class of securities by which the share reserve is to increase automatically each calendar year pursuant to the automatic share increase provisions of the Plan, (vi) the number and/or class of securities for which restricted stock unit awards are subsequently to be made under the Director Automatic Grant Program to new and continuing Eligible Directors (vii) the number and/or class of securities subject to each outstanding Award under the Stock Issuance Program and the cash consideration (if any) payable per share thereunder, and (viii) the maximum number and class of securities that may be added to the Plan through the repurchase of unvested shares issued under the Predecessor Plans. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Awards under the Discretionary Grant Program, substitute, for the securities underlying those assumed Awards, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E.  The Plan Administrator shall have the discretionary authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall, immediately prior to the effective date of a Change in Control or a Hostile Take-Over, vest and become exercisable as to all the shares at the time subject to those Awards and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those Awards are to be assumed or otherwise continued in full force and effect pursuant to the express terms of such transaction. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate at the time of such Change in Control or consummation of such Hostile Take-Over and shall not be assignable to successor corporation (or parent thereof), and the shares subject to those terminated rights shall accordingly vest in full at the time of such Change in Control or consummation of such Hostile Take-Over.

F.  The Plan Administrator shall have full power and authority to structure one or more outstanding Awards under the Discretionary Grant Program so that those Awards shall immediately vest and become exercisable as to all of the shares at the time subject to those Awards in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of any Change in Control or a Hostile Take-Over in which those Awards do not otherwise vest on an accelerated basis. Any Awards so accelerated shall remain exercisable as to fully vested shares until the expiration or sooner termination of their term. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of his or her Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G.  The portion of any Incentive Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

H.  Awards outstanding under the Discretionary Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I.	STOCK ISSUANCE TERMS

A.  Issuances.  Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement that complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units, awarded by and at the discretion of the Plan Administrator, that entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals and/or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

B.  Issue Price.

1.  The price per share at which shares of Common Stock may be issued under the Stock Issuance Program shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2.  Shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration that the Plan Administrator may deem appropriate in each individual instance:

(i)  cash or check made payable to the Corporation;

(ii)  past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii)  any other valid form of consideration permissible under the California Corporations Code at the time such shares are issued.

C.  Vesting Provisions.

1.  Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service and/or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance Program pursuant to share right awards or restricted stock units that entitle the recipients to receive the shares underlying those awards and/or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

2.  The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall vest (or vest and become issuable) upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (i) return on total shareholder equity; (ii) net income per share of Common Stock; (iii) net income or operating income; (iv) earnings before interest, taxes, depreciation, amortization and stock-based compensation costs, or operating income before depreciation and amortization; (v) sales or revenue targets; (vi) return on assets, capital or investment; (vii) cash flow; (viii) market share; (ix) cost reduction goals; (x) budget comparisons; (xi) implementation or completion of projects or processes strategic or critical to the Corporation’s business operations; (xii) measures of customer satisfaction; (xiii) any combination of, or a specified increase in, any of the foregoing; and (xiv) the formation of joint ventures, research and development collaborations, marketing or customer service collaborations, or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or expand its customer base; provided, however, that for purposes of items (ii), (iii), (iv) and (vii) above, the Plan Administrator may, at the time the Awards are made, specify certain adjustments to such items as reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”), which will exclude from the calculation of those performance goals one or more of the following: certain charges related to acquisitions, stock-based compensation, employer payroll tax expense on certain stock option exercises, settlement costs, restructuring costs, gains or losses on strategic investments, non-operating gains or losses, certain other non-cash charges, valuation allowance on deferred tax assets, and the related income tax effects, purchases of property and equipment, and any extraordinary non- recurring items as described in Accounting Principles Board Opinion No. 30, provided that such adjustments are in conformity with those reported by the Corporation on a non-GAAP basis. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business groups or divisions thereof or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned, and a maximum level of performance at which an award will be fully earned. The Plan Administrator may provide that, if the actual level of attainment for any performance objective is between two specified levels, the amount of the award attributable to that performance objective shall be interpolated on a straight-line basis.

3.  Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or a substantial reduction in the value of outstanding shares of Common Stock as a result of a spin-off transaction or an extraordinary dividend or distribution, shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

4.  The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares. The Participant shall not have any shareholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

5.  Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash, cash equivalent or otherwise, the Corporation shall repay to the Participant the same amount and form of consideration as the Participant paid for the surrendered shares.

6.  The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock that would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares that were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II.E of this Article Three.

7.  Outstanding share right awards or restricted stock units under the Stock Issuance Program shall automatically terminate, and no shares of Common Stock shall actually be issued in satisfaction of those awards or units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to issue vested shares of Common Stock under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied. However, no vesting requirements tied to the attainment of performance goals may be waived with respect to awards or units which were at the time of grant intended to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II.E of this Article Three.

II.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A.  All of the Corporation’s outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the express terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B.  Each outstanding Award under the Stock Issuance Program that is assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control to apply to the number and class of securities into which the shares of Common Stock subject to the Award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the cash consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. If any such Award is not so assumed or otherwise continued in effect or replaced with a cash retention program that preserves the Fair Market Value of the shares underlying the Award at the time of the Change in Control and provides for the subsequent vesting and payout of that value in accordance with the vesting schedule in effect for the Award at the time of such Change in Control, such Award shall vest, and the shares of Common Stock subject to that Award shall be issued as fully-vested shares, immediately prior to the consummation of the Change in Control.

C.  The Plan Administrator shall have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Change in Control transaction.

D.  The Plan Administrator shall also have the discretionary authority to structure one or more unvested Awards under the Stock Issuance Program so that the shares of Common Stock subject to those Awards shall automatically vest (or vest and become issuable) in whole or in part immediately upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period (not to exceed eighteen (18) months) following the effective date of that Hostile Take-Over.

E.  The Plan Administrator’s authority under Paragraphs C and D of this Section II shall also extend to any Award intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those Awards pursuant to Paragraph C or D of this Section II may result in their loss of performance-based status under Code Section 162(m).

ARTICLE FOUR

DIRECTOR AUTOMATIC GRANT PROGRAM

The provisions of the Director Automatic Grant Program set forth in this Article Four were amended and modified by the Board on February 7, 2008, subject to shareholder approval at the 2008 Annual Meeting. Accordingly, if such shareholder approval is obtained, then the following terms and provisions shall govern the Awards made under this Director Automatic Grant Program, effective with the Awards made to the continuing non-employee Board members at the 2008 Annual Meeting. Any Awards made under this Director Automatic Grant Program prior to the February 7, 2008 amendment shall remain in full force and effect in accordance with the terms of the documents evidencing such Awards. Should such shareholder approval not be obtained, then the provisions of this Article Four as in effect immediately prior to the February 7, 2008 amendment shall continue in full force and effect.

I.	TERMS

A.  Grant Dates.  Grants under this amended Article Four shall be made on the dates specified below:

1.  On the date of each annual meeting of shareholders, beginning with the 2008 Annual Meeting of Shareholders, each individual who is to continue to serve as an Eligible Director, whether or not that individual is standing for re-election to the Board at that particular annual meeting of shareholders, shall automatically be granted restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the dollar sum of Three Hundred Thousand Dollars ($300,000) by the Fair Market Value per share of Common Stock on such date. There shall be no limit on the number of such annual restricted stock unit awards any one Eligible Director may receive over his or her period of Board service.

2.  Each individual who commences service as an Eligible Director by reason of his or her election to the Board at an annual meeting of shareholders shall automatically be granted restricted stock units covering that number of shares of Common Stock (rounded up to the next whole share) determined by dividing the dollar sum of Three Hundred Thousand Dollars ($300,000) by the Fair Market Value per share of Common Stock on the date of such annual meeting.

3.  Each individual who is first elected or appointed as an Eligible Director at any time after the date of the 2008 Annual Meeting of Shareholders and other than as a result of his or her initial election to the Board at an annual meeting of shareholders, shall, on the date he or she commences Service as an Eligible Director, automatically be granted the following Award, provided such individual has not previously been in the employ of the Corporation (or any Parent or Subsidiary):

•	a restricted stock unit award covering that number of shares of Common Stock determined (i) first by multiplying the dollar sum of Three Hundred Thousand Dollars ($300,000) by a fraction the numerator of which is the number of months (including any partial month, expressed as a fraction) that will elapse between the date he or she commences Service as an Eligible Director and the first May 5th next succeeding such Service commencement date and the denominator of which is 12 months and (ii) then, by dividing the pro-rated dollar amount so calculated by the Fair Market Value per share on such commencement date.

B.  Vesting of Restricted Stock Units and Issuance of Shares.   Each restricted stock unit award shall vest in a series of one or more successive equal quarterly installments over the period measured from the date of such award and ending no later than the next succeeding 5th day of May. The quarterly vesting dates shall be the 5th day of February, May, August and November each year, with the first such quarterly vesting date to be at least thirty (30) days after the date of the award and the final vesting date to be the earlier of (i) the last quarterly vesting date determined for such award in accordance with the foregoing specified dates or (ii) the day immediately preceding the date of the first annual meeting of shareholders following the date of such award. The Board member shall not vest in any additional restricted stock units following his or her cessation of service as a Board member; provided, however, that each restricted stock unit award held by an Eligible Director under the Director Automatic Grant Program will immediately vest in full upon his or her cessation of Board service by reason of death or Permanent Disability. As the restricted stock units under the Director Automatic Grant Program vest in one or more installments, the shares of Common Stock underlying those vested units shall be promptly issued; provided, however, that the Compensation Committee may allow one or more Eligible Directors to defer, in accordance with the applicable deferral election requirements in effect under Code Section 409A and the Treasury Regulations issued thereunder, the issuance of the shares beyond the applicable vesting date to a designated date or until cessation of Board service or an earlier change in control event (as determined in accordance with such Treasury Regulations).

II.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A.  In the event of any Change in Control or Hostile Take-Over while the Eligible Director remains a Board member, the following provisions shall apply:

•	The shares of Common Stock that are at the time of such Change in Control or Hostile Take-Over subject to any outstanding restricted stock units awards made to such Director under the Director Automatic Grant Program shall, immediately prior to the effective date of the Change in Control or Hostile Take-Over, vest in full and be issued to such individual as soon as administratively practicable thereafter, but in no event later than fifteen (15) business days after the effective date of such transaction; provided, however, that should there be a deferral election in effect at that time for any Eligible Director, then the issuance of the vested shares (or any other securities or consideration in which those vested shares of Common Stock may have been converted in the Change in Control or Hostile Take-Over transaction) shall be issued or distributed solely in accordance with the permissible Code Section 409A payment date or event specified in that deferral election.

B.  The existence of outstanding Awards under the Director Automatic Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

III.  REMAINING TERMS

The remaining terms of each restricted stock unit award under the Director Automatic Grant Program shall be as set forth in the form restricted stock unit award agreement approved by the Compensation Committee to evidence the Awards made under this Article Four.

ARTICLE FIVE

MISCELLANEOUS

I.	TAX WITHHOLDING

A.  The Corporation’s obligation to deliver shares of Common Stock upon the issuance, exercise or vesting of Awards under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

B.  The Plan Administrator may, in its discretion, provide any or all Optionees or Participants to whom Awards are made under the Plan (other than the Awards made under the Director Automatic Grant Program) with the right to utilize either or both of the following methods to satisfy all or part of the Withholding Taxes to which those holders may become subject in connection with the issuance, exercise or vesting of those Awards.

Stock Withholding:  The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the issuance, exercise or vesting of those Awards a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the Optionee or Participant and make a cash payment equal to such Fair Market Value directly to the appropriate taxing authorities on such individual’s behalf. The shares of Common Stock so withheld shall not reduce the number of shares of Common Stock authorized for issuance under the Plan.

Stock Delivery:  The election to deliver to the Corporation, at the time the Award is issued, exercised or vests, one or more shares of Common Stock previously acquired by such the Optionee or Participant (other than in connection with the issuance, exercise or vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by such holder. The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.

II.	SHARE ESCROW/LEGENDS

Unvested shares issued under the Plan may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

III.  EFFECTIVE DATE AND TERM OF THE PLAN

A.  The Plan became effective immediately on the Original Effective Date. Awards may be granted under the Discretionary Grant Program, the Stock Issuance Program and the Director Automatic Grant Program at any time on or after the Original Effective Date.

B.  The Plan shall serve as the successor to the Predecessor Plans, and no further option grants or direct stock issuances shall be made under the Predecessor Plans after April 16, 1998. All options outstanding under the Predecessor Plans on April 16, 1998 were incorporated into the Plan at that time and are treated as outstanding options under the Plan. However, each outstanding option so incorporated shall continue to be governed solely by the terms of the documents evidencing such option, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such incorporated options with respect to their acquisition of shares of Common Stock.

C.  One or more provisions of the Plan, including (without limitation) the option/vesting acceleration provisions of Article Two relating to Changes in Control and Hostile Take-Overs, may, in the Plan Administrator’s discretion, be extended to one or more options incorporated from the Predecessor Plans that do not otherwise contain such provisions.

D.  The Plan was amended and restated by the Board on February 7, 2008 (the “February 2008 Restatement”), subject to shareholder approval at the 2008 Annual Meeting of Shareholders, to amend the provisions of the Director Automatic Grant Program, and was further amended and restated on March 12, 2008 to extend the term of the Plan and to revise the adjustments that may be made to certain performance criteria that may serve as vesting conditions for performance-based awards under the Stock Issuance Program (the “March 2008 Restatement” and together with the February 2008 Restatement, the “2008 Restatements”). The revisions to the Plan shall not become effective unless the shareholders approve the 2008 Restatements at the 2008 Annual Meeting of Shareholders. Should shareholder approval not be obtained at the 2008 Annual Meeting of Shareholders, the proposed revisions to the Director Automatic Grant Program, the extension of the term of the Plan and the revision to the performance criteria under the Stock Issuance Program will not be implemented. The Plan will, however, continue in effect, and Awards will continue to be made under the Plan until all the shares available for issuance under the Plan have been issued pursuant to Awards made under the Plan.

E.  The Plan shall terminate upon the earliest to occur of (i) March 12, 2018, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding Awards in connection with a Change in Control. Should the Plan terminate March 12, 2018, all Awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such Awards.

IV.	AMENDMENT OF THE PLAN

A.  The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to Awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, shareholder approval will be required for any amendment to the Plan that (i) materially increases the number of shares of Common Stock available for issuance under the Plan, (ii) materially expands the class of individuals eligible to receive option grants or other awards under the Plan, (iii) materially increases the benefits accruing to the Optionees and Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (iv) materially extends the term of the Plan or (v) expands the types of awards available for issuance under the Plan.

B.  Awards may be made under the Plan that involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those Awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased either by (1) the automatic annual share increase provisions of Section V.B. of Article One or (2) shareholder approval of an amendment of the Plan sufficiently increasing the share reserve. If shareholder approval is required and is not obtained within twelve (12) months after the date of the first such excess Award, then all Awards made on the basis of such excess shares shall terminate and cease to be outstanding.

V.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.	REGULATORY APPROVALS

A.  The implementation of the Plan, the grant of any Award and the issuance of shares of Common Stock in connection with the issuance, exercise or vesting of any Award made under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the Awards made under the Plan and the shares of Common Stock issuable pursuant to those Awards.

B.  No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange on which Common Stock is then listed for trading.

VII.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A.  Award shall mean any of the following stock or stock-based awards authorized for issuance or grant under the Plan: stock option, stock appreciation right, direct stock issuance, restricted stock or restricted stock unit award or other stock-based award.

B.  Board shall mean the Corporation’s Board of Directors.

C.  Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)  a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)  a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s shareholders.

D.  Code shall mean the Internal Revenue Code of 1986, as amended.

E.  Common Stock shall mean the Corporation’s Class A Common Stock.

F.  Corporation shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.

G.  Director Automatic Grant Program shall mean the director automatic grant program in effect under Article Four of the Plan for the Eligible Directors.

H.  Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

I.  Eligible Director shall mean a Board member who is not, at the time of such determination, an employee of the Corporation (or any Parent or Subsidiary) and who is accordingly eligible to participate in the Director Automatic Grant Program in accordance with the eligibility provisions of Articles One and Four.

J.  Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K.  Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

L.  Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)  If the Common Stock is at the time traded on the Nasdaq Global Select Marketsm (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the Nasdaq Global Select Market (or the Nasdaq Global Market) on the date in question, as such price is reported by The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)  If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M.  Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, bother-in-law or sister-in-law.

N.  Hostile Take-Over shall mean either of the following events effecting a change in control or ownership of the Corporation:

(i)  the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders that the Board does not recommend such shareholders to accept, or

(ii)  a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be composed of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

O.  Incentive Option shall mean an option that satisfies the requirements of Code Section 422.

P.  Involuntary Termination shall mean the termination of the Service of any individual that occurs by reason of:

(i)  such individual’s involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

(ii)  such individual’s voluntary resignation following (A) a change in his or her position with the Corporation that materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance-based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual’s consent.

Q.  Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

R.  1934 Act shall mean the Securities Exchange Act of 1934, as amended.

S.  Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

T.  Optionee shall mean any person to whom an option is granted under the Discretionary Grant or Director Automatic Grant Program.

U.  Original Effective Date shall mean February 3, 1998.

V.  Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

W.  Participant shall mean any person who is issued shares of Common Stock or restricted stock units or other stock-based awards under the Stock Issuance Program, and any person who is issued restricted stock units under the Director Automatic Grant Program.

X.  Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is both (i) expected to result in death or determined to be total and permanent by two (2) physicians selected by the Corporation or its insurers and acceptable to the Optionee or the Participant (or the Optionee’s or Participant’s legal representative), and (ii) to the extent the Optionee is eligible to participate in the Corporation’s long-term disability plan, entitles the Optionee or the Participant to the payment of long-term disability benefits from the Corporation’s long-term disability plan. The process for determining a Permanent Disability in accordance with the foregoing shall be completed no later than the later of (i) the close of the calendar year in which the Optionee’s or the Participant’s Service terminates by reason of the physical or mental impairment triggering the determination process or (ii) the fifteenth day of the third calendar month following such termination of Service. However, solely for purposes of the Director Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the Eligible Director to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

Y.  Plan shall mean the Corporation’s 1998 Stock Incentive Plan, as set forth in this document.

Z.  Plan Administrator shall mean the particular entity, whether the Primary Committee, the Board or a Secondary Committee, which is authorized to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons then subject to its jurisdiction.

AA.  Predecessor Plans shall collectively mean the Corporation’s 1994 Amended and Restated Stock Option Plan and the Special Stock Option Plan, as in effect immediately prior to the Original Effective Date hereunder.

BB.  Primary Committee shall mean the committee of two (2) or more Eligible Directors appointed by the Board to administer the Discretionary Grant and Stock Issuance Programs with respect to Section 16 Insiders.

CC.  Secondary Committee shall mean a committee of two or more Board members appointed by the Board to administer the Discretionary Grant and Stock Issuance Programs with respect to one or more classes of eligible persons other than Section 16 Insiders.

DD.  Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liability provisions of Section 16 of the 1934 Act.

EE.  Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, an Eligible Director or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the Award made to such person. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity.

FF.  Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

GG.  Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

HH.  Stock Issuance Program shall mean the stock issuance program in effect under Article Three of the Plan.

II.  Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

JJ.  10% Shareholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

KK.  Withholding Taxes shall mean the federal, state and local income and employment taxes to which the Optionee or Participant may become subject in connection with the issuance, exercise or vesting of the Award made to him or her under the Plan.

Appendix B

BROADCOM CORPORATION

1998 EMPLOYEE STOCK PURCHASE PLAN
(as Amended and Restated March 12, 2008)

I.	PURPOSE OF THE PLAN

This Employee Stock Purchase Plan is intended to promote the interests of Broadcom Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

All share numbers in this March 12, 2008 restatement have been adjusted to reflect all splits and dividends of the Corporation’s Common Stock subsequent to April 16, 1998, including the three-for-two split of the Common Stock that was effected on February 21, 2006 through the payment of one additional share of Common Stock for every two shares of Common Stock outstanding on February 6, 2006.

This March 12, 2008 restatement shall become effective upon approval of such restatement by the Corporation’s shareholders at the 2008 Annual Meeting of Shareholders. In the event such shareholder approval is not obtained, then the revisions to the Plan effected by the restatement shall have no force and effect; however, the 1998 Employee Stock Purchase Plan shall continue in effect in accordance with the terms and provisions of the plan in effect immediately prior to this restatement.

II.	ADMINISTRATION OF THE PLAN

The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.	STOCK SUBJECT TO PLAN

A.  The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. As of March 12, 2008, the maximum number of shares of Common Stock reserved for issuance over the term of the Plan was limited to 33,414,349 shares.

B.  The total number of shares of Common Stock available for issuance under the Plan and the International Plan shall automatically increase on the first trading day of January each calendar year during the remaining term of the Plan by an amount equal to one and one quarter percent (1.25%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock outstanding on the last trading day in December of the immediately preceding calendar year, but in no event shall any such annual increase exceed 10,000,000 shares.

C.  The shares of Common Stock reserved for issuance under the Plan shall also be used to provide the shares of Common Stock that become issuable under the International Plan. Accordingly, each share of Common Stock issued under the International Plan shall automatically reduce on a one-for-one basis the number of shares of Common Stock available for issuance under the Plan.

D.  Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made by the Plan Administrator to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan is to increase each calendar year pursuant to the provisions of Section III.B, (iii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iv) the maximum number and class of securities purchasable in total by all Participants under this Plan and the International Plan on any one Purchase Date and (v) the number and class of securities and the price per share in effect under each outstanding purchase right. The adjustments shall be made in such manner as the Plan Administrator deems appropriate to prevent the dilution or enlargement of benefits under the Plan and the outstanding purchase rights thereunder, and such adjustments shall be final, binding and conclusive.

IV.	OFFERING PERIODS

A.  Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

B.  The first offering period after December 20, 2006 shall commence on February 1, 2007, and shall end on the last business day in April 2009. Each subsequent offering period shall commence on the start date determined in advance by the Plan Administrator.

C.  Each offering period commencing after December 20, 2006 shall be of such duration as determined by the Plan Administrator prior to the start date of that offering, subject, however, to the following provisions:

(i)  Except as otherwise provided in Section IV.B above with respect to the first post-December 2006 offering period or in subparagraph (ii) below, no offering period shall exceed twenty-four (24) months in duration.

(ii)  Should the last scheduled Purchase Date in the offering period occur at a time when the Corporation cannot effect an issuance of Common Stock under the Plan in compliance with applicable securities laws, including (without limitation) the registration requirements of the 1933 Act, then the duration of that offering period shall automatically be extended until the earlier of (a) the first date on which such issuance of Common Stock can be effected in compliance with applicable securities laws, with such date to serve as the final Purchase Date for that offering period, or (b) the expiration of the twenty-seven (27)-month period measured from the start date of that offering period.

D.  Each offering period shall consist of a series of one or more successive Purchase Intervals. Purchase Intervals shall run from the first business day in May each year to the last business day in October of the same year and from the first business day in November each year to the last business day in April of the following year, except that the first Purchase Interval in effect under the first offering period beginning after December 20, 2006 commenced on February 1, 2007 and terminated on the last business day in April 2007.

E.  Should the Fair Market Value per share of Common Stock on any Purchase Date within an offering period be less than the Fair Market Value per share of Common Stock on the start date of that offering period, then that offering period shall automatically terminate immediately after the purchase of shares of Common Stock on such Purchase Date, and a new offering period shall commence on the next business day following such Purchase Date. The new offering period shall have a duration of twenty (24) months (subject to the extension provisions of Section IV.C (ii) above), unless a shorter duration is established by the Plan Administrator within five (5) business days following the start date of that offering period.

V.	ELIGIBILITY

A.  Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date or on any subsequent Quarterly Entry Date within that offering period, provided he or she remains an Eligible Employee.

B.  Each individual who first becomes an Eligible Employee after the start date of an offering period may enter that offering period on any subsequent Quarterly Entry Date within that offering period on which he or she is an Eligible Employee.

C.  Each corporation that becomes a Corporate Affiliate (other than a foreign subsidiary participating in the International Plan ) after March 12, 2008 shall automatically become a Participating Corporation effective as of the first Quarterly Entry Date coincident with or next following the date on which it becomes such an affiliate.

D.  The date an individual enters an offering period shall be designated his or her Entry Date for purposes of that offering period.

E.  To participate in the Plan for a particular offering period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization)

and file such forms with the Plan Administrator (or its designated representative) on or before his or her scheduled Entry Date.

VI.	PAYROLL DEDUCTIONS

A.  The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Cash Earnings paid to the Participant during each Purchase Interval within that offering period, up to a maximum of fifteen percent (15%). The deduction rate so authorized shall continue in effect throughout the offering period, except to the extent such rate is changed in accordance with the following guidelines:

(i)  The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction by filing the appropriate form with the Plan Administrator. The reduced rate shall become effective on the first pay day of the month following the month in which such form is filed, and there shall be no limit on the number of such reductions a Participant may effect during a Purchase Interval.

(ii)  The Participant may not increase the payroll deduction rate to be in effect for an offering period at any time after the start of that offering period. The Participant can only increase his or her rate of payroll deduction for a particular offering period by filing the appropriate form with the Plan Administrator prior to the start date of that offering period. The increased rate (which may not exceed the fifteen percent (15%) maximum) shall become effective with the start date of that offering period.

B.  Payroll deductions shall begin on the first pay day following the Participant’s Entry Date into the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

C.  Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.

D.  The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.

VII.	PURCHASE RIGHTS

A.  Grant of Purchase Right.  A Participant shall be granted a separate purchase right for each offering period in which he or she participates. The purchase right shall be granted on the Participant’s Entry Date into the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.  Exercise of the Purchase Right.  Each purchase right shall be automatically exercised in installments on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.

C.  Purchase Price.  The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date within the offering period shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Participant’s Entry Date into that offering period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.

D.  Number of Purchasable Shares.  The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the offering period shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 9,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan on any one Purchase Date in any offering period beginning on or after March 12, 2008 shall not exceed 3,000,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation’s capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants on each Purchase Date during that offering period.

E.  Excess Payroll Deductions.  To the extent payroll deductions cannot be applied to the purchase of whole shares of Common Stock on any Purchase Date, those payroll deductions shall be promptly refunded, unless the Plan Administrator determines that such deductions are to be applied to the purchase of fractional shares of Common Stock on each Purchase Date within the offering period. Any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on such Purchase Date shall be promptly refunded.

F.  Withdrawal from Plan/Termination of Purchase Right:  The following provisions shall govern the withdrawal or the termination of outstanding purchase rights:

(i)  A Participant may, at any time prior to the next scheduled Purchase Date in the offering period, withdraw from the Plan by filing the appropriate form with the Plan Administrator (or its designated representative), and no further payroll deductions shall be collected from the Participant with respect to the offering period in which such withdrawal occurs. Any payroll deductions collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant’s election, be promptly refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.

(ii)  To resume participation in the Plan, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before any subsequently scheduled Quarterly Entry Date.

(iii)  Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Purchase Interval in which the purchase right so terminates shall be promptly refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. If the Participant fails to make an election, as a default the Corporation will apply such funds to the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service (i) within ninety (90) days following the commencement of such leave or (ii) prior to the expiration of any longer period for which such Participant had reemployment rights with the Corporation provided by either statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable time period set forth in (i) or (ii) above shall be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before his or her scheduled Entry Date into the offering period.

G.  Change in Control.  Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Change in Control, by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the

Participant’s Entry Date into the offering period in which such Change in Control occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Change in Control. The applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants in this Plan and the International Plan.

The Corporation shall use its best efforts to provide at least ten (10)-days prior written notice of the occurrence of any Change in Control to all Participants, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.

H.  Proration of Purchase Rights.  Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the total number of shares then available for issuance under this Plan and the International Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.

I.  Assignability.  The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

J.  Shareholder Rights.  A Participant shall have no shareholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.	ACCRUAL LIMITATIONS

A.  No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

B.  For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:

(i)  The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.

(ii)  No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.

C.  If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.

D.  In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

IX.	EFFECTIVE DATE AND TERM OF THE PLAN

A.  The Plan was originally adopted by the Board on February 3, 1998 and became effective at the Effective Time. This amendment and restatement was adopted by the Board on March 12, 2008 and shall become effective upon approval thereof by the Corporation’s shareholders at the 2008 Annual Meeting of Shareholders. In no event, however, shall any payroll deductions be collected or purchase rights be exercised, and no shares of Common Stock shall be issued, pursuant to this March 12, 2008 restatement unless the Corporation is at the time in compliance with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on an appropriate and effective registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.

B.  Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in April 2018, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.

X.	AMENDMENT/TERMINATION OF THE PLAN

A.  The Board may alter, amend, suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.

B.  In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation’s shareholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) modify the eligibility requirements for participation in the Plan.

XI.	GENERAL PROVISIONS

A.  All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.

B.  Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.

C.  The provisions of the Plan shall be governed by the laws of the State of California without resort to that State’s conflict-of-laws rules.

D.  The Corporation and each Participating Corporation shall have the right to take whatever steps the Plan Administrator deems necessary or appropriate to comply with all applicable federal, state, local and employment tax withholding requirements, and the Corporation’s obligations to deliver shares under this Plan shall be conditioned upon compliance with all such withholding tax requirements. Without limiting the generality of the foregoing, the Corporation and each Participating Corporation shall have the right to withhold taxes from any other compensation or other amounts that it may owe to the Participant, or to require the Participant to pay to the Corporation or the Participating Corporation the amount of any taxes that the Corporation or the Participating Corporation may be required to withhold with respect to such shares. In this connection, the Plan Administrator may require the Participant to notify the Plan Administrator, the Corporation or a Participating Corporation before the Participant sells or otherwise disposes of any shares acquired under the Plan.

Schedule A

Corporations Participating in
Employee Stock Purchase Plan
As of March 12, 2008

Broadcom Corporation

Broadcom Asia Distribution Pte. Ltd.*

Broadcom Danmark ApS*

Broadcom SARL*

Broadcom Canada Ltd.*

Broadcom Communications Korea, Ltd.*

Broadcom Semiconductors Hellas S.A. (Greece)*

Broadcom India Research Private Limited*

Broadcom India Private Limited*

Broadcom Israel Ltd.*

Broadcom Israel Research Ltd.*

Broadcom Japan K.K.*

Broadcom Mexico, S de R.L. de C.V.*

Broadcom Netherlands B.V.*

Broadcom Singapore Pte. Ltd.*

Broadcom UK Ltd.*

Broadcom Europe Limited*

Serverworks Singapore Pte. Ltd.*

Broadcom Alberta ULC*

* Effective as of the start date of the first offering period implemented under the 2007 International Employee Stock Purchase Plan (“International Plan”), such companies shall cease to be Participating Corporations in this Plan and shall become participating corporations under the International Plan.

APPENDIX

The following definitions shall be in effect under the Plan:

A.  Board shall mean the Corporation’s Board of Directors.

B.  Cash Earnings shall mean the (i) base salary payable to a Participant by one or more Participating Companies during such individual’s period of participation in one or more offering periods under the Plan plus (ii) all overtime payments, bonuses, commissions, current profit-sharing distributions and other incentive-type payments received during such period. Such Cash Earnings shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Cash Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions deducted from such Cash Earnings) made by the Corporation or any Corporate Affiliate on the Participant’s behalf to any employee benefit or welfare plan now or hereafter established.

C.  Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i)  a shareholder-approved merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

(ii)  a shareholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation, or

(iii)  the acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s shareholders or pursuant to a private transaction or series of transactions with one or more of the Corporation’s shareholders.

D.  Code shall mean the Internal Revenue Code of 1986, as amended.

E.  Common Stock shall mean the Corporation’s Class A common stock.

F.  Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.

G.  Corporation shall mean Broadcom Corporation, a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Broadcom Corporation that shall by appropriate action adopt the Plan.

H.  Effective Time shall mean the time at which the Underwriting Agreement was executed and the Common Stock priced for the initial public offering.

I.  Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).

J.  Entry Date shall mean the date an Eligible Employee first commences participation in the offering period in effect under the Plan. The earliest Entry Date under the Plan shall be the Effective Time.

K.  Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i)  If the Common Stock is at the time traded on the Nasdaq Global Select Market (or the Nasdaq Global Market), then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the Nasdaq Global Select Market (or the Nasdaq Global Market) on the date in question, as such price is reported by The Wall Street Journal. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii)  If the Common Stock is at the time listed on any other Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular trading hours (i.e. before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L.  International Plan shall mean the Broadcom Corporation 2007 International Employee Stock Purchase Plan.

M.  1933 Act shall mean the Securities Act of 1933, as amended.

N.  Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

O.  Participating Corporation shall mean the Corporation and its Corporate Affiliates. The Participating Corporations in the Plan as of March 12, 2008 are listed in attached Schedule A.

P.  Plan shall mean the Corporation’s 1998 Employee Stock Purchase Plan, as set forth in this document.

Q.  Plan Administrator shall mean the committee of two (2) or more Board members appointed by the Board to administer the Plan.

R.  Purchase Date shall mean the last business day of each Purchase Interval.

S.  Purchase Interval shall mean each successive six (6)-month period within the offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant, except that the first Purchase Interval under the first offering period beginning after December 20, 2006 commenced on February 1, 2007 and terminated on the last business day in April 2007.

T.  Quarterly Entry Date shall mean the first business day in February, May, August and November each year on which an Eligible Employee may first enter an offering period.

U.  Stock Exchange shall mean the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the New York Stock Exchange.

V.  Underwriting Agreement shall mean the agreement between the Corporation and the underwriter or underwriters managing the initial public offering of the Common Stock.

BROADCOM CORPORATION
CLASS A COMMON STOCK

PROXY FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
JUNE 19, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held June 19, 2008 and the proxy statement, and appoints Eric K. Brandt and Vahid Manian, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class A common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, June 19, 2008 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617-3038

VOTE OVER THE INTERNET: www.proxyvote.com
To use the Internet to transmit your voting instructions, go to the website address shown above and have your proxy card in hand. Follow the instructions to create and submit electronic voting instructions.
ELECTRONIC ACCESS TO FUTURE SHAREHOLDER COMMUNICATIONS
You can access future Broadcom annual reports and proxy statements over the Internet through Broadcom’s online delivery service. By using this service, you will help Broadcom reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which you can access these materials. To enroll in the online program, please follow the instruction above to vote over the Internet and, when prompted, indicate that you agree to access shareholder communications electronically in future years.
VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the directions given.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Broadcom Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.
The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on June 18, 2008. If you vote over the Internet or by telephone, you DO NOT need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BROADCOM CORPORATION

1.	To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:		For All	Withhold For All	For All Except

Director Nominees:
01.	George L. Farinsky	05. Alan E. Ross	☐	☐	☐
02.	Nancy H. Handel	06. Henry Samueli, Ph.D.
03.	John E. Major	07. Robert E. Switz
04.	Scott A. McGregor
To withhold authority to vote for any individual nominee while voting for other nominees, mark “For All Except” and write the name(s) of the nominee(s) for whom authority is withheld:

		For	Against	Abstain
2.	To approve an amendment and restatement of Broadcom’s 1998 Stock Incentive Plan, as previously amended and restated, that would (i) revise the automatic equity grant program for new and continuing non-employee directors, (ii) extend the term of the plan through March 12, 2018, (iii) revise the adjustments that may be made to certain performance criteria that may serve as the vesting conditions for performance-based awards made under the plan, and (iv) effect various technical revisions and improvements.	☐	☐	☐

3.	To approve an amendment and restatement of Broadcom’s 1998 Employee Stock Purchase Plan, as previously amended and restated, that would (i) extend the term of the plan through April 30, 2018, (ii) revise the automatic share increase provision of the plan so that the number of shares of Class A common stock that will be automatically added to the share reserve on the first trading day of January each calendar year will increase from 1.00% to 1.25% of the total number of shares of Class A and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, and (iii) effect various technical revisions and improvements.	☐	☐	☐

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

5.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposals 2, 3 and 4. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposals 2, 3 and 4.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BROADCOM CORPORATION
CLASS B COMMON STOCK

PROXY FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
JUNE 19, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF BROADCOM CORPORATION
The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held June 19, 2008 and the proxy statement, and appoints Eric K. Brandt and Vahid Manian, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Class B common stock of Broadcom Corporation (the “Company”) that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting, to be held at Broadcom’s corporate headquarters, 5300 California Avenue, Irvine, California, June 19, 2008 at 10:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
THANK YOU FOR VOTING

5300 CALIFORNIA AVENUE
IRVINE, CALIFORNIA 92617-3038

VOTE OVER THE INTERNET: www.proxyvote.com
To use the Internet to transmit your voting instructions, go to the website address shown above and have your proxy card in hand. Follow the instructions to create and submit electronic voting instructions.
ELECTRONIC ACCESS TO FUTURE SHAREHOLDER COMMUNICATIONS
You can access future Broadcom annual reports and proxy statements over the Internet through Broadcom’s online delivery service. By using this service, you will help Broadcom reduce the environmental impact and costs of printing and distributing paper copies and improve the speed and efficiency by which you can access these materials. To enroll in the online program, please follow the instruction above to vote over the Internet and, when prompted, indicate that you agree to access shareholder communications electronically in future years.
VOTE BY TELEPHONE: +1.800.690.6903
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and follow the directions given.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope or return it to Broadcom Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Please mail early to ensure that your proxy card is received prior to the Annual Meeting.
The Internet and telephone voting facilities will close at 11:59 P.M. Eastern Time on June 18, 2008. If you vote over the Internet or by telephone, you DO NOT need to return your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒ BRODC1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
BROADCOM CORPORATION

1.	To elect the following persons to serve on the Company’s Board of Directors until the next annual meeting of shareholders and/or until their successors are duly elected and qualified:		For All	Withhold For All	For All Except

Director Nominees:
01.	George L. Farinsky	05. Alan E. Ross	☐	☐	☐
02.	Nancy H. Handel	06. Henry Samueli, Ph.D.
03.	John E. Major	07. Robert E. Switz
04.	Scott A. McGregor
To withhold authority to vote for any individual nominee while voting for other nominees, mark “For All Except” and write the name(s) of the nominee(s) for whom authority is withheld:

		For	Against	Abstain
2.	To approve an amendment and restatement of Broadcom’s 1998 Stock Incentive Plan, as previously amended and restated, that would (i) revise the automatic equity grant program for new and continuing non-employee directors, (ii) extend the term of the plan through March 12, 2018, (iii) revise the adjustments that may be made to certain performance criteria that may serve as the vesting conditions for performance-based awards made under the plan, and (iv) effect various technical revisions and improvements.	☐	☐	☐

3.	To approve an amendment and restatement of Broadcom’s 1998 Employee Stock Purchase Plan, as previously amended and restated, that would (i) extend the term of the plan through April 30, 2018, (ii) revise the automatic share increase provision of the plan so that the number of shares of Class A common stock that will be automatically added to the share reserve on the first trading day of January each calendar year will increase from 1.00% to 1.25% of the total number of shares of Class A and Class B common stock outstanding on the last trading day of the immediately preceding calendar year, and (iii) effect various technical revisions and improvements.	☐	☐	☐

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008.	☐	☐	☐

5.	In accordance with the discretion of the proxy holders, to transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors recommends a vote FOR the nominees listed above and a vote FOR proposals 2, 3 and 4. This proxy, when properly executed, will be voted as specified above. If no specification is made, this proxy will be voted FOR the election of the nominees listed above and FOR proposals 2, 3 and 4.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date